Exhibit 10.25

LOAN AGREEMENT

Dated as of December 19, 2014

Between

TCOLV PROPCO LLC, NEVADA PROPERTY 1 LLC, NEVADA RESTAURANT

VENTURE 1 LLC and NEVADA RETAIL VENTURE 1 LLC,

each, a Delaware limited liability company,

collectively, as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Lender

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Section 2.8	Extension of the Maturity Date	75

ARTICLE III – CONDITIONS PRECEDENT		76
Section 3.1	Conditions Precedent to Closing	76

ARTICLE IV – REPRESENTATIONS AND WARRANTIES		76
Section 4.1	Borrower Representations	76
4.1.1	Organization	76
4.1.2	Proceedings	77
4.1.3	No Conflicts	77
4.1.4	Litigation	77
4.1.5	Agreements	77
4.1.6	Title	78
4.1.7	Solvency	79
4.1.8	Full and Accurate Disclosure	79
4.1.9	No Plan Assets	79
4.1.10	Compliance	80
4.1.11	Financial Information	80
4.1.12	Condemnation	81
4.1.13	Federal Reserve Regulations	81
4.1.14	Utilities and Public Access	81
4.1.15	Not a Foreign Person	81
4.1.16	Separate Lots	82
4.1.17	Assessments	82
4.1.18	Enforceability	82
4.1.19	No Prior Assignment	82
4.1.20	Insurance	82
4.1.21	Use of Property	82
4.1.22	Certificate of Occupancy; Licenses	82
4.1.23	Flood Zone	83
4.1.24	Physical Condition	83
4.1.25	Boundaries	83
4.1.26	Leases	83
4.1.27	Survey	84
4.1.28	Inventory	84
4.1.29	Filing and Recording Taxes	84
4.1.30	Special Purpose Entity/Separateness	85
4.1.31	Marriott License Agreement	88
4.1.32	Illegal Activity	89
4.1.33	No Change in Facts or Circumstances; Disclosure	89
4.1.34	Investment Company Act	89
4.1.35	Embargoed Person	89
4.1.36	Principal Place of Business; State of Organization	90
4.1.37	Environmental Representations and Warranties	90
4.1.38	Cash Management Account	90
4.1.39	Gaming Licenses and Operating Permits	91
4.1.40	Taxes	93

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4.1.41	Labor	93
4.1.42	Restaurant Management Agreements	94
4.1.43	Operating Lease	94
4.1.44	Intellectual Property	94
4.1.45	Operation of the Property	95
4.1.46	Intellectual Property Title and Lien	95
4.1.47	Condominium	96
4.1.48	Declaration	96
4.1.49	REOA	97
Section 4.2	Survival of Representations	97

ARTICLE V – BORROWER COVENANTS		98
Section 5.1	Affirmative Covenants	98
5.1.1	Existence; Compliance with Legal Requirements	98
5.1.2	Taxes and Other Charges	99
5.1.3	Litigation	100
5.1.4	Access to Property	100
5.1.5	Notice of Default	100
5.1.6	Cooperate in Legal Proceedings	100
5.1.7	Perform Loan Documents	100
5.1.8	Award and Insurance Benefits	100
5.1.9	Further Assurances	100
5.1.10	Principal Place of Business, State of Organization	101
5.1.11	Financial Reporting	102
5.1.12	Business and Operations	105
5.1.13	Title to the Property	105
5.1.14	Costs of Enforcement	105
5.1.15	Estoppel Statement	106
5.1.16	Loan Proceeds	106
5.1.17	Restaurant Management Agreements	106
5.1.18	Confirmation of Representations	106
5.1.19	Environmental Covenants	107
5.1.20	Leasing Matters	108
5.1.21	Alterations	111
5.1.22	Operation of Property	112
5.1.23	Embargoed Person	116
5.1.24	Operating Lease	116
5.1.25	IP Owner Activities	116
5.1.26	Reserved	117
5.1.27	Property Agreements	117
5.1.28	Special Purpose Entity Covenants	118
5.1.29	Taxes	119
5.1.30	Performance by Borrower	119
5.1.31	O&M Program	119
5.1.32	Payment of Obligations	119
5.1.33	No Joint Assessment	120
5.1.34	Declaration	120

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5.1.35	REOA	121
5.1.36	Condominium	122
5.1.37	ERISA	124
5.1.38	Multiemployer Plan Statements	125
Section 5.2	Negative Covenants	125
5.2.1	Operation of Property	126
5.2.2	Liens	127
5.2.3	Dissolution	127
5.2.4	Change In Business	127
5.2.5	Debt Cancellation	127
5.2.6	Zoning	128
5.2.7	No Joint Assessment	128
5.2.8	Intentionally Omitted	128
5.2.9	ERISA	128
5.2.10	Transfers	128
5.2.11	Operating Lease	134
5.2.12	License Agreement	135
5.2.13	Casino Agreements	135
5.2.14	Condominium Documents	136
5.2.15	REOA	136

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		137
Section 6.1	Insurance	137
Section 6.2	Casualty	141
Section 6.3	Condemnation	142
Section 6.4	Restoration	143

ARTICLE VII – RESERVE FUNDS		147
Section 7.1	Required Repairs	147
7.1.1	Deposits	147
Section 7.2	Tax and Insurance Escrow Fund	147
Section 7.3	Replacements and Replacement Reserve	148
7.3.1	Replacement Reserve Fund	148
7.3.2	Disbursements from Replacement Reserve Account	149
7.3.3	Performance of Replacements	149
7.3.4	Failure to Make Replacements	152
7.3.5	Balance in the Replacement Reserve Account	152
Section 7.4	Intentionally Omitted	152
Section 7.5	Intentionally Omitted	152
Section 7.6	Excess Cash Flow Reserve Fund	152
7.6.1	Deposits to the Excess Cash Flow Reserve Account	152
7.6.2	Release of Excess Cash Flow Reserve Funds	152
Section 7.7	Reserve Funds, Generally	153

ARTICLE VIII – DEFAULTS		155
Section 8.1	Event of Default	155
Section 8.2	Remedies	159

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-v-

SCHEDULES

Schedule 1.1	–	Qualified Managers

Schedule 1.2	–	Qualified Casino Operators

Schedule 1.3	–	REOAs

Schedule 1.4	–	Condominium Documents

Schedule 1.5	–	Restaurant SNDAs

Schedule 1.6	–	Reserved

Schedule 1.7	–	Restaurant Leases

Schedule 1.8	–	Restaurant Managers

Schedule 1.9	–	Restaurant Management Agreement

Schedule 1.10	–	Qualified Licensors

Schedule 2.5.3	–	Outparcel Release Amounts

Schedule 2.6.2	–	Casino Accounts

Schedule 4.1.1	–	Organizational Chart of Borrower

Schedule 4.1.4	–	Litigation

Schedule 4.1.10	–	Compliance

Schedule 4.1.24	–	Physical Condition

Schedule 4.1.26	–	Leases

Schedule 4.1.36	–	Organizational ID Numbers

Schedule 4.1.39	–	Gaming License

Schedule 4.1.41	–	Labor

Schedule 4.1.41-A	–	CBAs or Union Contracts

Schedule 4.1.44	–	IP Schedule

Schedule 5.1.20(f)	–	Contemplated Lease

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Schedule 5.1.21	–	Pre-Approved Alterations

Schedule 5.1.32(a)	–	Exit Award Agreements

Schedule 5.1.32(b)	–	Retention Award Agreements

Schedule 8.1(a)(xi)	–	Material IP License

Exhibit A	–	Outparcels

Exhibit B	–	Tax Compliance Certificates

Exhibit C	–	Debt Yield Calculation

Exhibit D	–	Form of Resignation of Condominium Board

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 19, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and/or assigns, “Lender”), and TCOLV PROPCO LLC (“Propco Borrower”), NEVADA PROPERTY 1 LLC (“Operating Borrower”), NEVADA RESTAURANT VENTURE 1 LLC (“Restaurant Borrower”) and NEVADA RETAIL VENTURE 1 LLC (“Retail Borrower”), each having its principal place of business at 3708 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (each, an “Individual Borrower” and collectively, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A+” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P, (ii) if any of the Securities or any class thereof in any Securitization are rated by Moody’s, (x) a long-term unsecured debt rating of not less than “A2” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s, and (iii) if any of the Securities or any class thereof in any Securitization are rated by Fitch, a long-term unsecured debt rating of at least “A” by Fitch (and not on Rating Watch Negative) and a short-term unsecured debt rating of at least “F1” by Fitch (and not on Rating Watch Negative), or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

“Additional Interest” shall have the meaning set forth in Section 2.4.1 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower or Guarantor has, directly or indirectly, more than twenty percent (20%) of the legal, beneficial or economic interest therein.

“Agent” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21 hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by or on behalf of Borrower in accordance with Section 5.1.11(e) hereof for the applicable Fiscal Year or other period.

“Applicable Similar Law” shall have the meaning set forth in Section 5.2.9(c) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally-recognized statistical rating agency, in each case, which has been approved by Lender and designated by Lender to assign a rating to the Securities and which has assigned a rating to the Securities.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of License Agreement” shall mean, that certain comfort letter, dated as of the date hereof, among Lender, Borrower and Marriott, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, each Assignment of Management Agreement, Subordination of Management Agreement and Non-Disturbance and Attornment Agreement, entered into on or after the Closing Date among Lender, Borrower, Mezzanine Lender, Mezzanine Borrower and the applicable Restaurant Manager set forth on Schedule 1.5, attached hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority to Borrower or any of its Affiliates in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property other than at the request of Lender; (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Transfer Restriction Agreement” shall mean collectively, (i) that certain transfer restriction agreement with respect to the Class A membership interests in Operating Borrower between Voteco and Mezzanine A Operating Borrower, to be entered into after the date hereof upon receipt of all required approvals by applicable Gaming Authorities, (ii) that certain transfer restriction agreement with respect to direct or indirect the Class A membership interests in Operating Borrower between Voteco or the sole equity member of Voteco (owning 100% of the voting interests in Voteco) and Mezzanine B Operating Borrower, to be entered into after the date hereof upon receipt of all required approvals by applicable Gaming Authorities and (iii) any replacement transfer restriction agreement entered into between a Mezzanine Borrower and an indirect owner of the voting membership interests in Voteco in accordance with the terms hereunder.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“BREP” shall mean the Guarantor and any other parallel partnerships and alternative investment vehicles comprising the real estate fund commonly known as Blackstone Real Estate Partners VII L.P.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of (a) national banks in New York, New York, or (b) the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or (c) the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or (d) the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Calculation Date” shall mean the last day of each calendar quarter during the Term and any day on which there is a prepayment of any portion of the outstanding principal amount of the Loan pursuant to Section 2.4.1 hereof.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs and replacements).

“Cash Management Account” shall have the meaning set forth in Section 2.6.3 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Mezzanine Borrower, Lender, Mezzanine Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Trap Event” shall mean the occurrence of any one or more of the following events: (a) an Event of Default; (b) a Mezzanine Loan Default; (c) a Debt Yield Trigger Event; (d) a foreclosure, transfer-in-lieu of foreclosure or other remedial action by Mezzanine Lender following a Mezzanine Loan Default (a “Mezzanine Foreclosure Event”) or (e) a Gaming Proceeding Default (except if such Gaming Proceeding Default is with respect to an individual Person and the Gaming License that is the subject of such Gaming License Default or Gaming Proceeding Default shall not be required under Legal Requirements for the operation of the Casino Component in the usual course of business and in substantially the same manner and standard as was operated prior to such action).

“Cash Trap Event Cure” shall mean (a) no Event of Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of an Event of Default, Lender (in its sole and absolute discretion) shall have accepted a cure by Borrower of such Event of Default, (b) no Mezzanine Loan Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of a Mezzanine Loan Default, the applicable Mezzanine Lender shall have accepted a cure by the applicable Mezzanine Borrower of such Mezzanine Loan Default or otherwise waived such Mezzanine Loan Default and shall not have otherwise accelerated the Mezzanine Loan, moved for a receiver or commenced foreclosure proceedings, (c) in the event that the related Cash Trap Event occurred as a result of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure, (d) in the event that the related Cash Trap Event occurred as a result of a Mezzanine Foreclosure Event, Mezzanine Lender or its designee shall enter into a replacement operating lease with respect to the Property in accordance with the terms hereunder and (e) in the event that the related Cash Trap Event occurred as a result of a Gaming Proceeding Default, Borrower (1) causes the proceeding which is the subject of the Gaming Proceeding Default to be terminated, (2) the proceeding concludes without the occurrence of a Gaming License Default, or (3) enters into a Casino Management Agreement (or replacement Casino Management Agreement) with a Casino Operator in accordance with the terms of Section 5.1.27(a) hereof.

“Cash Trap Period” shall mean the period commencing on the occurrence of a Cash Trap Event and continuing until the date of a Cash Trap Event Cure.

“Casino Accounts” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Casino Bank” shall mean the clearing bank which establishes, maintains and holds the Casino Account, which shall be an Eligible Institution.

“Casino Agreement” shall have the meaning set forth in Section 5.1.27(a) hereof.

“Casino Components” shall mean, collectively, those portions of the Property devoted to the operation of casino gaming operations, including (without limitation) those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws.

“Casino Custodial Funds” means the following funds collected by Operating Borrower on a third party’s behalf that must be paid or remitted to a third party: (i) tokes, tips, gratuities or service charges with respect to entertainment, gaming, food, beverage or other guest services owed to employees working at the Casino Components of the Property; (ii) deposits from gaming customers (including front money), and (iii) Casino Taxes.

“Casino Management Agreement” shall have the meaning set forth in Section 5.1.27(a) hereof.

“Casino Operating Balance” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Casino Operating Lease” shall have the meaning set forth in Section 5.1.27(a) hereof.

“Casino Operator” shall mean, (i) a Qualified Casino Operator or (ii) a third party casino operator who holds all necessary approvals, consents and licenses required to operate the Casino Component of the Property under all applicable Legal Requirements, who is operating the Casino Component of the Property in accordance with the terms and provisions of this Agreement pursuant to a Casino Agreement.

“Casino Purposes” shall mean the payment of the costs and expenses of Operating Borrower in connection with the gaming operations of the Casino Component, with respect to: (i) the payment of Casino Taxes, (ii) the return or payment of Casino Custodial Funds, (iii) the payment of gaming checks, marker checks, cash vault activity, (iv) the payment of winnings to gaming customers, and (v) other similar costs and expenses of Operating Borrower in connection with the gaming operations of the Casino Component.

“Casino Rents” shall mean those Rents which constitute income and proceeds from all casino and other gaming operations at the Property, including, without limitation, blackjack, dice, other table games, baccarat, keno operation, slot machines and other mechanical or computerized gaming devices.

“Casino Taxes” shall mean all taxes that are collected by Operating Borrower (or a Manager on behalf of Borrower) that are required to be paid to a federal, state or local taxing authority relating to gaming operations and the Casino Components, including without limitation, (x) withholding taxes relating to winnings of gaming customers, (y) Nevada live entertainment taxes and (z) gaming taxes.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Threshold Amount” shall mean Twenty -Five Million and No/100 Dollars ($25,000,000.00).

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(ii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, (e) the death or incapacity of such Independent Director or (e) any other reason for which the prior written consent of Lender shall have been obtained.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, whether now or hereafter acquired, (a) the Property, (b) the IP Collateral and (c) any other asset or property subject to the Lien of the Mortgage.

“Collective Bargaining Agreement” shall mean, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property that may be entered into after the date hereof by any Individual Borrower, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Component” shall mean, individually, any one of Component A-1, Component A-2, Component A-3, Component A-4 and Component A-5 and “Components” shall mean, collectively, Component A-1, Component A-2, Component A-3, Component A-4, Component A-5 and Component A-6.

“Component A-1” shall mean the component of the Loan designated as “A-1” in Section 2.1.2 hereof.

“Component A-2” shall mean the component of the Loan designated as “A-2” in Section 2.1.2 hereof.

“Component A-3” shall mean the component of the Loan designated as “A-3” in Section 2.1.2 hereof.

“Component A-4” shall mean the component of the Loan designated as “A-4” in Section 2.1.2 hereof.

“Component A-5” shall mean the component of the Loan designated as “A-5” in Section 2.1.2 hereof.

“Component A-6” shall mean the component of the Loan designated as “A-5” in Section 2.1.2 hereof.

“Concentration Account” shall have the meaning set forth in Section 2.6.1(a)(ii).

“Concentration Agreement” shall mean that certain Deposit Account Control Agreement (Account Restricted After Notice) dated the date hereof among Operating Borrower, Lender and Concentration Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Concentration Account.

“Concentration Bank” shall mean the clearing bank which establishes, maintains and holds the Concentration Account, which shall be an Eligible Institution.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Condominium” shall mean the condominium regime established with respect to the Property pursuant to its respective Condominium Documents.

“Condominium Board” shall mean, with respect to any Condominium, the board of directors of the applicable condominium association or governing body.

“Condominium Documents” shall mean the Declarations and all other documentation governing the condominium regimes constituting the Condominium as described on Schedule 1.4 hereto.

“Condominium Law” shall mean all applicable local, state and federal laws, rules and regulations which effect the establishment and maintenance of condominiums or condominium hotels in the applicable State where the Condominiums are located.

“Condominium Unit” shall mean each individual condominium unit on the Land (as defined in the Mortgage) and in the Improvements created by submission of the Property to the provisions of the Condominium Laws in accordance with the Condominium Documents.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.

“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contribution Agreement” shall mean that certain Contribution Agreement among the Individual Borrowers dated as of the date hereof, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Custodial Funds” means the following funds collected by Borrower on a third party’s behalf that must be paid or remitted to a third party and so are not properly considered “revenue” of Borrower: (i) tips, gratuities or service charges with respect to food, beverage, banquet or other guest services paid or received via credit card and owed to employees working at the Property; (ii) payments or fees received from or on behalf of hotel guests and patrons and paid or reimbursed to tenants or other vendors or service providers of the hotels and (iii) amounts paid out to hotel guests or patrons for checks cashed per diem expense allowances paid.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment and/or Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for the immediately preceding twelve (12) full calendar month period as set forth in the statements required hereunder and including, for purposes of determining Gross Income from Operations, payments made to Borrower pursuant to the Interest Rate Cap Agreement and any Mezzanine Borrower pursuant to any “Mezzanine Interest Rate Cap Agreement”), without deduction for (i) any management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) Replacement Reserve Fund contributions equal to (1) four percent (4%) of Gross Income from Operations from guest rooms and Food and Beverage Operations and (2) one half of one percent (0.5%) of all other Gross Income from Operations (other than non-recurring items) and (B) actual corporate expenses incurred by the Borrower or any Mezzanine Borrower (but excluding any non-recurring expenses).

(b) the denominator is the aggregate amount of (i) Debt Service for each of the Components of the Loan and (ii) Mezzanine Debt Service for such period.

“Debt Yield” shall mean, for any date of determination, the percentage obtained by dividing:

(a) the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for the immediately preceding twelve (12) full calendar month period as set forth in the statements required hereunder, including, for purposes of calculating the Operating Expense component of Net Operating Income, Replacement Reserve Fund contributions equal (1) to four percent (4%) of Gross Income from Operations from guest rooms and Food and Beverage Operations and one half of one percent (0.5%) of all other Gross Income from Operations (other than non-recurring items); by

(b) the sum of the outstanding principal balances of (i) all Components of the Loan and (ii) the Mezzanine Loans on the date of determination.

For reference purposes, a sample calculation of the Debt Yield is attached as Exhibit C hereto.

“Debt Yield Cure” shall mean (a) no Event of Default or Mezzanine Loan Default shall be continuing and (b) the achievement of a Debt Yield equal to or exceeding the Required Debt Yield for the two (2) consecutive calendar quarters immediately preceding the Calculation Date based upon the trailing twelve (12) month period immediately preceding such Calculation Date (which Required Debt Yield may be achieved, at Borrower’s sole discretion, by making voluntary prepayments in accordance with the terms of this Agreement in amounts necessary to achieve a Debt Yield equal to or exceeding the Required Debt Yield; provided that in the event the Required Debt Yield is achieved by such a prepayment, the Debt Yield Trigger Period shall terminate upon such prepayment); provided, that any such prepayment made by Borrower, Mezzanine A Borrower or Mezzanine B Borrower is applied pro rata among the Loan, the Mezzanine A Loan and the Mezzanine B Loan.

“Debt Yield Trigger Event” shall mean a Debt Yield, as determined by Lender, of less than the Required Debt Yield on any Calculation Date for the two consecutive calendar quarters immediately preceding the Calculation Date, based upon the trailing twelve (12) month period immediately preceding such Calculation Date.

“Debt Yield Trigger Period” shall mean the period commencing on the occurrence of a Debt Yield Trigger Event and continuing until the occurrence of a Debt Yield Cure.

“Declaration” shall mean, collectively, (i) that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas West Tower, by Operating Borrower, dated January 10, 2011, as assigned pursuant to that certain Assignment and Assumption of Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas West Tower, by and among Operating Borrower, as assignor, and Propco Borrower, as assignee, and (ii) that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas East Tower, by Operating Borrower, dated January 10, 2011, as assigned pursuant to that certain Assignment and Assumption of Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas East Tower, by and among Operating Borrower, as assignor, and Propco Borrower, as assignee, as each of the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Deductible Guaranty” means a guarantee by Guarantor of the Guarantor Excess Deductible Obligations.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate otherwise applicable to each Component.

“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.

“Disclosure Document” shall mean a prospectus, prospectus supplement (including any amendment or supplement to either thereof), private placement memorandum, or similar offering memorandum, offering circular, structural and collateral term sheet, in each case in preliminary or final form and including all exhibits and annexes thereto, used in connection with a Securitization.

“Discounted Payoff” shall have the meaning set forth in Section 10.26 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (i) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P, “Aa3” by Moody’s and “A+” by Fitch) or (ii) Wells Fargo Bank, National Association, provided, that with respect to (ii) above, the ratings by each Approved Rating Agency for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings in effect on the Closing Date.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Employee Data” shall have the meaning set forth in Section 5.1.22(i) hereof.

“Employee Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code and maintained and/or contributed to by Borrower or any of its ERISA Affiliates (or that was maintained and/or contributed to by any such Person at any time during the six (6) calendar years preceding the date of any borrowing hereunder).

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with environmental permits or other environmental authorization for lawful activity; (d) relating to nuisance, trespass or other causes of action related to the Property; (e) relating to wrongful death, personal injury resulting from environmental conditions or exposure to Hazardous Substances, or (f) property or other damage in connection with any environmental condition or use of Hazardous Substances at the Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“Equipment” shall mean any equipment now owned or hereafter acquired by Borrower, which is used at or in connection with the Improvements or the Property or is located thereon or therein, including (without limitation) all Gaming Equipment, machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s or Guarantor’s controlled group, under common control with the Borrower or Guarantor within the meaning of Section 414 of the Code.

“ERISA Event” shall mean (a) the occurrence with respect to an Employee Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”) or regulation; (b) the application for a minimum funding waiver with respect to an Employee Plan; (c) the termination of an Employee Plan, pursuant to Section 4041(a)(2) of ERISA; (d) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any of its ERISA Affiliates for failure to make a required payment to an Employee Plan are satisfied; (e) the termination of an Employee Plan by the PBGC pursuant to Section 4042 of ERISA, or the appointment of a trustee to administer, an

Employee Plan; (f) any failure by any Employee Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (g) the determination that any Employee Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (h) the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (i) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Employee Plan.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall mean all remaining amounts on deposit in the Cash Management Account after the payment or disbursement of all escrows, reserves, approved Operating Expenses, Debt Service, Mezzanine Debt Service, and other amounts permitted to be paid in accordance with the Loan Documents and the Mezzanine Loan Documents.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6.1 hereof.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4(b)(vii).

“Exchange Act” shall have the meaning set forth in Section 9.1.1(h) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a securitization.

“Excluded Entity” shall mean (i) BREP, (ii) any Public Vehicle, (iii) Prospect Hotel Advisors, L.L.C. and certain employees of Borrower or Affiliates of Borrower; provided, that with respect to clause (iii), it owns a direct or indirect interest equity in Borrower and such interest is less than three percent (3%) of the direct or indirect equity interests in Borrower and (iv) any direct or indirect legal or beneficial owner of BREP, a Public Vehicle or the Persons referenced in clause (iii) (to the extent clause (iii) is satisfied), including, without limitation, any shareholder, partner, member and/or non-member manager of the foregoing.

“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to a Lender or Agent: (a) Section 2.7 Taxes imposed on (or measured by) net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Section 2.7 Taxes resulting from any law in effect on the date such Lender acquires an interest in a Loan or commitment pursuant to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such Section 2.7 Taxes pursuant to Section 2.7, (c) any Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e), and (d) any Section 2.7 Taxes imposed under FATCA.

“Executive Personnel” shall have the meaning set forth in Section 5.1.22(i) hereof.

“Exit Award Agreements” shall mean those certain agreements set forth on Schedule 5.1.32(a) attached hereto, as amended, modified or supplemented.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Face Amount” shall mean the actual principal amount of the related Mezzanine Loan that is being retired pursuant to a Discounted Payoff.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations issued thereunder or official interpretations thereof and any intergovernmental agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States in connection with the implementation of such Sections of the Code (or any such amended or successor version therein).

“FF&E” shall mean, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, gaming equipment and other casino equipment and all other customary hotel and casino resort equipment and other tangible property owned by Borrower, or in which Borrower or has or shall have an interest, now or hereafter located at the Property and useable in connection with the present or future operation and occupancy of the Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms, or (b) items owned by tenants, guests or by third party operators.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the Mortgage.

“Floating Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the applicable Spread for each Component; provided, however, in no event shall LIBOR be deemed to be less than zero.

“Floating Interest Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the Floating Interest Rate.

“Food and Beverage Operations” shall mean all food and beverage operations (including restaurants) at the Property that are managed or operated by Borrower or any of its Affiliates, which for the avoidance of doubt, shall not include any restaurants or food and beverage operations run by unaffiliated third party managers or tenants.

“Foreclosure” shall have the meaning set forth in Section 9.3(b)(viii) hereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gaming Authorities” shall mean any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas and any other gaming regulatory body or any agency which has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Property or any successor to such authority.

“Gaming Equipment” shall mean any and all gaming devices, gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including (without limitation), slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems, interactive gaming systems and associated equipment which are located at the Casino Components, owned or leased by any Individual Borrower and used or useable exclusively in the present or future operation of slot machines, gaming devises, gambling games and live games at the Casino Component, together with all improvements and/or additions thereto.

“Gaming Laws” or “Gaming Regulations” shall mean the provisions of the Nevada Gaming Control Act, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, the provisions of the Clark County Code, as amended from time to time, and all other rules, regulations, orders, ordinances, regulations and Legal Requirements of any Gaming Authority.

“Gaming License” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by the Gaming Authorities, in each case, which are necessary for the ownership and/or operation of the casino gaming operations at the Property.

“Gaming License Default” shall have the meaning set forth in Section 8.1(a)(ix) hereof.

“Gaming Liquidity Requirement” shall mean the minimum bankroll requirements for cash and cash equivalents required to be maintained by Operating Borrower pursuant to Gaming Laws in an amount no greater than is mandated by applicable law, which requirements may be subject to (a) adjustment in an amount equal to any incremental increase or decrease in the amount of the Gaming Liquidity Requirement that is required to be maintained by Operating Borrower under applicable Gaming Laws as a result of any increase or decrease in gaming business at the applicable Casino Component, or (b) subject to increase or decrease due to any change in the applicable requirements under Gaming Laws generally.

“Gaming Operating Balance” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower, or Manager on behalf of Borrower for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager on behalf of Borrower for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including parking revenue and forfeited deposits; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof) applicable to the period in question; (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass throughs and interest on Reserve Funds; (g) all other income from operation of the Property

(including laundry and vending income) and the IP Collateral, (h) all income and proceeds received from any rental agreement for any Condominium Units, (i) all income from the operation of any spa and conference center at the Property, (j) all income and proceeds collected by Borrower from all casino and other gaming operations at the Property, including, without limitation, blackjack, dice, other table games, baccarat, keno operation, slot machines and other mechanical or computerized gaming devices, and (k) amounts received by Borrower, Manager (on behalf of Borrower) or any Affiliate of Borrower from or with respect to the Marriott License Agreement, but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Property; (4) Hotel Taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any permitted financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) payments made to Borrower pursuant to the Interest Rate Cap Agreement; and (12) without duplication of the items referenced in (1)-(11) above, Custodial Funds and Casino Custodial Funds.

“Guarantor” shall mean, individually and/or collectively as the context requires, (i) Blackstone Real Estate Partners VII-NQ L.P., a Delaware limited partnership, (ii) Blackstone Real Estate Partners VII.F-NQ (AV) L.P., a Delaware limited partnership, (iii) Blackstone Real Estate Partners VII.TE.1-NQ L.P., a Delaware limited partnership, (iv) Blackstone Real Estate Partners VII.TE.2-NQ L.P., a Delaware limited partnership, (v) Blackstone Real Estate Partners VII.TE.3-NQ L.P., a Delaware limited partnership, (vi) Blackstone Real Estate Partners VII.TE.4-NQ L.P., a Delaware limited partnership, (vii) Blackstone Real Estate Partners VII.TE.5-NQ L.P., a Delaware limited partnership, (viii) Blackstone Real Estate Partners VII.TE.6-NQ L.P., a Delaware limited partnership, (ix) Blackstone Real Estate Partners VII.TE.7-NQ L.P., a Delaware limited partnership, (x) Blackstone Real Estate Partners VII.TE.8-NQ L.P., a Delaware limited partnership, (xi) Blackstone Family Real Estate Partnership VII-SMD L.P., a Delaware limited partnership, and (xii) Blackstone Real Estate Holdings VII-NQ-ESC L.P., a Delaware limited partnership.

“Guarantor Bankruptcy Event” shall mean if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Guarantor Related Voteco Owner” shall mean Jonathan Gray, William Stein and Tyler Henritze or such other Person that is a senior management officer at BREP that holds the required Gaming Licenses and satisfies other applicable Gaming Regulations.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guest Data” shall have the meaning set forth in Section 5.1.22(i) hereof.

“Hazardous Substances” shall mean (i) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws and (ii) mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise).

“Hotel Components” shall mean, collectively, those portions of the Property devoted to the operation of a hotel and related facilities, excluding the Casino Component, but including (without limitation) (a) all guest rooms and suites, hotel amenities, restaurants, conference centers, meeting, banquet and other public rooms, spa, parking spaces and other facilities of the hotel portion of the Property, and (b) any theaters or performing arts spaces in the Property in question.

“Hotel Taxes” shall mean all sales and occupancy taxes collected by Borrower or Manager (on behalf of Borrower) that are required to be paid to a state or local taxing authority or similar taxing authority (including, without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments by any municipality or government).

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall mean Lender, any Affiliate of Lender and its designee, (whether or not it is the Lender) that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Security Exchange Act of 1934, as amended, any Person who is or will have been involved in the origination of the Loan on behalf of Lender, any Person who is or will have been involved in the servicing of the Loan on behalf of Lender secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnifying Person” shall mean Borrower and BRE Spade Parent LLC.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director or Independent Manager and is not, and has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than serving as an Independent Director and/or Independent Manager of Borrower or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower (provided that Independent Directors and/or Independent Managers of a Principal shall be permitted to serve as a springing limited partner of its direct subsidiary) and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Initial Maturity Date” shall mean the Payment Date occurring in January 2017.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A., in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intellectual Property” shall mean all right, title and interest in any intellectual property worldwide, including: (a) Trademarks; (b) patents issued by the United States or the equivalent thereof in any other country, industrial designs, and applications for any of the foregoing, including any continuations, divisionals, continuations in part, renewals, extensions and reissues, and the inventions disclosed or claimed therein; (c) copyrights in published and unpublished works of authorship, whether registered or unregistered in the United States or any other country, whether as author, assignee, or transferee (including without limitation databases and other compilations of information, computer software, middleware, user interface, source code, object code, algorithms and the like, and user manuals and other training documentation related thereto), all derivative works, renewals, extensions, restorations, and reversions thereof; (d) domain names; (e) trade secrets, proprietary confidential information and operational systems, including confidential know-how, processes, schematics, concepts, ideas, inventions, business methods and processes, marketing plans, research and development, formulae, drawings, prototypes, models, designs, customer and supplier information and lists, databases and other compilations of information, historical guest lists, mailing lists, computer software and systems (including reservations and other hotel systems) and user manuals and other training documentation related thereto, and other nonpublic, confidential, or proprietary information; (f) any registrations, applications for registration or issuance, recordings, reissues, renewals, divisions, continuations, and extensions relating to any or all of the foregoing; (g) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof relating to any or all of the foregoing; (h) rights to sue for past, present and future infringements and other violations thereof relating to any or all of the foregoing; and (i) for all of the foregoing, any of which is now owned, acquired or developed after the Closing Date.

“Interest Period” shall mean with respect to any Component (a) the period commencing on the Closing Date and ending on (and including) January 14, 2015 and (b) thereafter, the period commencing on the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 and Section 2.8 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“IP Collateral” shall mean all IP Owners’ right, title and interest in, to, and under Intellectual Property and IP Licenses.

“IP Licenses” shall mean, all licenses of Intellectual Property and covenants not to sue with respect to Intellectual Property (regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development, consulting services or distribution of products) and regardless of whether IP Owner is a licensor or licensee under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future breaches or violations thereof, and (iii) the right to sue for past, present and future breaches or violations thereof.

“IP Owner” shall mean Operating Borrower and any other Individual Borrower that owns any Intellectual Property or is a party to any IP License which is used in or held for use in the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower.

“IP Schedule” shall have the meaning provided in Section 4.1.44 hereof.

“IP Security Agreement” shall mean that certain Intellectual Property Security Agreement made by Borrower to Lender dated the date hereof as the same may be amended, restated, replaced or otherwise modified from time to time.

“Lease” shall mean any lease (other than the Operating Lease and any Permitted Equipment and Vehicle Leases), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower (other than ordinary course (i) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (ii) occupancy agreements for groups of hotel guests for transitory periods of time, (iii) agreements for catering, business and similar special events or functions at the Property and (iv) space license agreements for telecommunication equipment and antennas, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof (including, without limitation, all Gaming Laws), or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Gaming Licenses and Operating Permits), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof. For the avoidance of doubt, the term “Legal Requirements” shall include, and be deemed to include, all applicable Gaming Laws.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender Documents” shall mean any agreement among Lender, Mezzanine Lenders and/or any participant or any fractional owner of a beneficial interest in the Loan or any Mezzanine Loan relating to the administration of the Loan, the Mezzanine Loan, the Loan Documents or the Mezzanine Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Lender’s Allocation” shall mean a fraction, expressed as a percentage as of the date of determination, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the aggregate principal balance of the Loan and the Mezzanine Loans.

“Lessee Proprietary Information and Systems” shall have the meaning set forth in Section 5.1.22(i) hereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively (absent manifest error) by Lender or its agent. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquor Authority” shall mean any Governmental Authority, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such Governmental Authority, or any officer or official thereof, possesses the authority to regulate the sale, distribution and possession of alcoholic beverages by Borrower.

“Liquor Laws” shall mean all applicable federal, state and local statutes, laws, rules and regulations pursuant to which Liquor Authorities possess regulatory, licensing or permit authority over the sale, distribution and possession of alcoholic beverages.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Contribution Agreement, the IP Security Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement, Assignment of Management Agreement, the Subordination of Lease, the Security Agreement (Gaming Equipment), the Resignation and Appointment to Board and all other documents executed and/or delivered in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower or any Affiliate of Borrower (including, without limitation, any certificates in connection with any legal opinions delivered on the date hereof).

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Property (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going concern value), as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust. For the avoidance of doubt, the outstanding principal balance of the Mezzanine Loans will not be included in the calculation of Loan-to-Value Ratio for purposes of the REMIC provisions.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1 hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement (Account Restricted Immediately) dated the date hereof among Operating Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean any Lease demising a premises within the Property that is more than 50,000 net rentable square feet.

“Management Agreement” shall mean any management agreement entered into by and between an Individual Borrower and Manager, in accordance with the terms hereunder, including Section 5.1.22(h), pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Management Fees” shall mean, collectively, an amount equal to the monthly property management fees payable to the Manager with respect to the Property pursuant to the terms of the Management Agreement for management services, incentive management fees and any other fees described in the Management Agreement allocated to the Property.

“Manager” shall mean a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Management Agreement or a Replacement Management Agreement.

“Marquee Leased Space” shall have the meaning set forth in Section 5.1.20(e) hereof.

“Marquee Management Agreement” shall have the meaning set forth in Section 5.1.20(e) hereof.

“Marriott” shall mean Marriott International, Inc., a Delaware corporation.

“Marriott License Agreement” shall mean that certain Cosmopolitan of Las Vegas License Agreement, dated Aug. 24, 2010, by and between Operating Borrower and Marriott, as amended by that certain Amendment to the Cosmopolitan of Las Vegas License Agreement, dated Oct. 1, 2013 and as further amended by that certain Second Amendment to the Cosmopolitan of Las Vegas License Agreement, dated December 18, 2014, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereunder.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation as a hotel and casino, or value of the Property, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Net Operating Income), (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other material obligations under the Loan Documents, or (d) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document.

“Maturity Date” shall mean the Initial Maturity Date, or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the outstanding principal balance of the Loan becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine A Borrower” shall mean, collectively, BRE Spade Mezz A LLC, a Delaware limited liability company and BRE Spade Mezz 1 LLC, a Delaware limited liability company, together with their respective successors and permitted assigns.

“Mezzanine A Deposit Account” shall mean the “Deposit Account” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Guaranty” shall mean that certain Guaranty Agreement (Mezzanine A Loan), dated as of the date hereof, executed and delivered by Guarantor in connection with the Mezzanine A Loan to and for the benefit of Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Lender” shall mean JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America, together with its successors and assigns.

“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of Two Hundred Ninety Five Million and No/100 Dollars ($295,000,000.00).

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan.

“Mezzanine A Loan Documents” shall mean all documents evidencing the Mezzanine A Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Operating Borrower” shall mean BRE Spade Mezz 1 LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mezzanine B Borrower” shall mean, collectively, BRE Spade Mezz B LLC, a Delaware limited liability company and BRE Spade Mezz 2 LLC, a Delaware limited liability company, together with their respective successors and permitted assigns.

“Mezzanine B Deposit Account” shall mean the “Deposit Account” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Guaranty” shall mean that certain Guaranty Agreement (Mezzanine B Loan), dated as of the date hereof, executed and delivered by Guarantor in connection with the Mezzanine B Loan to and for the benefit of Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Lender” shall mean JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America, together with its successors and assigns.

“Mezzanine B Loan” shall mean that certain loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of One Hundred Thirty Million and No/100 Dollars ($130,000,000).

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, between Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan.

“Mezzanine B Loan Documents” shall mean all documents evidencing the Mezzanine B Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Operating Borrower” shall mean BRE Spade Mezz 2 LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mezzanine Borrower” shall mean, collectively, Mezzanine A Borrower and the Mezzanine B Borrower, together with their respective successors and permitted assigns.

“Mezzanine Collateral” shall mean, collectively, the “Collateral” as defined in each of the Mezzanine Loan Agreements.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time interest payments then due under the Mezzanine Loans.

“Mezzanine Deposit Account” shall mean, collectively, the Mezzanine A Deposit Account and the Mezzanine B Deposit Account.

“Mezzanine Lender Voteco Transfer Restriction Agreement” shall mean, collectively, one or more, transfer restriction agreements with respect to the direct or indirect voting interests in Operating Borrower in favor a Mezzanine Lender, which may be entered into after the date hereof upon receipt of all required approvals by applicable Gaming Authorities, entered into in accordance with the terms hereunder.

“Mezzanine Lenders” shall mean, collectively, Mezzanine A Lender and Mezzanine B Lender, together with their respective successors and assigns.

“Mezzanine Loan Agreements” shall mean, collectively, the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Default” shall mean either a Mezzanine A Loan Default or a Mezzanine B Loan Default.

“Mezzanine Loan Documents” shall mean, collectively, the Mezzanine A Loan Documents and the Mezzanine B Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loans” shall mean, collectively, the Mezzanine A Loan and the Mezzanine B Loan.

“Mezzanine Mandatory Prepayment Amounts” shall mean, collectively, the “Mezzanine A Mandatory Prepayment Amount” as such term is defined in the Mezzanine A Loan Agreement and the “Mezzanine B Mandatory Prepayment Amount” as such term is defined in the Mezzanine B Loan Agreement.

“Mezzanine Prepayment Event” shall mean (i) the prepayment of any Mezzanine Loan pursuant to Section 2.4.1 of the related Mezzanine Loan Agreement, provided that any such prepayment of the Mezzanine Loans shall be applied amongst the tranches or components of such Mezzanine Loan in the order of the highest interest rate to the lowest interest rate associated with such tranche or component, or (ii) a prepayment of any Mezzanine Loan pursuant to Section 2.4.2 of the related Mezzanine Loan Agreement.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount equal to interest which accrues on each Component of the Loan for the Interest Period in which the Payment Date occurs.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean, that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Percentage” shall mean the fractional share calculated by dividing the original principal balance of the Loan by the sum of (a) the original principal balance of the Loan and (b) the original principal balance of the Mezzanine Loans.

“Mortgage Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.4.2 hereof.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA which is subject to Title IV of ERISA, for which Borrower, Guarantor or any ERISA Affiliate has any obligation to make contributions or any obligation or liability.

“Net Operating Income” shall mean for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” shall mean an entity’s equity as its total assets minus its total liabilities, in each case in accordance with GAAP.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.2(d) hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.2(d) hereof.

“Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of Eight Hundred Seventy Five Million and No/100 Dollars ($875,000,000.00) by Borrower in favor of Lender as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Operating Expenses” shall mean, without duplication, the sum of all ordinary costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan and the Mezzanine Loan, (iii) any Capital Expenditures in connection with the Property, (iv) any deposits made to the Reserve Funds, (v) reserved, (vi) leasing commissions, (vii) non-recurring items, and (viii) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole expense), incurred by Borrower or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel (but excluding FF&E) as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials, fuel, guest amenities, soaps, shampoos and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms), Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program), and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts; (c) the cost of all other goods and services obtained by Borrower or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one (1) year will be pro-rated over the period of insurance and premiums under blanket policies will be allocated among properties covered); (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property, reasonably acceptable to Lender; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any subsidiary of Guarantor in connection therewith; provided that such employment of Guarantor or any such subsidiary of Guarantor is reasonably approved in advance by Lender; provided further, however, that if such costs and expenses have not been included in an approved budget, then, during a Cash Trap Period, if such costs exceed $50,000 in any one instance the same shall be subject to the reasonable approval by Lender; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower or Manager or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by Borrower, Manager or any of their Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower or Manager related to meetings between the Borrower and Manager with respect to administration of the Management Agreement or of the Property involving travel away from such party’s principal executive offices), (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system, including, without limitation, any provided by Manager; (l) the cost associated with any retail Leases at the Property; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) costs incurred in connection with the sale and marketing of club memberships; (o) charges or assessment payable by Borrower under the Marriott License Agreement; (p) common area charges or assessments payable by Borrower as a member of a Condominium or Declaration and (q) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean that certain Lease and Operating Agreement dated as of the date hereof, between Propco Borrower, as lessor, and Operating Borrower, as lessee, as may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Operating Permits” shall have the meaning set forth in Section 4.1.39(b) hereof.

“Operating Personnel” shall have the meaning set forth in Section 5.1.22(i) hereof.

“Operating Rent” shall mean all rent and other amounts due to Propco Borrower under the Operating Lease.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to any Lender or agent thereof, Section 2.7 Taxes imposed as a result of a present or former connection between such Lender or agent thereof and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender or agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any “prohibited transaction” excise tax arising from any Lender’s use of “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

“Outparcel” shall have the meaning set forth in Section 2.5.3 hereof.

“Parking Lease” shall mean that certain Lease, dated as of May 17, 2010, by and between the Ferguson Family Trust, as lessor and Nevada Property 1 LLC, as lessee, as assigned to 3200 W. Tompkins, LLC, as lessor, pursuant to that certain Assignment of Lease, dated May 12, 2012, as may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Participant Register” shall have the meaning set forth in Section 9.6 hereof.

“Payment Date” shall mean, with respect to any Component, the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day and the first Payment Date for purposes of this Agreement shall be February 9, 2015.

“Permitted Assumption” shall have the meaning given thereto in Section 5.2.10(e).

“Permitted Casino Markers” shall mean a line of credit, marker or similar extension of credit extended to gaming customers of the Casino Component in the ordinary course of Borrower’s business in connection with the Casino Component and in compliance with all Gaming Regulations and the Gaming Liquidity Requirement.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgage and the other Loan Documents, (b) accrued and unpaid payroll, bonuses, benefits and payroll taxes incurred in the ordinary course of business, (c) agreements with providers of Gaming Equipment entered into in the ordinary course of business which provide for a split of profits, (d) Taxes payable (but not yet delinquent, subject to the right to contest in accordance with the provisions of this Agreement) with respect to the Property, including real property taxes, sales and use taxes and taxes relating to entertainment and gaming revenue, (e) trade payables due (but not yet delinquent, subject to the right to contest in accordance with the provisions of this Agreement) in connection with utility or HVAC services provided to the Property, (f) usual and customary gaming deposits accepted in the ordinary course of business (including slot club point liability, customer deposits, unpaid tickets and progressive reserves) and (g) trade payables incurred in the ordinary course of Borrower’s business and Permitted Equipment and Vehicle Leases (including equipment financing leases, such as leases with providers of Gaming Equipment), not secured by Liens on the Property (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables under clauses (e) and (g) and Permitted Equipment and Vehicle Leases in respect of the Property (excluding Capital Expenditures and Basic Carrying Costs) (i) do not exceed at any one time in the aggregate four percent (4%) of the original principal amount of the Loan and the Mezzanine Loans, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of the operation of Borrower’s business or the routine administration of Borrower’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) neither the Property nor any part thereof or interest therein will be in material danger of being sold or forfeited, (y) in the event the amount of Permitted Debt then being contested by Borrower exceeds $250,000 in the aggregate, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy (including liens disclosed in the title commitments for which Lender has either received affirmative coverage or for which the title insurance company has received adequate protections to remove such items as exceptions from the Title Insurance Policy and such items were so removed), (c) Liens, if any, for Section 2.7 Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting the Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due (ii) the marketability of title to the Property,

(iii) the fair market value of the Property, or (iv) the use or operation of the Property (f) rights of Tenants as Tenants only, (g) mechanics’, materialmen’s or similar Liens, in each case only if such liens are discharged or bonded over within sixty (60) days of their filing and do not materially and adversely affect the value or use of the Property or Borrower’s ability to repay the Loan, and (h) Liens relating to Permitted Equipment and Vehicle Leases and customary purchase money security interests of sellers of goods that satisfy the conditions set forth in the definition of “Permitted Debt”.

“Permitted Equipment and Vehicle Leases” means equipment or personal property financing, vehicle financing or aircraft financing, that is (a) entered into on arms-length terms and conditions in the ordinary course of Borrower’s business, (b) relate to Personal Property or vehicles which will be (i) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (ii) readily replaceable without material interference or interruption to the operation of the Property and (c) which is secured only by the financed equipment or Personal Property. vehicle or aircraft.

“Permitted Equipment Transfer” shall mean the Transfer of FF&E and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the Property, provided (x) no Event of Default is continuing and (y) such Transfer will not materially and adversely affect the value, use or operation of the Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating

Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(v) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi) such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto (c) any Transfer of any interest in an Affiliated Manager, if such Transfer does not otherwise result in a Transfer of an interest in Borrower that is not permitted hereunder, (d) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.10(d) hereof, (e) any Sale or Pledge of an Excluded Entity, (f) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (g) Permitted Encumbrances, (h) Permitted Equipment Transfers, (i) the release of (x) any Release Parcel in accordance with Section 2.5.2 hereunder or (y) any Outparcel in accordance with Section 2.5.3 hereunder, (j) any Sale or Pledge of the direct interests in Guarantor so long as after giving effect to such Sale or Pledge, (1) BREP or a Public Vehicle or Qualified Transferee continues to (x) control Propco Borrower and (y) own at least 50.1% of the indirect interests in Borrower (except that 100% of the voting membership interests in Operating Borrower shall be owned by Voteco) (2) Voteco continues to Control Operating Borrower, Restaurant Borrower and Retail Borrower and (3) Jonathan D. Gray, William Stein, Tyler Henritze or any other Person that is a Guarantor Related Voteco Owner shall individually or collectively in the aggregate, continue to Control and own 100% of the economic and direct legal and beneficial interests in Voteco, (k) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) by any Mezzanine Borrower of the direct ownership interests in Borrower and/or any Mezzanine Borrower and other collateral pursuant to the Mezzanine Loan Agreements and (l) a Transfer made pursuant to and in accordance with a Mezzanine Lender Voteco Transfer Restriction Agreement upon exercise of a Mezzanine Lender’s rights thereunder.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Phase I Environmental Report” shall mean that certain phase I environmental report delivered to Lender with respect to the Property.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code.

“Plan Asset Regulations” shall have the meaning set forth in Section 4.1.9 hereof.

“Pledge Agreement” shall mean, collectively, the “Pledge Agreement” as defined in the Mezzanine A Loan Agreement and the “Pledge Agreement” as defined in the Mezzanine B Loan Agreement.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Notice” shall have the meaning set forth in Section 2.4.1 hereof.

“Prime Rate” shall mean the annual rate of interest publicly announced by JPMorgan Chase Bank, National Association, in New York, New York, as its base rate, as such rate shall change from time to time. If JPMorgan Chase Bank, National Association, ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall the Prime Rate be less than zero.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean, with respect to any Component, the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread for such Component on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Priority Waterfall Payments” shall mean the payments described in Section 3.4(a) through Section 3.4(d) of the Cash Management Agreement of Taxes, Insurance Premiums, and funds sufficient to pay the fees and expenses of Agent then due and payable pursuant to the Mortgage Fee Agreement (as defined in the Cash Management Agreement).

“Priority Waterfall Cessation Event” shall mean (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by this Agreement or the other Loan Documents relating to all or a material portion of the Property, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing Lender from exercising its remedies under this Agreement or the other Loan Documents.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided in writing to Lender in connection with the origination of the Loan and the Securitization by, or on behalf of, Borrower, Mezzanine Borrower and/or Guarantor with respect to the Property, the Collateral, Borrower, any Mezzanine Borrower, Voteco or Guarantor.

“Public Sale” shall mean (a) the Sale or Pledge in one or a series of transactions of all or any portion of the direct or indirect legal or beneficial interests in Borrower and Mezzanine Borrower to a Public Vehicle or (b) an event through which any direct or indirect owner of a legal or beneficial interest in Borrower and/or Mezzanine Borrower becomes, or is merged with or into, a Public Vehicle.

“Public Vehicle” shall mean a Person whose securities are listed and traded on the New York Stock Exchange, AMEX, NASDAQ, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext or the Luxembourg Stock Exchange and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Qualified Casino Operator” shall mean a casino management company set forth on Schedule 1.2 hereto, provided, (x) such Person shall have obtained all necessary approvals, consents and licenses required to operate a casino in the State of Nevada and (y) if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Licensor” shall mean either (a) any hotel franchisor that is in the family of brands of any of the entities listed on Schedule 1.10 hereto; or (b) in the reasonable judgment of Lender, a reputable and experienced licensor with a flag for hotel properties that are similar in size, scope, use and value as the Property, provided, that Borrower shall have obtained (i) in the case of clause (b) above if required by Lender following a Securitization, a Rating Agency Confirmation from the Approved Rating Agencies that licensing of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower (which for purposes hereof, shall include Hilton Worldwide, Inc. and its Affiliates), an Additional Insolvency Opinion.

“Qualified Manager” shall mean either (a) Propco Borrower or Operating Borrower, (b) any management company set forth on Schedule 1.1 or Schedule 1.2 hereto, (c) any management company Controlled by or under common Control with any management company set forth on Schedule 1.1 or Schedule 1.2 hereto or (d) a management organization (which may be an Affiliate of Borrower) that is reasonably acceptable to Lender, provided, (i) that, in the case of subclause (d) above if required by Lender following a Securitization, Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such Manager and to the management of the Property by such Manager and (ii) in the case of subclauses (b), (c) and (d) above, if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Transferee” shall mean a Person (a) (i) that is a casino operator set forth on Schedule 1.2 hereto or (ii) with a Net Worth equal to or in excess of $350,000,000 (exclusive of any interest in the Property), (b) that has not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude or that has not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, (c) that has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List and

(d) that has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding during the prior seven (7) years from such date of determination, provided, however, that no Transferee shall be a Qualified Transferee if (and for so long as) such Transferee is, or is Controlled by, an Embargoed Person or a Person that has been found “unsuitable,” for any reason, by a Gaming Authority.

“Qualified Transferee’s Principals” shall mean collectively, (A) Qualified Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty and one-tenth of one percent (50.1%) or greater economic and voting interest in Qualified Transferee.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, prior to a Securitization and at any other given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender (except with respect to Section 5.1.27, Section 5.2.10(e)(ix) and Section 5.2.10(d)(ii) hereof, for which such approval by Lender shall not be required).

“Register” shall have the meaning set forth in Section 9.6 hereof.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Related Parties” shall have the meaning set forth in the definition of Special Purpose Entity.

“Related Party” shall have the meaning set forth in the definition of Special Purpose Entity.

“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” and “Remediate” shall mean any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement related to the Property and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property or the IP Collateral, as applicable, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all income and proceeds from all casino and other gaming operations at the Property, including, without limitation, blackjack, dice, other table games, baccarat, keno operation, slot machines and other mechanical or computerized gaming devises, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance, any distributions, dividends and/or other payments of cash or other property received by Borrower in connection with any Condominium, including any income and proceeds received from any rental agreement for any Condominium Unit.

“REOA” shall mean, collectively, those agreements more particularly described on Schedule 1.3 attached hereto.

“Replacement Guarantor” shall mean a Person (a) with net worth equal to or in excess of $350,000,000 (exclusive of its interest in the Property) and (b) that is not the subject of a Bankruptcy Action or of a material governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude, or a civil proceeding in which such Person has been found liable in a final nonappealable judgment to have attempted to hinder, delay or defraud their creditors in each case in the past seven (7) years.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, reasonably acceptable to Lender, from an Acceptable Counterparty with terms substantially similar to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement License Agreement” shall mean, collectively, (a) a license agreement with a Qualified Licensor either (x) substantially in the same form and substance as the Marriott License Agreement, (y) entered into on an arms’ length basis and on commercially reasonable and market terms, in form and substance reasonably satisfactory to Lender (provided that, except with respect to any license agreement with an Affiliate of Borrower (which for purposes hereof, shall include Hilton Worldwide, Inc. and its Affiliates) the failure of Lender or Mezzanine Lender to have the right to terminate the license agreement following a foreclosure or transfer-in-lieu of foreclosure of the Mezzanine Loan shall not constitute the sole grounds for Lender to withhold its approval or to assert that such license agreement is not on commercially reasonable and market terms) or (z) entered into on an arms’ length basis and on commercially reasonable and market terms without the consent of Lender, provided that Mezzanine Lender has the right to terminate the license agreement following a foreclosure or transfer-in-lieu of foreclosure of a Mezzanine Loan without payment of any termination fee, unamortized key money or similar amounts and (b) an assignment of license agreement and subordination of fees and non-disturbance agreement substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed by Borrower, Lender and such Qualified Licensor at Borrower’s expense.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, (ii) a management agreement with a Qualified Manager, entered into on an arms’ length basis and on commercially reasonable and market terms, in form and substance reasonably satisfactory to Lender (provided that, except with respect to any management agreement with an Affiliate of Borrower (which for purposes hereof, shall include Hilton Worldwide, Inc. and its Affiliates) the failure of Lender or Mezzanine Lender to have the right to terminate the management agreement following a foreclosure or transfer-in-lieu of foreclosure of the Mezzanine Loan shall not constitute the sole grounds for Lender to withhold its approval or to assert that such management agreement is not on commercially reasonable and market terms), or (iii) a management agreement with a Qualified Manager entered into on an arms’ length basis and on commercially reasonable and market terms without the consent of Lender, provided that Mezzanine Lender has the right to terminate the management agreement following a foreclosure or transfer-in-lieu of foreclosure of a Mezzanine Loan without payment of any termination fee, unamortized key money or similar amounts, and (b) an assignment of management agreement and subordination of fees and non-disturbance agreement substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed by Borrower, Lender and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean an amount equal to the sum of (a) four percent (4%) of Gross Income from Operations from guest rooms and Food and Beverage Operations for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable deposit to the Replacement Reserve Fund is to be made and (b) one half of one percent (0.5%) of all other Gross Income from Operations (other than non-recurring items) for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable deposit to the Replacement Reserve Fund is to be made.

“Replacements” shall mean FF&E, replacements and repairs required to be made to the Property and Improvements.

“Representative Borrower” shall have the meaning set forth in Section 10.6 hereof.

“Required Debt Yield” shall mean a Debt Yield, as determined by Lender, equal to or exceeding seven and six tenths percent (7.60%), or at any time after a foreclosure or acceptance of an assignment-in-lieu of foreclosure of the Mezzanine B Loan, eight and forty four hundreths percent (8.44%).

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Excess Cash Flow Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restaurant Lease” shall mean, each of those certain Lease Agreements, between Operating Borrower, as lessor, and Restaurant Borrower, as lessee, as set forth on Schedule 1.7, as each may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Restaurant Manager” shall mean, each manager of a restaurant at the Property, as set forth on Schedule 1.8 hereto.

“Restaurant Management Agreement” shall mean, each of those certain management agreements, between Restaurant Borrower, as owner, and the applicable Restaurant Manager, as operator, as set forth on Schedule 1.9, as each may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, any Mezzanine Borrower or any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, any Mezzanine Borrower or any Affiliated Manager or any non-member manager; provided that an Excluded Entity shall not be a Restricted Party and with respect to clause (b), excluding any shareholders or owners of stock or equity interest that are publicly traded on any nationally or internationally recognized stock exchange that are not Affiliates of Borrower or any Affiliated Manager. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity or Transfers by and among BREP, so long as such Sale or Pledge does not result in a Gaming License Default.

“Restricted Pledge Party” shall mean, collectively, Borrower, Mezzanine Borrower, and any other direct or indirect equity holder in Borrower up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Property and the IP Collateral, provided, that an Excluded Entity (and any Person owning a direct or indirect interest in any Excluded Entity) shall not be a Restricted Pledge Party.

“Retail Lease” shall mean that certain Lease dated as of June 17, 2010, between Operating Borrower, as lessor, and Retail Borrower, as lessee, as may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Retention Award Agreements” shall mean those certain agreements set forth on Schedule 5.1.32(b) attached hereto, as amended, modified or supplemented.1

“Rose.Rabbit.Lie Space” shall have the meaning set forth in Section 5.1.20(e) hereof.

“Rose.Rabbit.Lie Agreement” shall have the meaning set forth in Section 5.1.20(e) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Section 2.7 Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.1.1(h) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securitization Vehicle” shall mean each REMIC or Grantor Trust into which all or a portion of the Loan has been transferred.

“Security Agreement (Gaming Equipment)” shall mean that certain Security Agreement (Gaming Equipment) made by Operating Borrower to Lender, dated the date hereof as the same may be amended, restated, replaced or otherwise modified from time to time.

[1]	Schedule under review.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that complies with the following requirements from and after the date hereof unless it has received prior written consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i) is and shall be organized solely for the purpose of (A) in the case of Propco Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, performing its obligations under the Operating Lease, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (B) in the case of Operating Borrower, leasing, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, performing its obligations under the Operating Lease, refinancing the Property in connection with a permitted repayment of the Loan, owning 100% of the equity interests in and acting as the sole member of Restaurant Borrower and Retail Borrower, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (C) in the case of Restaurant Borrower, leasing, subleasing and/or operating the food and beverage portions of the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing and (D) in the case of Retail Borrower, operating the retail portions of the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to the activities set forth in clause (i) of this definition;

(iii) shall not own any real property other than the Property;

(iv) does not have and shall not have, any assets, other than the Property, the IP Collateral and personal property necessary or incidental to its ownership and operation of the Property and its interest in the Property, and in the case of Operating Borrower, its 100% equity interest in the Restaurant Borrower and Retail Borrower;

(v) shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior written consent of Lender;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single member Delaware limited liability company, (B) has two (2) Independent Directors or Independent Managers, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.1%;

(viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Bankruptcy Action with respect to itself;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors or Independent Managers serving as managers of such company, (C) shall not take any Bankruptcy Action, unless two (2) Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (D) has had and shall have two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors or Independent Managers of itself or the consent of a Principal that is a member or general partner in it, take any Bankruptcy Action;

(xii) shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the operations of the Property to do so; provided, that the foregoing shall not require any member, partner or shareholder of Borrower to make any additional capital contributions to Borrower);

(xiii) shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv) shall maintain its bank accounts (except as contemplated by the Loan Documents with respect to any other Individual Borrower), books of account, books and records separate from those of any other Person and, to the extent that it is required to file income tax returns under applicable law, shall file its own income tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) shall maintain its own records, books, resolutions and agreements;

(xvi) except as contemplated by the Loan Documents with respect to any other Individual Borrower, shall not commingle its funds or assets with those of any other Person and except as contemplated by a Management Agreement (where Manager is acting as agent of Borrower), has not participated and shall not participate in any cash management system with any other Person;

(xvii) shall hold its assets in its own name (other than with respect to Permitted Equipment and Vehicle Leases executed by Operating Borrower in its capacity as an agent of Propco Borrower under the Operating Lease);

(xviii) shall conduct its business in its name or in a name franchised or licensed to it by Manager or an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that (i) any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity, except as provided herein with respect to each other Individual Borrower and (ii) such assets shall also be listed on Borrower’s balance sheet, as applicable;

(xx) except in each case with respect to each other Individual Borrower, as contemplated by the Loan Documents, shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets provided there is sufficient cash flow to do so, and has maintained and shall maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(xxi) shall observe all partnership, corporate or limited liability company formalities, as applicable that are necessary to maintain its separate legal existence;

(xxii) reserved;

(xxiii) shall not incur Indebtedness, other than (i) the Loan, (ii) Permitted Debt, and (iii) such other liabilities such Special Purpose Entity is expressly permitted to incur pursuant to this Agreement or as otherwise imposed by law;

(xxiv) shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person in each case except as permitted pursuant to the Loan Documents with respect to each other Individual Borrower;

(xxv) shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) except as contemplated by the Loan Documents with respect to each other Individual Borrower, shall not pledge its assets to secure the obligations of any other Person;

(xxix) shall hold itself out and identify itself as a separate and distinct legal entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxx) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than (x) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity, (y) Permitted Debt or (z) Permitted Casino Markers);

(xxxii) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or department or part of it, and has not identified itself and shall not identify itself as a division or department of any other Person;

(xxxiii) except in each case with respect to each other Individual Borrower, as contemplated by the Loan Documents and other than capital contributions and distributions permitted under the terms of its organizational documents, is not a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) does not have and shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) does not have and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to (1) each other Individual Borrower and (2) the Guaranty and Environmental Indemnity;

(xxxvii) shall not form, acquire or hold any subsidiary other than with respect to Operating Borrower, its interests in Restaurant Borrower and Retail Borrower;

(xxxviii) shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true;

(xl) shall not permit any Affiliate or constituent party (except with respect to another Individual Borrower, as contemplated by the Loan Documents) independent access to its bank accounts;

(xli) shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xlii) reserved;

(xliii) reserved;

(xliv) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xlv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlvi) has no material contingent or actual obligations not related to the Property.

“Spread” shall mean, with respect to each Component, the following amounts, as the same may be reallocated pursuant to, and in accordance with the restrictions and limitations contained in Section 9.1.2:

(a)	Component A-1: 2.95%;

(b)	Component A-2: 2.95%;

(c)	Component A-3: 2.95%;

(d)	Component A-4: 2.95%; and

(e)	Component A-5: 2.95%, and

(f)	Component A-6: 2.95%.

which amount shall be increased by fifteen (15) basis points on the first date of the third Extension Term.

“Spread Maintenance End Date” shall mean, the Payment Date occurring in January 2016.

“Spread Maintenance Payment” shall mean, with respect to any repayment of the outstanding principal amount of any Component of the Loan prior to the Spread Maintenance End Date, a payment to Lender in an amount equal to the product of (a) the Spread in effect as of the date of such prepayment on the date of such prepayment, (b) the portion of the Component of the Loan being repaid and (c) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread Maintenance End Date and the denominator of which is 360. With respect to any prepayment made after the Payment Date in December 2015, but prior to the Spread Maintenance End Date, the amount of the Spread Maintenance Payment shall be zero.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof or the other applicable Collateral is located.

“Strike Price” shall mean (a) for the period from the Closing Date through and including the Initial Maturity Date, a rate of not more than 3.74% and (b) for any Extension Term, a rate of not more than the greater of (i) 3.74% or (ii) as of the commencement of such Extension Term, the rate that when added to the Spread, yields a per annum interest rate that would result in a Debt Service Coverage Ratio (calculated assuming that for all times, LIBOR is equal to the new Strike Price (rather than the then current Strike Price) for purposes of determining the Debt Service and the Mezzanine Debt Service) being no less than 1.10 to 1.00 (as determined by Lender in its reasonable discretion).

“Subordination of Lease” shall mean that certain Lease Subordination Agreement by and among Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2(a) hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2(a) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” shall mean any Person with a possessory right to all or any part of the Property pursuant to a Lease.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean the ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Trademarks” shall mean all of the following now owned or hereafter acquired by Borrower: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now owned or hereafter used, adopted or acquired, and all registrations and applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (b) all goodwill associated therewith or symbolized thereby.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee Borrower” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Transition Period” shall have the meaning set forth in Section 5.1.22(i) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property or other applicable Collateral is located.

“Uniform System of Accounts” shall mean the Tenth Revised Edition, 2006, of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e).

“Venue Leased Space” shall have the meaning set forth in Section 5.1.20(d).

“Venue Management Agreement” shall have the meaning set forth in Section 5.1.20(d).

“Voteco” shall mean BRE Spade Voteco LLC, a Delaware limited liability company.

“Voteco Permitted Debt” shall mean, collectively, liabilities incurred in the ordinary course of Voteco’s business relating to the ownership and operation of Operating Borrower and the routine administration thereof, provided that such amounts, (i) are not secured by Liens on the Collateral, (ii) do not exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) at any one time in the aggregate, (iii) are normal and reasonable under the circumstances, (iv) are payable by or on behalf of Voteco for or in respect of the Voteco’s ownership of the Class A membership interest in Operating Borrower in the ordinary course of the operation of Voteco’s business or the routine administration of Voteco’s business, (v) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (vi) are not evidenced by a note. Nothing contained herein shall be deemed to require Voteco to pay any trade payable, so long as Voteco is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) neither the Collateral nor any part thereof or interest therein will be in material danger of being sold or forfeited, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower and Lender acknowledge and agree that the Loan shall be fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) pay a portion of the consideration required to acquire the ownership interests in the owner of the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Mezzanine A Borrower which shall thereafter be permitted to distribute such proceeds in accordance with the Mezzanine A Loan Documents.

2.1.5 Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A-1 through A-6. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A-1	$ 145,835,000.00
A-2	$ 145,833,000.00
A-3	$ 145,833,000.00
A-4	$ 145,833,000.00
A-5	$ 145,833,000.00
A-6	$ 145,833,000.00

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of each Component of the Loan shall accrue from (and include) the Closing Date through the end of the last Interest Period at the Floating Interest Rate for such Component. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the outstanding principal balance of each Component of the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of such Component of the Loan.

2.2.3 Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.3, each Component of the Loan shall bear interest at the Floating Interest Rate applicable to such Component. The Floating Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that LIBOR for the Interest Period commencing on the Closing Date through and including January 14, 2015 shall be 0.165%.

(b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(c) If, pursuant to the terms of Section 2.2.3(b) above, the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender shall give notice thereof to Borrower and convert the Prime Rate Loan back to a Floating Interest Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date, and the Loan shall be converted to a Floating Interest Rate Loan, from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a Floating Interest Rate Loan to a Prime Rate Loan.

(d) Intentionally Omitted.

(e) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Floating Interest Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a Floating Interest Rate Loan or to convert a Prime Rate Loan to a Floating Interest Rate Loan shall be canceled forthwith and (ii) any outstanding Floating Interest Rate

Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Floating Interest Rate Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved under the Loan Documents but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii) shall hereafter subject any Lender to any Section 2.7 Taxes (other than (A) Indemnified Taxes, (B) Section 2.7 Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) shall hereafter impose on Lender any other condition (other than Section 2.7 Taxes) and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(h) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued prior to the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim for compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for the calculation of the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding on all parties absent manifest error, and (ii) any earlier date provided Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a Floating Interest Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to third party lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Floating Interest Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to third party lenders of funds obtained by it in order to maintain the Floating Interest Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the Floating Interest Rate Loan to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to third party lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”), subject to Sections 2.4.1 and 2.4.2 hereof; provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Floating Interest Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the Floating Interest Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price no greater than the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender with respect to such matters not otherwise set forth in this Agreement, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the then existing term of the Loan and (v) shall at all times have a notional amount equal to or greater than the then outstanding principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (as the same may be amended, restated, replaced or otherwise modified from time to time, the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Assignment of Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Concentration Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be directly deposited immediately into the Concentration Account or, during the continuance of an Event of Default, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder without Lender’s prior consent.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency (such that such counterparty shall no longer be an Acceptable Counterparty), Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than the period of time provided for in such Interest Rate Cap Agreement following such downgrade, withdrawal or qualification (not to exceed ten (10) Business Days).

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Acceptable Counterparty of such release.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including January 14, 2015, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date commencing on the Payment Date occurring in February 2015 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount. Payments pursuant to this Section 2.3.1 shall be applied, first to interest due for the related Interest Period and then to any other amounts due and unpaid pursuant to this Agreement and the other Loan Documents. The Monthly Debt Service Payment Amount paid pursuant to this Section 2.3.1 shall be applied: (i) first, to the payment of interest due and payable on Component A-1; (ii) second, to the payment of interest due and payable on Component A-2; (iii) third, to the payment of interest due and payable on Component A-3 (iv) fourth, to the payment of interest due and payable on Component A-4, (v) fifth, to the payment of interest due and payable on Component A-5 and (vi) sixth, to the payment of interest due and payable on Component A-6.

2.3.2 Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include January 14, 2015. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal of the Loan due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including, (x) if such payment occurs prior to a Securitization, the Maturity Date or (y) if such payment occurs following a Securitization, the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued (or to be accrued) and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due (other than the principal amount due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than (a) 11:00 a.m. on the date when due, New York City time, for all payments other than the payment due on the Maturity Date and (b) 2:00 p.m., New York City time, for the payment due on the Maturity Date, and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Borrower may prepay the Loan in whole or in part at any time and from time to time provided, that (i) no Event of Default is continuing as of the date of the applicable prepayment; (ii) Borrower gives Lender not less than ten (10) days’ prior written notice of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment which notice shall be revocable or extendable by Borrower at any time (the “Prepayment Notice”); and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including (x) if such prepayment occurs prior to a Securitization, the date on which such prepayment is made or (y) if such prepayment occurs following a Securitization, the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment or, if such prepayment occurs on a Payment Date, interest which would have accrued on the prepayment amount through and including the last day of the Interest Period related to such Payment Date (the “Additional Interest”); (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the actual Breakage Costs (if any and provided that if such prepayment includes the payment of Additional Interest, no Breakage Costs shall be payable to Lender) and all of Lender’s reasonable, actual out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan and any actual out-of-pocket costs and expenses incurred in connection with a rescinded or extended Prepayment Notice; and (C) if such prepayment is made prior to the Spread Maintenance End Date, the Spread Maintenance Payment.

(b) Each Mezzanine Borrower shall be permitted to make voluntary prepayments (other than prepayments to meet the Required Debt Yield which shall be made concurrently with a pro rata prepayment of the Loan and any other Mezzanine Loan then outstanding) in respect of its applicable Mezzanine Loan in accordance with the applicable Mezzanine Loan Documents without any obligation of Borrower to make a corresponding prepayment of the Loan and the

Mezzanine Borrower under any Mezzanine Loan then outstanding shall be permitted to make voluntary prepayments (other than prepayments to meet the Required Debt Yield which shall be made concurrently with a pro rata prepayment of the Loan and any other Mezzanine Loan then outstanding) in respect of the related Mezzanine Loan in accordance with the applicable Mezzanine Loan Documents without any obligation of any other Mezzanine Borrower to make a corresponding prepayment of any other Mezzanine Loan.

(c) If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4.1 shall be due and payable on the proposed prepayment date unless such prepayment is revoked or modified by Borrower prior to the proposed prepayment date, provided that Borrower shall pay all of Lender’s actual out-of-pocket costs and expenses incurred in connection with such revocation or modification.

(d) Without limiting any of Borrower’s other prepayment rights under this Agreement, in order to cure a Debt Yield Trigger Period, Borrower may make a voluntary prepayment of a portion of the outstanding principal balance of the Loan in the amount necessary to cause the Debt Yield to equal or exceed the Required Debt Yield, provided that (i) there is no Event of Default continuing as of the date of the applicable prepayment, (ii) Borrower provides a Prepayment Notice to Lender; (iii) Borrower pays Lender, in addition to the amount to be prepaid, if such prepayment occurs on a day that is not a Payment Date, all amounts of interest which would have accrued on the amount to be prepaid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment of the Loan occurs on a Payment Date, all amounts of accrued (or to be accrued) and unpaid interest through and including the last day of the Interest Period related to such Payment Date; and all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, all of Lender’s third party reasonable and actual out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment, including, without limitation, any actual Breakage Costs (if any and provided that if such prepayment includes the payment of Additional Interest, no Breakage Costs shall be payable to Lender) and actual out-of-pocket costs and expenses associated with any revoked Prepayment Notice, (iv) if such prepayment is made before the Spread Maintenance End Date, the applicable Spread Maintenance Payment and (v) Mezzanine A Borrower makes a pro rata prepayment of the Mezzanine A Loan and Mezzanine B Borrower makes a pro rata prepayment of the Mezzanine B Loan.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, provided no Event of Default is continuing, Borrower shall prepay or authorize Lender to apply up to 100% of such Net Proceeds as follows: (a) first, to the actual reasonable costs of Lender incurred in connection with such prepayment to the extent such amounts are not paid to Lender in accordance with Article VI hereof, excluding any Breakage Costs and (b) then, provided, that all interest (including Additional Interest, if any) and other amounts due and payable under the Loan have been paid as of such Payment Date, to the outstanding principal balance of the Loan (collectively, the

“Mortgage Mandatory Prepayment Amount”). Except during the continuance of an Event of Default, any Net Proceeds applied pursuant to this Section 2.4.2 in excess of the Mortgage Mandatory Prepayment Amount shall be applied as follows: (i) first, to the Mezzanine A Lender, in an amount equal to the Mezzanine A Mandatory Prepayment Amount, to be applied in accordance with the Mezzanine A Loan Documents, (ii) second, to the Mezzanine B Lender, in an amount equal to the Mezzanine B Mandatory Prepayment Amount, to be applied in accordance with the Mezzanine B Loan Documents and (iii) third, to Borrower. After the occurrence of and during the continuance of an Event of Default, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Any Net Proceeds remaining after the Debt has been repaid in full shall be disbursed to Mezzanine A Lender to be applied in accordance with the Mezzanine A Loan Agreement. Other than during the continuance of an Event of Default, no Spread Maintenance Payment or other premium, penalty or charge shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3 Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan from the date of such Event of Default through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to the Spread Maintenance Payment if such tender or recovery occurs prior to the Spread Maintenance End Date, and (ii) all interest which would have accrued on the amount of the Loan to be paid through the end of the related Interest Period. After the occurrence of and during the continuance of an Event of Default, Lender may apply any such payment to the Debt (until paid in full) in any order or priority in its sole discretion.

2.4.4 Application of Prepayments to Components. Any mandatory prepayment of the principal of the Loan made pursuant to Section 2.4.2 hereof and any other voluntary prepayments of principal of the Loan made pursuant to Section 2.4.1 or otherwise when no Event of Default exists shall be applied by Lender between the Components as follows: (a) first, to the reduction of the outstanding principal balance of Component A-1, until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component A-2 until reduced to zero ,(c) third, to the reduction of the outstanding principal balance of Component A-3 until reduced to zero, (iv) fourth, to the reduction of the outstanding principal balance of Component A-4 until reduced to zero, (v) fifth, to the reduction of the outstanding principal balance of Component A-5 and (vi) sixth, to the reduction of the outstanding principal balance of Component A-6 until reduced to zero. During the continuance of an Event of Default, any payment of principal from whatever source may be applied by Lender among the Components in Lender’s sole discretion.

Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

2.5.1 Release of Property Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied or the Loan is repaid in full on the Maturity Date, all of the Property shall be released and/or reconveyed from the Lien of the Mortgage and the other Loan Documents.

(b) In connection with the release and reconveyance of the Mortgage, Borrower shall submit to Lender, not less than five (5) Business Days prior to the date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) for the Property and reconveyance of the Mortgage for execution by Lender. Such release and reconveyance shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all reasonable third-party costs and expenses incurred by Lender in connection with such release and the then current reasonable and customary fee being assessed by Servicer, if any, to effect such release.

2.5.2 Release of Release Parcel. Lender agrees to release from the Lien of the Mortgage and the other Loan Documents, one or more entire floor(s) of hotel rooms of the Property (each, a “Release Parcel”), upon satisfaction of the following conditions by Borrower:

(a) Not more than ninety (90) calendar days and not less than thirty (30) calendar days prior to the date of the release, Borrower delivers a notice (which Borrower shall have the right to revoke, modify or extend from time to time) to Lender setting forth (i) the date of the proposed release, (ii) a survey of the Release Parcel in scope and substance that would be satisfactory to a prudent lender acting reasonably, and (iii) a FIRREA appraisal indicating the value of the Property (both inclusive and exclusive of the Release Parcel) that (A) is executed and delivered to Lender and each Mezzanine Lender by a qualified FIRREA appraiser having no direct or indirect interest in such Release Parcel or any loan secured in whole or in part thereby and whose compensation is not affected by the approval or disapproval of such appraisal by Lender, (B) is addressed to Lender, each Mezzanine Lender and their respective successors and assigns; and (C) satisfies the requirements of the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and Title XI of the Federal Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date of such calculation, with respect to such appraisal and the appraiser making such appraisal

(b) Borrower pays to Lender the Mortgage Loan Percentage of the product of (i) one hundred and fifteen percent (115%) and (ii) the product of (A) one hundred percent (100%) of the difference in the value of the Property including the Release Parcel, and the Property, excluding the Release Parcel, as set forth in the appraisal obtained pursuant to Section 2.5.2(a) and (B) 72% (such amount, the “Parcel Release Price”), which Parcel Release Price shall in no event be less than an aggregate amount of $395,000 for each room in the Release Parcel and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder and the requirements of Section 2.4 hereof shall be satisfied, including, without limitation the applicable Spread Maintenance Payment, if any;

(c) As of the date of the release, no Event of Default or Mezzanine Loan Default is continuing;

(d) Borrower delivers to Lender (i) evidence which would be satisfactory to a prudent lender acting reasonably that (A) the Release Parcel has been legally subdivided from the remainder of the Property (or an application therefor shall have been filed and Borrower and transferee have entered into a property tax allocation agreement with the same economic effect of a tax lot subdivision, provided, that the entire tax parcel shall be treated as a part of the Property for purposes of the Reserve Funds (including the required deposits into such Reserve Funds) hereunder until the Release Parcel shall be legally subdivided) and (B) the Release Parcel (together with any appurtenant easements or other rights with respect to adjacent property) is not necessary for the Property to comply with any zoning, building, land use or parking or other similar Legal Requirements with respect to the Property or for access, driveways, parking, utilities or drainage of the Property or, to the extent that the Release Parcel is necessary for any such purpose, a joint development agreement, reciprocal easement agreement or other agreement has been or will be executed and recorded that would allow the owner of the Property to continue to use the Release Parcel to the extent necessary for such purpose, which joint development agreement or reciprocal easement agreement shall be superior to the Mortgage and (ii) a certificate executed by an officer of Borrower stating that after giving effect to such transfer, each of the Release Parcel and the balance of the Property (together with any appurtenant easements or other rights with respect to adjacent property) conforms to and is in compliance in all material respects with applicable Legal Requirements and constitutes or will constitute a separate tax lot (and Lender agrees to execute and deliver an instrument in form and substance reasonably acceptable to Lender at Borrower’s sole cost and expense, confirming the subordination of the Mortgage to a joint development agreement, reciprocal easement agreement or other agreement referred to in clause (i)(B) above);

(e) Borrower shall deliver to Lender an endorsement to the Title Insurance Policy (to the extent reasonably available in the applicable State) insuring the Mortgage or an updated Title Insurance Policy or similar coverage where such endorsement is not available, which endorsement or updated Title Insurance Policy (i) extends the effective date of such Title Insurance Policy to the effective date of the release, (ii) confirms no change in the priority of the Mortgage on the balance of the Property (exclusive of the Release Parcel and except as expressly provided in Section 2.5.2(d)(i)(B) above)) and (iii) insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to Section 2.5.2(d)(i) above that has been executed and recorded, if any;

(f) Borrower shall deliver to Lender evidence in the form of a certificate executed by Borrower that Borrower has complied with any requirements applicable to the release in the Leases, the Declaration or Condominium Documents, the Operating Lease, the Marriott License Agreement, the Restaurant Management Agreements, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the Property and that the release does not violate any of the provisions of such documents in any material respect or which would reasonably be expected to have a Material Adverse Effect and that any such release of an Release Parcel shall not result in any right in favor of a third party of offset, abatement or reduction of rent payable to Borrower or any right in favor of a third party of termination, cancellation or surrender under any Leases, reciprocal easement agreements or other material agreement by which Borrower or the Property is bound or encumbered and the surrender of which would have a material adverse effect on the Borrower or the Property;

(g) Borrower shall deliver to Lender any other information and documents of a ministerial or administrative nature which would be required by a prudent lender acting reasonably relating to the release of the Release Parcel;

(h) Borrower shall reimburse Lender and Servicer, if any, for any third party costs and expenses arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, similar taxes or other expenses payable in connection therewith, (ii) all costs and expenses of the Rating Agencies incurred with respect to such release (to the extent such costs have not already been paid directly by Borrower), and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release;

(i) Borrower shall simultaneously with the release of the Release Parcel transfer title to the Release Parcel to a Person(s) other than Borrower;

(j) Subsequent to such release, Borrower shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 and Section 5.1.28 hereof;

(k) The aggregate number of guest rooms in such Release Parcel and all other Release Parcels released in accordance with this Section 2.5.2 shall not encompass more than fifteen percent (15%) of the aggregate number of the hotel rooms in the Property as of the Closing Date;

(l) Notwithstanding anything to the contrary contained herein, or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan to Value Ratio (as determined by Lender in its reasonable discretion using any commercially reasonable method permitted to a REMIC Trust in accordance with Section 1.860G-2(b)(7) of the Treasury Regulations) exceeds 125% immediately after the release of the applicable Release Parcel, no release will be permitted unless the principal balance of the Loan is paid down by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, supplemented or modified from time to time, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the applicable Release Parcel;

(m) If the Release Parcel will be transferred to an Affiliate, Borrower shall deliver to Lender an Additional Insolvency Opinion;

(n) Subsequent to such release, Propco Borrower shall continue to (i) have the right to appoint the majority of the members of the Condominium Board under the Condominium Documents and (ii) otherwise have Control of the Condominium Board;

(o) The Debt Yield immediately prior to the release of such Release Parcel shall be equal to or exceed the Debt Yield as of the Closing Date, provided, that Borrower may make a voluntary prepayment in accordance with Section 2.4.1 and Mezzanine A Borrower and Mezzanine B Borrower may make pro rata prepayments of their applicable Mezzanine Loan in accordance with Section 2.4.1 of the Mezzanine Loan Agreement to achieve such Debt Yield; and

(p) If the release of the Release Parcel occurs after a Securitization and the Loan is included in a Grantor Trust, Borrower shall deliver an opinion of counsel that would be acceptable to a prudent lender acting reasonably, prepared and delivered at Borrower’s reasonable expense, stating that any Grantor Trust that has acquired the Loan will not fail to maintain its status as a Grantor Trust solely as a result of such release.

In connection with Borrower effectuating the release of a Release Parcel, Lender agrees to reasonably cooperate with Borrower in filing necessary applications for condominium declarations, re-subdivision or other land use entitlements required in order to satisfy the conditions of this Section 2.5.2 in connection with such Release Parcel (collectively, the “Release Parcel Documents”), provided, that (i) any such Release Parcel Documents shall not have a Material Adverse Effect or impair Lender’s rights or remedies hereunder or Mezzanine Lender’s rights or remedies under the Mezzanine Loan Documents (or Lender or Mezzanine Lender reasonably believes such Release Parcel Documents could be expected to have a Material Adverse Effect, such Release Parcel Documents shall be in form and substance reasonably acceptable to Lender) and (ii) Borrower shall reimburse Lender for all out-of-pocket costs and expenses incurred by Lender in connection with such Release Parcel Documents (including reasonable attorneys’ fees and disbursements).

2.5.3 Release of Outparcels. Lender agrees to release from the Lien of the Mortgage, all or any portion of certain non-income producing real property located on the top four floors of the East Tower of the Property, as more particularly set forth on Exhibit A, attached hereto (each such portion to be released, an “Outparcel”), upon satisfaction of the following conditions:

(a) Not more than ninety (90) calendar days and not less than thirty (30) calendar days prior to the date of the release, Borrower delivers a notice to Lender (which Borrower shall have the right to revoke, modify or extend from time to time) setting forth (i) the date of the proposed release, (ii) the name of the proposed transferee and (iii) the legal description of the Outparcel;

(b) Borrower pays to Lender the Mortgage Loan Percentage of the release price for such Outparcel as set forth on Schedule 2.5.3 hereto and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder and the requirements of Section 2.4 hereof shall be satisfied, including, without limitation the applicable Spread Maintenance Payment, if any;

(c) As of the date of the release, no Event of Default or Mezzanine Loan Default is continuing;

(d) Borrower delivers to Lender (i) evidence which would be satisfactory to a prudent lender acting reasonably that (A) the Outparcel has been legally subdivided from the remainder of the Property (or an application therefor shall have been filed and Borrower and transferee have entered into a property tax allocation agreement with the same economic effect of a tax lot subdivision, provided, that the entire tax parcel shall be treated as a part of the

Property for purposes of the Reserve Funds (including the required deposits into such Reserve Funds) hereunder until the Release Parcel shall be legally subdivided) a and (B) the Outparcel (together with any appurtenant easements or other rights with respect to adjacent property) is not necessary for the Property to comply with any zoning, building, land use or parking or other similar Legal Requirements with respect to the Property or for access, driveways, parking, utilities or drainage of the Property or, to the extent that the Outparcel is necessary for any such purpose, a joint development agreement, reciprocal easement agreement or other agreement has been or will be executed and recorded that would allow the owner of the Property to continue to use the Outparcel to the extent necessary for such purpose, which joint development agreement or reciprocal easement agreement shall be superior to the Mortgage and (ii) a certificate executed by an officer of Borrower stating that after giving effect to such transfer, each of the Outparcel and the balance of the Property (together with any appurtenant easements or other rights with respect to adjacent property) conforms to and is in compliance in all material respects with applicable Legal Requirements and constitutes or will constitute a separate tax lot (and Lender agrees to execute and deliver an instrument in form and substance reasonably acceptable to Lender at Borrower’s sole cost and expense, confirming the subordination of the Mortgage to a joint development agreement, reciprocal easement agreement or other agreement referred to in clause (i)(B) above);

(e) Borrower shall deliver to Lender an endorsement to the Title Insurance Policy (to the extent reasonably available in the applicable State) insuring the Mortgage or an updated Title Insurance Policy or similar coverage where such endorsement is not available, which endorsement or updated Title Insurance Policy (i) extends the effective date of such Title Insurance Policy to the effective date of the release, (ii) confirms no change in the priority of the Mortgage on the balance of the Property (exclusive of the Outparcel and except as expressly provided in Section 2.5.3(d)(i)(B) above)) and (iii) insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to Section 2.5.3(d)(i) above that has been executed and recorded, if any;

(f) Borrower shall deliver to Lender evidence in the form of a certificate executed by Borrower that Borrower has complied with any requirements applicable to the release in the Leases, the Declaration or Condominium Documents, the Operating Lease, the Marriott License Agreement, the Restaurant Management Agreements reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the Property and that the release does not violate any of the provisions of such documents in any material respect and that any such release of the Outparcel shall not result in any right in favor of a third party of offset, abatement or reduction of rent payable to Borrower or any right in favor of a third party of termination, cancellation or surrender under any Leases, reciprocal easement agreements or other material agreement by which Borrower or the Property is bound or encumbered and the surrender of which would have a material adverse effect on the Borrower or the Property;

(g) Borrower shall deliver to Lender any other information and documents of a ministerial or administrative nature which would be required by a prudent lender acting reasonably relating to the release of the Outparcel;

(h) Borrower shall reimburse Lender and Servicer, if any, for any third party costs and expenses arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, similar taxes or other expenses payable in connection therewith, (ii) all costs and expenses of the Rating Agencies incurred with respect to such release (to the extent such costs have not already been paid directly by Borrower), and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release;

(i) Borrower shall simultaneously with the release of the Outparcel transfer title to the Outparcel to a Person(s) other than Borrower;

(j) Subsequent to such release, Borrower shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 and Section 5.1.28 hereof;

(k) Subsequent to such release, the Outparcel may be used (i) as hotel rooms or condominiums, without the prior consent of Lender, (ii) if the Debt Yield immediately after such release shall be less than 9.5%, for any other purpose (other than as a casino) in accordance with applicable Legal Requirements with the consent of Lender, (iii) if the Debt Yield immediately after such release shall be equal to or greater than 9.5%, for any other purpose (other than as a casino) in accordance with applicable Legal Requirements without the consent of Lender, (iv) if the Debt Yield immediately after such release shall be equal to or greater than 11.00%, for any other purpose, including, as a casino in accordance with applicable Legal Requirements without the consent of Lender and (v) if the Debt Yield immediately after such release shall be less than 11.00%, as a casino in accordance with applicable Legal Requirements with the consent of Lender.

(l) Notwithstanding anything to the contrary contained herein, or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan to Value Ratio (as determined by Lender in its reasonable discretion using any commercially reasonable method permitted to a REMIC Trust in accordance with Section 1.860G-2(b)(7) of the Treasury Regulations) exceeds 125% immediately after the release of the applicable Outparcel, no release will be permitted unless the principal balance of the Loan is paid down by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, supplemented or modified from time to time, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the applicable Outparcel;

(m) Subsequent to such release, Propco Borrower shall continue to (i) have the right to appoint the majority of the members of the Condominium Board under the Condominium Documents and (ii) otherwise have Control of the Condominium Board.

(n) If, the Outparcel will be transferred to an Affiliate, Borrower shall deliver an Additional Insolvency Opinion; and

(o) If the release of the Outparcel occurs after a Securitization and the Loan is included in a Grantor Trust, Borrower shall deliver an opinion of counsel that would be acceptable to a prudent lender acting reasonably, prepared and delivered at Borrower’s reasonable expense, stating that any Grantor Trust that has acquired the Loan will not fail to maintain its status as a Grantor Trust solely as a result of such release.

Section 2.6 Lockbox Account/Concentration Account/Casino Accounts/Cash Management.

2.6.1 Lockbox Account/Concentration Account. (a) During the term of the Loan, Borrower shall establish and maintain:

(i) an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. Each Lockbox Account shall be entitled “Nevada Property 1 LLC, as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of December 19, 2014 – Lockbox Account”; and

(ii) an account (the “Concentration Account”) with Concentration Bank in trust for the benefit of Lender, which Concentration Account shall be under the sole dominion and control of Lender. The Concentration Account shall be entitled “Nevada Property 1 LLC, as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of December 19, 2014 – Concentration Account.”

(b) Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and the Concentration Account and all deposits at any time contained therein and the proceeds thereof and agrees that Lender may take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account and the Concentration Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account and the Concentration Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account and the Concentration Agreement and the Concentration Account shall remain in effect until the Loan has been repaid in full.

(c) Borrower shall (i) cause all Rents from the Property (other than Casino Rents) received directly by Borrower to be deposited directly into the Lockbox Account or the Concentration Account and (ii) cause each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements with to deliver all receipts payable with respect to the Property directly to the Lockbox Account (other than amounts constituting Casino Rents). Borrower shall deposit all amounts received directly by Borrower constituting Rents (other than amounts constituting Casino Rents) into the Lockbox Account or the Concentration Account within one (1) Business Day after receipt thereof.

(d) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Concentration Account (other than a reasonable peg balance and reasonable fees of the Lockbox Bank as described in the Lockbox Agreement), in immediately available funds by federal wire , ZBA or ACH transfer all amounts on deposit in the Lockbox Account not less than once every Business Day throughout the term of the Loan.

(e) Borrower shall obtain from Concentration Bank its agreement to transfer to the Cash Management Account (other than a reasonable peg balance and reasonable fees of the Concentration Bank as described in the Concentration Agreement) during a Cash Trap Period and upon notice to Concentration Bank of such Cash Trap Period, in immediately available funds by federal wire or ACH transfer all amounts on deposit in the Concentration Account not less than two (2) times per week throughout the term of the Loan. In the event a Cash Trap Period is not in effect, all amounts on deposit in the Concentration Account shall be transferred by Concentration Bank to an operating account designated by Borrower.

(f) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion subject to the terms of Section 7.7 of this Agreement.

(g) The Lockbox Account and Concentration Account shall be an Eligible Account and shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(h) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and actual out-of-pocket costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.6.2 Casino Accounts. (a) During the term of the Loan, Operating Borrower, in its capacity as the duly licensed operator of the Casino Component, shall establish and maintain certain cash funds and reserves with the Casino Bank (other than the Gaming Liquidity Requirement, which may be maintained on-site at the Property in compliance with Gaming Regulations) as set forth on Schedule 2.6.2 (which Schedule 2.6.2 Borrower shall have the right to replace or update from time to time upon notice to Lender) and such other accounts as may be established and maintained from time to time by Operating Borrower and reasonably approved by Lender (collectively, the “Casino Accounts”), including (without limitation) casino chips, tokens, checks and markers; provided, however, that all such Casino Accounts (a) are established and maintained in compliance with all applicable Gaming Liquidity Requirements and Gaming Regulations, (b) are solely for use in the day-to-day operation and management of the Casino Component in the ordinary course of business, and (c) are in amounts customary and generally comparable for casinos comparable to the Property, provided, that the aggregate amount in all Casino Accounts shall not exceed $15,000,000 (the “Gaming Operating Amount”) in excess of the Gaming Liquidity Requirements (the sum of the Gaming Operating Amount and the Gaming

Liquidity Requirement, the “Casino Operating Balance”). Operating Borrower shall at all times maintain on deposit in the Casino Accounts (together with amounts on-site in the cash cages) funds in the aggregate in an amount sufficient to satisfy the Gaming Liquidity Requirements.

(b) Except as required by Section 2.6.2(c), Operating Borrower shall only disburse funds from the Casino Accounts for Casino Purposes.

(c) Operating Borrower agrees to cause the Casino Bank to transfer to the Concentration Account on a weekly basis, in immediately available funds by federal wire or ACH transfer all amounts on deposit in the Casino Accounts (excluding any Casino Custodial Funds) which in the aggregate exceed the sum of the Gaming Liquidity Requirements and Gaming Operating Amount.

(d) Borrower hereby grants to Lender a first-priority security interest in the Casino Accounts and all deposits at any time contained therein and the proceeds thereof and agrees that Lender may take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Casino Accounts, including, without limitation, filing UCC-1 Financing Statements and continuations thereof (provided that Lender shall not be permitted to exercise control over such Casino Accounts in the absence of an Event of Default and any exercise of control shall be subject to the Gaming Laws). All costs and expenses for establishing and maintaining the Casino Accounts shall be paid by Borrower. All monies now or hereafter deposited into the Casino Accounts shall be deemed additional security for the Debt. The Casino Account Agreement and Casino Accounts shall remain in effect until the Loan has been repaid in full.

2.6.3 Cash Management Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Nevada Property 1 LLC, et al., as Borrower and JPMorgan Chase Bank, National Association as Lender, pursuant to Loan Agreement dated as of December 19, 2014—Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower. Within five (5) Business Days of the opening of the Cash Management Account, Borrower shall cause to be delivered to Lender a legal opinion in form and substance reasonably acceptable to Lender with respect to the creation and perfection of a security interest in favor of Lender in the accounts in which a security interest is granted under the Cash Management Agreement.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) Subject to Section 2.6.3(e) hereof, all funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender pursuant to the terms of any Loan Document in such order and priority as Lender shall determine, subject to the terms of Section 7.7 of this Agreement.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide prior written notice thereof to Borrower no less than five (5) Business Days prior to such modification.

(e) Notwithstanding anything contained herein or in the other Loan Documents to the contrary, Lender agrees that, notwithstanding the existence of an Event of Default, prior to a Priority Waterfall Cessation Event, Lender shall apply amounts on deposit in the Cash Management Account to payment of the Priority Waterfall Payments. Any amounts remaining in the Cash Management Account after payment of the Priority Waterfall Payments shall be deposited in the Excess Cash Flow Reserve and applied in accordance with Section 7.6 hereof.

2.6.4 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.6.5 Distributions to Mezzanine Borrowers. All transfers of funds on deposit in the Cash Management Account to the Mezzanine Deposit Accounts or otherwise to or for the benefit of any Mezzanine Lender, pursuant to the Loan Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower, the Mezzanine Borrowers and the Mezzanine Lenders to constitute, and shall constitute, distributions from Borrower to the applicable Mezzanine Borrower and from one Mezzanine Borrower to another Mezzanine Borrower, as applicable. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and any Mezzanine Lender.

Section 2.7 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7(a)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the purposes of this Section 2.7, the term “Loan Documents” shall not include the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement or any other document with respect thereto, and the term “applicable law” shall include FATCA.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form attached hereto as Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W8BEN-E; or

(4) to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit B-2 or Exhibit B-3, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Section 2.7 Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Section 2.7 Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7 for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.

(h) Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.7, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office for the receipt of payments with respect to, or the funding or booking of, its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce such additional amounts payable pursuant to Section 2.7 in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.

Section 2.8 Extension of the Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default shall have occurred and be continuing at the commencement of the applicable Extension Term;

(b) Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with same);

(c) If the Interest Rate Cap Agreement is schedule to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender on the first day of each Extension Option, one or more Interest Rate Cap Agreements in form substantially identical to the Interest Rate Cap Agreements delivered to Lender in connection with the closing of the Loan or in a form otherwise reasonably acceptable to Lender from an Acceptable Counterparty in a notional amount that is equal to the then outstanding principal balance of the Loan, which Interest Rate Cap Agreement shall have a LIBOR strike price that is not greater than the Strike Price and be effective commencing on the first date of such Extension Term and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised;

(d) upon commencement of the third Extension Term, the Spread shall be increased by fifteen (15) basis points; and

(e) if any Mezzanine Loan or any New Mezzanine Loan is then outstanding, Lender shall have received evidence that such Mezzanine Loan or New Mezzanine Loan(s), as applicable, shall have been repaid or extended (or will be contemporaneously extended) through a date not earlier than the applicable Extended Maturity Date.

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Each Individual Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Each Individual Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own and/or lease the Property and to transact the businesses in which it is now engaged. Each Individual Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each Individual Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own and/or lease the Property and to transact the businesses in which it is now engaged, except to the extent that the failure to possess such rights, licenses and permits would not reasonably be expected to have a Material Adverse Effect, and the sole business of Borrower is the ownership, leasing, management and operation of the Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1. Operating Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties or assets, including the Gaming Equipment, and to transact the businesses in which it is now engaged. Operating Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, including the operation of the Casino Components at the Property.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. (a) The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets are subject (unless consents from all applicable parties thereto have been obtained), nor will such action, to Borrower’s knowledge, result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents (and the rights and remedies of Lender provided in the Loan Documents, subject to the limitations upon the exercise of such rights and remedies pursuant to applicable Gaming Laws) has been obtained and is in full force and effect.

(b) Borrower has obtained all consents and approvals, including all approvals of Governmental Authorities including Gaming Authorities, if required, in connection with the execution, delivery and performance of the Loan Documents (including by Lender and each Mezzanine Lender, subject to the limitations upon the exercise of its rights and remedies under the Loan Documents pursuant to applicable Gaming Laws), the Operating Lease, the IP License and the operation of the business currently conducted at the Property, and shall promptly execute any and all such instruments and documents, deliver any certificates and do all such other acts or things required by the Gaming Authorities to maintain or keep current such approvals.

4.1.4 Litigation. Except as set forth on Schedule 4.1.4, attached hereto,] there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, would reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect on Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound, except to the extent such default would not reasonably be expected to have a Material Adverse

Effect. Borrower does not have any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, including membership programs disclosed in writing to Lender on or prior to the Closing Date, and obligations permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Propco Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property (other than with respect to the Gaming Equipment to which Operating Borrower has good title), free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Operating Borrower has good, marketable leasehold title in the real property comprising part of the Property under the Operating Lease and the Gaming Equipment, free and clear of all Liens whatsoever, except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Restaurant Borrower has good, marketable leasehold title in a portion of the real property comprising part of the Property under the Restaurant Leases, free and clear of all Liens whatsoever, except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Retail Borrower has good, marketable leasehold title in a portion of the real property comprising part of the Property under the Retail Lease, free and clear of all Liens whatsoever, except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), to the extent a security interest may be perfected therein by the recording of the Mortgage or the filing of a financing statement under the Uniform Commercial Code, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except as otherwise disclosed in the Title Insurance Policy (and as to which Lender has otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Lender in all respects)), to Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are a lien prior to, or of equal priority with, the Liens created by the Loan Documents, and as to which Lender has not otherwise received affirmative insurance in the Title Insurance Policy (in form and substance satisfactory to Lender in all respects). Operating Borrower has good, marketable title to the Gaming Equipment, free and clear of all Liens whatsoever, except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any of its constituent Persons in the last seven (7) years, and none of Borrower nor any of its constituent Persons in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, would be reasonably likely to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. (a) As of the date of this Agreement, neither Borrower nor Guarantor is a benefit plan investor within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA and the regulations that may be promulgated thereunder (the “Plan Asset Regulations”). Except as could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, neither Borrower nor Guarantor nor any ERISA Affiliate is obligated to contribute to any Employee Plan. Assuming compliance by the Lender with paragraph (d) of Section 5.2.9 of this Agreement, transactions contemplated hereunder by or with Borrower or Guarantor are not subject to any state or other statute or regulation applicable to Borrower or Guarantor with respect to governmental plans within the meaning of Section 3(32) of ERISA who hold an equity investment in Borrower or Guarantor and which are substantially similar to the prohibited transaction provisions of Section 406(a) of ERISA or Section 4975(c)(1)(A)(C) of the Code currently in effect and which prohibit the exercise by Lender of any of its rights under the Loan Documents.

(b) Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (i) each of the Borrower and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Employee Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any of Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106; and (iv) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against any Employee Plan or its assets, or the Borrower or any of its ERISA Affiliates with respect to an Employee Plan.

(c) As of the date of this Agreement, no Borrower sponsors or contributes to an Employee Plan subject to Title IV or Section 302 of ERISA or that is a “multiemployer plan” (within the meaning of Title IV of ERISA, except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

(d) As of the date of this Agreement, Borrower or its subsidiaries are not party to any agreement with any unaffiliated third party manager or tenant at the Property pursuant to which the Borrower or any of its subsidiaries has an obligation to pay for benefits under or contribute to any Employee Plan with respect to the employees of such unaffiliated third party or tenant at the Property.

4.1.10 Compliance. Borrower, the Property, the other Collateral and the operation, management and use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Gaming Laws and building and zoning ordinances and codes, except where the failure to comply would not have a Material Adverse Effect. Borrower is not in default or violation in any material respect of (i) any order, writ, injunction, decree or demand of any Gaming Authority or (ii) any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or to the best of Borrower’s knowledge any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. To Borrower’s knowledge, except with respect to the matters set forth on Schedule 4.1.10 attached hereto, Borrower has complied with all federal, state and local laws concerning workers’ compensation, social security, unemployment insurance, worker eligibility, hours of labor, wages, working conditions, harassment, employment discrimination, collective bargaining agreements, employee benefits, hiring, layoff recall and discharge and all other employer/employee and independent contractor related subjects except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan, in respect of the Property and the Collateral, to Borrower’s knowledge, after due inquiry (a) are true, complete and correct in all material respects (or to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by such financial data subsequently delivered to Lender prior to the Closing Date in writing and containing an express reference to any and all such concerns), (b) accurately represent the financial condition of Borrower, the Property and the Collateral, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided, that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and are reasonably likely to have a Material Adverse Effect on the Property or the current operation thereof as a hotel and casino, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property, other than to the extent the same would not reasonably be expected to have a Material Adverse Effect.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Except as set forth in the Title Insurance Policy or except to the extent there is no material adverse effect on the Property, (i) the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses, (ii) all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy, and (iii) all roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower (or if such entity is a disregarded entity for U.S. federal income tax purposes, such entity’s beneficial owner) is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. Except as set forth in the Title Insurance Policy, the Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. Except as set forth in the Title Insurance Policy, to Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender a certificate of insurance for all Policies (or certified copies of the Policies to the extent Lender shall have requested the same) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy and would reasonably be expected to have a materially adverse effect with respect to the Property, Borrower’s ability to perform its obligations under the Loan Documents and/or Lender’s security interest in the Property, and neither Borrower nor, to Borrower’s knowledge any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. The Property is used exclusively for hotel and casino purposes and other appurtenant and related uses, including retail and food and beverage operations.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license, required for the legal use, occupancy and operation of the Property as a hotel (the “Licenses”) have been obtained and are in full force and effect, except for where the failure to obtain such licenses or for such licenses to not be in full force and effect does not have a Material Adverse Effect on Borrower or the Property. Borrower shall (or shall cause Manager to) keep and maintain all Licenses necessary for the operation of the Property as a hotel to the extent the failure to have such licenses would reasonably be expected to result in a Material Adverse Effect with respect to the Property. The use being made of the Property is in conformity in all material respects with the certificate of occupancy issued for the Property.

4.1.23 Flood Zone. Except as set forth in the Survey or the flood determination obtained by Lender, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, and, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24 Physical Condition. Except (i) as set forth on Schedule 4.1.24 hereof or (ii) if the same do not, in the aggregate have a Material Adverse Effect, and except as disclosed in the property condition reports delivered to Lender in connection with the making of the Loan, to Borrower’s knowledge, (a) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (b) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as set forth in the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases.

(a) The Property is not subject to any leases other than the Operating Lease, the Retail Lease, the Restaurant Leases and Leases described in Schedule 4.1.26 attached hereto and made a part hereof, which Schedule 4.1.26, to Borrower’s knowledge, is true, complete and accurate in all material respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. To Borrower’s knowledge, after due inquiry, (i) with the exception of hotel guests and patrons, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases, (ii) the current Leases are in full force and effect and Borrower has not received or delivered written notice that either party is in default under any Lease except for (A) defaults which have been cured and (B) defaults that do not, in the aggregate have a materially adverse effect. No Rent has been paid more than one (1) month in advance of its due date (except with respect to provision of rooms and banquet and meeting space and services in the ordinary course of business). Except as set forth on Schedule 4.1.26, all work to be performed by Borrower under each Lease has been performed as required in all material respects and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such

Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. To Borrower’s knowledge, except as described on Schedule 4.1.26, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. To Borrower’s knowledge, no Hazardous Substances have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste. The Retail Lease is in full force and effect and no default exists under the Retail Lease or of the Rents received therein which is outstanding. Each Restaurant Lease is in full force and effect and no default exists under each such Restaurant Lease or of the Rents received therein which is outstanding.

(b) Operating Borrower is a tenant under the Parking Lease. Borrower has not received or delivered written notice that either party is in default under the Parking Lease. All rent due and payable under the Parking Lease has been paid in full. There has been no prior sale, transfer or assignment, hypothecation or pledge of the Parking Lease by Operating Borrower. The current expiration date under the Parking Lease is July 31, 2020.

4.1.27 Survey. To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto that would reasonably be expected to result in a Material Adverse Effect.

4.1.28 Inventory. Borrower is the owner of or leases all of the Equipment, Fixtures and Personal Property located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated, except to the extent the same would not be reasonably expected to have a Material Adverse Effect.

4.1.29 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or sufficient funds have been escrowed with the Title Company for such payment and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Each Individual Borrower has at all times since the date of its formation been and is a Special Purpose Entity.

(b) The representations and warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been true and correct in all respects, and Borrower will have complied with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case as of the date of such Insolvency Opinion. To Borrower’s knowledge, each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case as of the date of such Insolvency Opinion.

(d) Each Individual Borrower hereby represents with respect to itself, that any amendment or restatement of any organizational document of such Individual Borrower has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(e) Each of Operating Borrower, Restaurant Borrower and Retail Borrower hereby represents that:

(i) its business has been limited solely to (A) acquiring, owning, holding, leasing, financing, operating and managing the Collateral, (B) entering into and performing its obligations under financings and refinancings of the Collateral and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;

(ii) it has not engaged in any business unrelated to the activities set forth in clause (i) above;

(iii) other than certain agreements by and between Individual Borrowers as permitted hereunder, it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing of Borrower, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s length transaction with an unrelated party;

(iv) it has not made (a) any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the Property made to an entity that is not an Affiliate of or subject to common ownership with such entity, (2) cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity or (3) Permitted Casino Markers;

(v) it has paid its debts and liabilities from its assets as the same have become due.

(vi) it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(vii) it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and Borrower’s assets have not been listed as assets on the financial statement of any other Person. Borrower has filed its own tax returns (except to the extent that it has been a tax disregarded entity not required to file tax returns under applicable law). Borrower has maintained its books, records, resolutions and agreements as official records;

(viii) it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;

(ix) except with respect to another Individual Borrower as expressly permitted pursuant to the terms of any prior financing that has been repaid or otherwise discharged in full, it has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(x) except with respect to another Individual Borrower as expressly permitted pursuant to the terms of any prior financing that has been repaid or otherwise discharged in full, it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person;

(xi) it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;

(xii) except pursuant to prior financings that have been repaid, it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations of any other Person;

(xiii) it has maintained adequate capital in light of its contemplated business operations;

(xiv) it has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xv) except as set forth in the definition of Special Purpose Entity in Section 1.1, it has not owned any subsidiary or any equity interest in any other Person.

(xvi) it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity, other than (x) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity, (y) Permitted Debt and (z) Permitted Casino Markers;

(xvii) reserved;

(xviii) it has not incurred any Indebtedness that is still outstanding other than Indebtedness that would constitute Permitted Debt;

(xix) it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a final judgment against it that has not been paid in full;

(xx) it has no material contingent or actual obligations not related to the Property;

(xxi) it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(xxii) it has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents;

(xxiii) none of the Tenants holding leasehold interests with respect to the Property are Affiliated with Borrower (except with respect to the Operating Lease, Restaurant Lease and Retail Lease);

(xxiv) to Borrower’s knowledge, except as set forth in the Title Insurance Policy, has no judgments or liens of any nature against it except for tax liens not yet delinquent (subject to any contest rights in accordance with the terms herein) and Permitted Encumbrances;

(xxv) is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all material permits necessary for it to operate;

(xxvi) is not involved in any material dispute with any taxing authority;

(xxvii) except as set forth in the Title Insurance Policy, has paid all taxes which it owes except as permitted pursuant to this Agreement; and

(xxviii) none of the current owners of equity interests in Borrower is Affiliated with any of the former owners of equity interests in Borrower (other than the equity interests in Propco Borrower which were owned by Operating Borrower prior to the closing of the Loan);

(f) Any assignment of limited liability company interests in Borrower, and the admission of the assignee as a member of Borrower, was accomplished in accordance with, and were permitted by, the limited liability company agreement of Borrower as in effect at such time.

(g) Any payments made pursuant to the Loan Documents to or for the benefit of Borrower, or Mezzanine Borrower shall constitute distributions to or at the discretion of the applicable equity owner of such entity.

(h) The Organizational Documents for each Individual Borrower that is a Delaware limited liability company shall provide that except for duties to Borrower as set forth in the Organizational Documents (including duties to the member and Borrower’s creditors solely to the extent of their respective economic interests in Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower, and (iii) the interests of any group of Affiliates of which Borrower is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Borrower’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Individual Borrower that is a Delaware limited liability company shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Borrower, the member or any other Person bound by the applicable Borrower’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Individual Borrower that is a Delaware limited liability company shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Borrower’s Organizational Documents. The Organizational Documents for each Individual Borrower that is a Delaware limited liability company shall provide that notwithstanding any other provision of the applicable Borrower’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(j)(iii) of the applicable Borrower’s or Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Borrower unless, pursuant to the provisions of Section 9(j)(iii) or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.

4.1.31 Marriott License Agreement. (a) The Marriott License Agreement is in full force and effect and, to Borrower’s knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. The Marriott License Agreement is on commercially reasonable terms.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased by Borrower with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s knowledge, all information submitted by and on behalf of Borrower to Lender and in all financial statements, leases (including the leases attached hereto as Schedule 4.1.26), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects (or to the extent any such data was incorrect in any material respect when delivered, the same has been corrected by information subsequently delivered to Lender on or prior to the date hereof). The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would be reasonably likely to materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower (except to the extent further disclosed to Lender). Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the USA PATRIOT Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (d) none of the funds of Borrower have been derived from or are the proceeds of, any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Each Individual Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the State of Delaware and its organizational identification number is set forth on Schedule 4.1.36.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I Environmental Report (or Phase II Environmental Report, if required) delivered to Lender by Borrower in connection with the origination of the Loan or otherwise obtained by Lender in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), to Borrower’s knowledge (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance in all material respects with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) there are no past or present Releases of Hazardous Substances in violation of Environmental Law, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) Borrower has not received any written notice or other communication from any Person (including, but not limited to, a Governmental Authority) relating to an existing threat of any Release of Hazardous Substances migrating to the Property or possible liability of any Person pursuant to any Environmental Law or other environmental conditions in connection with the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that are known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.38 Cash Management Account. (a) The Cash Management Agreement, Concentration Agreement, Lockbox Agreement and this Agreement create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account, Concentration Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account, Concentration Account, and Cash Management Account;

(b) Each of the Lockbox Account, Concentration Account and Cash Management Account constitutes a “deposit account” and/or a “securities account” within the meaning of the Uniform Commercial Code of the State of New York);

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank, the Concentration Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account, Concentration Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Lockbox Account, Concentration Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank, the Concentration Bank and Agent complying with instructions with respect to the Lockbox Account, the Concentration Account and Cash Management Account from any Person other than Lender.

4.1.39 Gaming Licenses and Operating Permits. (a) Schedule 4.1.39 contains a correct and complete list of all Gaming Licenses for the Property (and the holder thereof).

(b) Borrower possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all certificates of occupancy, which are material to the ownership and use of the Property and the failure to possess which would have a Material Adverse Effect, and Operating Borrower possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all environmental, liquor, gaming, health and safety licenses of all Governmental Authorities which are material to the conduct of their business and the use, occupation and operation of the Property and the failure to possess which would have a Material Adverse Effect (collectively, “Operating Permits”); each such Operating Permit is and will be in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of Borrower’s business), except to the extent that the failure of such Operating Permit to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect. Each Individual Borrower and each of its Affiliates are in compliance with all such Operating Permits, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation or termination of any such Operating Permit or the imposition of any material restriction thereon.

(c) Operating Borrower, and any other Affiliate of Borrower which is required to possess a Gaming License under Gaming Regulations, possesses all Gaming Licenses which are material to the conduct of their business and the ownership, use, occupation and operation of the Property. Further, Borrower hereby represents and warrants as follows:

(i) Each Gaming License is in full force and effect and has not been amended or otherwise modified, rescinded, revoked or assigned (except for such Gaming Licenses as are no longer necessary or advisable for the conduct of any Individual Borrower’s business);

(ii) Operating Borrower and to Borrower’s knowledge, after due inquiry, each of its Affiliates, respective directors, members, managers, officers, key personnel and Persons holding an equity or economic interest directly or indirectly in Operating Borrower is in compliance in all material respects with all such Gaming Licenses (to the extent required by Legal Requirements), and no event (including, without limitation, any material violation of any Legal Requirements) has occurred which would be reasonably likely to lead to the revocation or termination of any such Gaming Licenses or the imposition of any restriction thereon;

(iii) Borrower has no reason to believe that Operating Borrower will not be able to maintain in effect all Gaming Licenses necessary for the lawful conduct of their business or operations wherever now conducted and as planned to be conducted, including the ownership and operation of the Casino Components, pursuant to all applicable Legal Requirements;

(iv) No Individual Borrower is in default in any material respect under, or in violation in any material respect of, any Gaming License (and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute a default thereunder or violation thereof that has caused or would reasonably be expected to cause the loss of any Gaming License) (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of any Individual Borrower’s business);

(v) No Individual Borrower has received any notice of any violation of Legal Requirements which has caused or would reasonably be expected to cause any Gaming License to be suspended, forfeited, modified in any manner that would have a Material Adverse Effect, not renewed, rescinded or revoked (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of any Individual Borrower’s business);

(vi) No condition exists or event has occurred which would reasonably be expected to result in the suspension, revocation, impairment, forfeiture, rescission or non-renewal of any Gaming License (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of any Individual Borrower’s business); and

(vii) The continuation, validity and effectiveness of all Gaming Licenses will not be adversely affected by the transactions contemplated by this Agreement.

(d) There is no proceeding, investigation, or disciplinary action (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s knowledge, threatened against any Individual Borrower or, to Borrower’s knowledge, any of their respective directors, members, managers, officers, key personnel or Persons holding a direct or indirect equity or economic interest in any Individual Borrower and that could reasonably be expected to have a Material Adverse Effect.

(e) There is no proceeding (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s knowledge, threatened in writing either (a) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents or any of the transactions contemplated therein, or (b) that could reasonably be expected to have a Material Adverse Effect.

(f) Neither the execution, delivery or performance of any of the Loan Documents (nor the Securitization or any participations in the Loan, or the creation or sale of any of the Mezzanine Loans) will (i) require the consent of any Gaming Authority not heretofore obtained or (ii) allow or result in the imposition of any material penalty under, or the revocation or termination of, any Gaming License or any material impairment of the rights of the holder of any Gaming License, except for (A) the execution of the Pledge Agreements granting the Mezzanine Lenders a security interest in the direct or indirect equity interests of Operating Borrower and the foreclosure under such Pledge Agreement and (B) the assignment of the Pledge Agreements to a successor secured party.

(g) Borrower has obtained all Operating Permits from Gaming Authorities that are required in order to permit the closing of the Loan and the Mezzanine Loan (if required), or in connection with the Operating Lease (if required), or to permit the conveyances of the Property to Borrower (effected immediately prior hereto) and the operation of the Property as currently conducted. The Mezzanine Borrower shall seek all necessary approvals and Operating Permits from Gaming Authorities with respect to the Pledge Agreements granting the Mezzanine Lender a security interest in the direct and indirect equity interests of Operating Borrower to be delivered after the Closing Date in accordance with the Mezzanine Loan Documents.

4.1.40 Taxes. Borrower is treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower has timely filed or caused to be filed all federal income and other material Section 2.7 Taxes, returns and reports (including, without limitation, all reports relating to gaming taxes and fees to the Gaming Authorities) required to have been filed by it and has paid or caused to be paid all federal income and other material Section 2.7 Taxes and related liabilities required to have been paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves. There are no Liens for Section 2.7 Taxes on or with respect to any of Borrower’s income or assets, other than Liens for Section 2.7 Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves.

4.1.41 Labor. No work stoppage, labor strike, slowdown or lockout is pending or, to Borrower’s knowledge, threatened by employees and other laborers at the Property. Except as described on Schedule 4.1.41 attached hereto, and except as would not otherwise be reasonably expected to have a Material Adverse Effect, (i) there are no pending or, to the Borrower’s Knowledge, threatened material labor disputes, material grievances or litigations relating to labor matters involving any employees at the Property, including, without limitation, claims alleging violation of any federal, state or local labor, wage and hour, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) to the Borrower’s Knowledge, Borrower is not engaged with respect to the Property, in any material unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) Borrower is not a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property. As of the Closing Date, to Borrower’s knowledge, based upon information provided by its predecessor owner, the aggregate amount payable by Borrower under the Exit Award Agreements and Retention Award Agreements does not exceed $24,000,000. Except as described on Schedule 4.1.41-A, as of December 19, 2014, Borrower is not a party to or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property.

4.1.42 Restaurant Management Agreements. The Property is not subject to any management agreements, except the Marquee Management Agreement and all other Restaurant Management Agreements described in Schedule 1.9 attached hereto and made a part hereof, which Schedule 1.9, to Borrower’s knowledge, is true, complete and accurate in all material respects as of the Closing Date. Each Restaurant Management Agreement is in full force and effect and, to Borrower’s knowledge, after reasonable inquiry, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. Each Restaurant Management Agreement is on commercially reasonable terms.

4.1.43 Operating Lease. Propco Borrower is the owner and lessor of landlord’s interest in the Operating Lease. The current Operating Lease is in full force and effect and there are no material defaults thereunder by either party and to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The Operating Lease does not constitute a financing or convey any interest in the Property other than the leasehold interest therein demised thereby. No Operating Rent has been paid more than one (1) month in advance of its due date. All security deposits (if any) are held by Propco Borrower in accordance with applicable law. All work (if any) to be performed by Propco Borrower under the Operating Lease as of the date hereof has been performed as required and has been accepted by Operating Borrower, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Propco Borrower to Operating Borrower has already been received by Operating Borrower. There has been no prior sale, transfer or assignment, hypothecation or pledge of the Operating Lease or of the Operating Rents received therein which is outstanding. Operating Borrower has not assigned the Operating Lease or sublet all or any portion of the premises demised thereby other than pursuant to a Lease. Operating Borrower has no right or option pursuant to the Operating Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.44 Intellectual Property. IP Owner either owns or has valid enforceable right to use all Intellectual Property, including all Intellectual Property set forth on the IP Schedule, necessary for the current conduct of Borrower’s business and the operation of the Property. The IP Owner is duly qualified under applicable law in each jurisdiction in which it is required to be qualified pursuant to applicable Legal Requirements in order to act as a licensor of the

Intellectual Property and sublicensor under the applicable IP License Agreements. Attached hereto as Schedule 4.1.44 hereof is a complete and accurate list of all of the material registered and pending applications for registration, anywhere in the world, for all Intellectual Property owned by any IP Owner and all material IP Licenses, including exclusive IP Licenses to which any IP Owner is an exclusive licensee (the “IP Schedule”). There are no actions or proceedings pending, or to the best of Borrower’s knowledge, threatened by or against Borrower, any Affiliate thereof, or any IP Owner: (x) alleging the infringement, dilution, misappropriation, or other violation of any Intellectual Property or (y) seeking to limit, cancel, or question the validity or enforceability of any IP Collateral (including, without limitation, the right to proceeds therefrom and the right to bring an action at law or in equity for any infringement, dilution, or violation of such Intellectual Property and to collect all damages, settlements, and proceeds relating to such Intellectual Property), or IP Owner’s rights or interests therein, or use thereof. To Borrower’s knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with any Intellectual Property of any IP Owner other than to the extent the same would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Intellectual Property owned by any IP Owner nor any IP Owner’s use of any Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Except as would not reasonably be expected to have a Material Adverse Effect, IP Owner, in its reasonable discretion, has made all filings and recordations in the United States necessary to adequately effect, reflect, and protect its ownership in, right to use, or its license of Intellectual Property used or held for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower. To Borrower’s knowledge, (x) all Intellectual Property set forth on the IP Schedule is subsisting, unexpired, has not been abandoned in any applicable jurisdiction, and, (y) is valid and enforceable and (z) the use of the IP Collateral in the manner in which it is currently used or planned to be used does not infringe, dilute, misappropriate, or otherwise violate the rights of any Person in any material respect, other than to the extent the same would not reasonably be expected to have a Material Adverse Effect.

4.1.45 Operation of the Property. The licenses, permits, and regulatory agreements, approvals and registrations relating to the Property, including the Gaming Licenses, may not be, and have not been, transferred to any location other than the Property; have not been pledged as collateral security for any other loan or indebtedness that is outstanding as of the Closing Date; and are held free from restrictions or known conflicts that would materially impair the use or operation of the Property as intended, are in full force and effect (expect to the extent that the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect) and in good standing and are not provisional, conditional or probationary in any manner.

4.1.46 Intellectual Property Title and Lien. The IP Owner owns and has good and marketable title to the Intellectual Property listed as owned by each IP Owner on the IP Schedule and the IP Owner owns and has good and marketable title to other Intellectual Property that it owns or purports to own and to their rights under the IP Licenses, free and clear of all Liens whatsoever except the Permitted Encumbrances. The IP Security Agreement, when properly recorded in the appropriate offices and/or with the applicable Governmental Authority, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, perfected first priority lien on the applicable Intellectual Property and IP Owners’ rights in, to and under the IP Collateral, subject only to Permitted Encumbrances. IP Owners have all requisite consents and approvals required by the terms of the IP Licenses or as a matter of law to pledge the IP Collateral to the Lender under the IP Security Agreement. Other than the security interest granted to the Lender hereunder and under the other Loan Documents and Permitted Encumbrances, IP Owners have not pledged, assigned, sold, or granted a security interest in Intellectual Property or IP Licenses to any party, except as shall have been released or terminated in the reasonable business judgment of the IP Owner prior to the filing and recordation of the IP Security Agreement. IP Owners shall reasonably cooperate with Lender to permit Lender to complete all filings as may be necessary to protect and evidence the Lenders’ security interest in the IP Collateral within thirty (30) days from the date hereof, including filing the UCC-l financing statements and required filings with the United States Patent and Trademark Office and the United States Copyright Office. No effective security agreement, financing statement, equivalent security, or lien instrument or continuation statement authorized by any IP Owner and listing such IP Owner as debtor covering all or any part of the IP Collateral has been filed with any Governmental Authority, or is of record in any jurisdiction in the United States or in any foreign jurisdiction, except as may have been filed, recorded, or made by an IP Owner in favor of the Lender in connection with this Agreement or the Mortgage to which an IP Owner is a party, and no IP Owner has authorized any such filing. All IP Owners shall, at Closing, execute the IP Security Agreement. For clarity, no IP Owner shall be required to complete any filings or other actions with respect to the perfection of the security interest created under any Loan Document in any jurisdiction outside the United States.

4.1.47 Condominium. Propco Borrower is a party (either directly, or as a successor-in-interest) to the Condominium Documents and the Condominium Documents are in full force and effect and have not been amended or modified and Propco Borrower’s interest therein has not been assigned pursuant to any assignment that has not otherwise been disclosed to Lender as of the date hereof. There are no set-offs, claims, counterclaims or defenses being asserted or, after giving the requisite notice, if any, required under the Condominium Documents, capable of being asserted, for the enforcement of the obligations of any party under the Condominium Documents. No party to any Condominium Document has the right to file a Lien for amounts due under the provisions of such Condominium Document which, if unpaid, may be asserted as a Lien prior to the Lien of the Mortgage. All common charges and other sums due from Propco Borrower, if any, under the Condominium Documents have been paid to the extent they are payable on or prior to the date hereof.

4.1.48 Declaration. Propco Borrower is a party (either directly, or as a successor-in-interest) to the Declaration and the Declaration is in full force and effect and has not been amended or modified and Propco Borrower’s interest therein has not been assigned pursuant to any assignment. There are no set-offs, claims, counterclaims or defenses being asserted or, after giving the requisite notice, if any, required under the Declaration, capable of being asserted, for the enforcement of the obligations of any party under the Declaration. No party to any Declaration has the right to file a Lien for amounts due under the provisions of such Declaration which, if unpaid, may be asserted as a Lien prior to the Lien of the Mortgage. All common charges and other sums due from Propco Borrower, if any, under the Declaration have been paid to the extent they are payable on or prior to the date hereof.

4.1.49 REOA. Borrower hereby represents and warrants to Lender the following with respect to each REOA:

(a) Propco Borrower is a party (either directly or as a successor-in-interest) to the REOA and the REOA is in full force and effect and to Borrower’s knowledge has not been amended or modified and Borrower’s interest therein has not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents;

(b) to the best of Borrower’s knowledge the REOA is in full compliance with all applicable local, state and federal laws, rules and regulations,

(c) to the best of Borrower’s knowledge, Borrower is not in default under the REOA;

(d) Borrower has no knowledge of any current or outstanding notices of termination or default given with respect to the REOA;

(e) except as disclosed in writing to Lender, neither Borrower nor, to the best of Borrower’s knowledge, any other party to the REOA has performed any work pursuant to the REOA, the cost of which Borrower or to Borrower’s actual knowledge such other party is or will be entitled to charge in whole or in part to Borrower under the provisions of the REOA except in the ordinary course of operation in accordance with the REOA;

(f) to the best of Borrower’s knowledge, there are no set-offs, claims, counterclaims or defenses being asserted in writing, if any, required under the REOA or otherwise known by Borrower for the enforcement of the obligations under the REOA;

(g) to the best of Borrower’s knowledge there are no liens capable of being asserted for amounts due under the provisions of the REOA which, if unpaid, would be a lien prior to the Lien of the Mortgage;

(h) Borrower has not requested that a matter be submitted to arbitration under the REOA; and

(i) to Borrower’s knowledge, all common charges and other sums due from Borrower under the REOA have been paid to the extent they are payable to the date hereof.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V –COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender to comply with the following covenants, and in connection therewith:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes, certificates of occupancy and the procurement of all necessary and required hospitality, liquor, gaming or innkeeper’s licenses. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all rights it has in necessary franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency of such dispute; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property during the pendency of such dispute; and (vi) Borrower shall furnish such security as may be required in the proceeding, or in the event the amount reasonably determined to be necessary to cause compliance with such Legal Requirement exceeds $500,000, as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Except as otherwise provided in this Section 5.1.2, Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Except as otherwise provided in this Section 5.1.2, Borrower shall, not later than five (5) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower shall not be required to furnish such receipts for payment of Taxes and Other Charges during any period that such Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof or by Manager pursuant to the Management Agreement). Except as otherwise provided in the following sentence, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien (other than Permitted Encumbrances) or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency thereof; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or during a Cash Trap Period, in the event the amount of such Taxes and Other Charges shall reasonably be expected to exceed $500,000 and after taking into account amounts held by Lender in the Tax and Insurance Reserve Account which are required to be used for payment of such Taxes and Other Charges, as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien and (vi) Borrower shall deliver written notice of such contest to Lender.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might have a Material Adverse Effect.

5.1.4 Access to Property. Subject to the rights of Tenants, guests, and patrons, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall in a timely manner observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Borrower shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender, in accordance with the applicable provisions of the Loan Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable, actual, out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) without limiting any other obligation of Borrower hereunder, upon the written request of Lender, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements in Borrower’s possession, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith provided, that, so long as no Event of Default has occurred and is continuing, the foregoing shall not require Borrower to obtain updated appraisals after the Closing Date, unless specifically required by the terms of this Agreement;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require, including without limitation, execution and delivery of all writings necessary to transfer any hospitality, liquor and other licenses required for the continued operation of the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor or other licenses required for the continued operation of the Property and terminating existing licenses, in each case solely at the direction of Lender; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor or other licenses required for the continued operation of the Property and terminating existing licenses, in each case solely at the direction of Lender.

5.1.10 Principal Place of Business, State of Organization. Each Individual Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or, except as permitted pursuant to Section 5.2 hereof, such Individual Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, except as permitted pursuant to Section 5.2 hereof, without first obtaining the prior written consent of Lender. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. Upon receipt of a written request from Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than two (2) times in any calendar year unless an Event of Default is continuing, in which case no such restriction shall apply) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and actual costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, (i) within seventy-five (75) days following the end of each Fiscal Year of Borrower a copy of Borrower’s unaudited annual financial statements and (ii) within one hundred twenty (120) days following the end of such Fiscal Year, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses (not including any contributions to the Replacement Reserve Fund). Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon as of such date and has been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender, (iii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (iv) occupancy statistics including revenue per available room and average daily rates for the Property. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. All such financial statements of Borrower under this Section 5.1.11(b) shall also constitute the financial statements of the Mezzanine Borrowers.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty-five (35) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as of the relevant date as applicable: (i) an occupancy report for the subject month, including an average daily rate and revenue per available room, (ii) monthly and year-to-date operating statements prepared for each calendar month, noting EBITDA, Gross Income from Operations (including gross hotel and casino revenues), and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Lender and (iii) during a Cash Trap Period, upon the written request of Lender, a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in subsection (xxiii) of the definition of “Special Purpose Entity” are true and correct as of the date of such certificate.

(d) Intentionally Omitted.

(e) Lender hereby acknowledges receipt of the Annual Budget for the remainder of the Fiscal Year ending on December 31, 2014 and receipt of the Annual Budget for the Fiscal Year ending on December 31, 2015, each of which are hereby approved. Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of Fiscal Year during the term of the Loan commencing with the 2016 Fiscal year (which, subject to the immediately succeeding sentence shall be for informational purposes only). If (i) an Event of Default is continuing, or (ii) a Debt Yield Trigger Period is continuing the Annual Budget currently in place shall be deemed approved; provided that the next Annual Budget shall be subject to Lender’s and the most junior Mezzanine Lender’s reasonable written approval so long as an Event of Default is continuing or a Debt Yield Trigger Period is still in effect at such time, which approval shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget, including, for the avoidance of doubt, an Annual Budget submitted to Lender in accordance with this Section 5.1.11(e) at such time as an Event of Default or a Cash Trap Period is not then continuing, an “Approved Annual Budget”) provided, that Lender and each Mezzanine Lender shall not withhold its respective consent with respect to expenditures necessary to comply with life, health or safety matters. So long as neither a Debt Yield Trigger Period exists nor an Event of Default has occurred and is continuing at the time that such Annual Budget is submitted to Lender, any Annual Budget, and any amendments or modifications thereto shall be deemed an Approved Annual Budget and Lender shall have no approval right with respect thereto. In the event that Borrower is required to submit an Annual Budget for approval pursuant to this Section 5.1.11(e), each such request for approval of an Annual Budget shall contain the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, Borrower shall deliver to Lender a second request for approval containing the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A SECOND REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S

APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, then Lender’s approval shall be deemed to have been granted. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid ten (10) day periods shall each be five (5) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses).

(f) In the event that during any Cash Trap Period, Borrower must incur a capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably conditioned, withheld or delayed; provided that Lender’s consent shall not be required in connection with (i) emergency circumstances relating to the protection of the health and safety of any tenant, patron or other occupant of the Property and (ii) matters which Borrower is permitted to use Excess Cash Flow Reserve Funds for, to the extent that there are sufficient funds available in the Excess Cash Flow Reserve Fund.

(g) Reserved.

(h) Borrower shall cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, redacted to exclude information with respect to individual limited partners and individual investor information which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender

(i) Any reports, statements or other information required to be delivered under this Agreement may be delivered via email, with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

(j) Borrower shall provide to Lender written notice of any Intellectual Property acquired for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property after the date hereof, in each case which is the subject of a registration or application (including IP Collateral which was theretofore unregistered and becomes the subject of a registration or application) or any exclusive IP Licenses under which an IP Owner is an exclusive licensee, and deliver to the Lender an amendment to the IP Security Agreement and/or such other instrument in form and substance reasonably acceptable to Lender. Borrower shall provide such notice to Lender within thirty-five (35) days after the end of each calendar year in which the acquisition of such Intellectual Property or IP License occurred. Borrower shall execute and deliver to Lender all filings necessary to protect and evidence the Lenders’ security interest in such Intellectual Property and IP Licenses. Further, the Borrower authorizes Lender to modify this Agreement by amending the IP Schedule to include any applications or registration for IP Collateral (but the failure to do so modify such IP Schedule shall not be deemed to affect Lender’s security interest in or lien upon such IP Collateral).

5.1.12 Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Property. Borrower shall qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own or lease all Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property. Borrower shall warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable third-party attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith, but excluding regular servicing fees, and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations (subject to bankruptcy, insolvency or other similar laws and general principles of equity) and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than one (1) time in any calendar year.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender upon request, estoppel certificates from (i) each party under the Marriott License Agreement or any REOA, (ii) from any Condominium Board or association with respect to a Condominium, (iii) from each Tenant under a Lease, and (iv) from each Restaurant Manager under a Restaurant Management Agreement, each in form and substance reasonably satisfactory to Lender; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to seek such statement more than one (1) time in any calendar year and any such estoppel shall be addressed to both Lender and the Mezzanine Lenders.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Restaurant Management Agreements. Borrower shall, and shall use commercially reasonable efforts to cause Restaurant Manager to cause the applicable portion of the Property to be operated, in all material respects, in accordance with the applicable Restaurant Management Agreement as applicable and in accordance with all applicable Legal Requirements. Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under each Restaurant Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under a Restaurant Management Agreement; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, and material written notice received by it under the Restaurant Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Restaurant Manager under the Restaurant Management Agreement, in a commercially reasonable manner.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations in all material respects made by Borrower in the Loan Documents as of the date of the closing of such Securitization except (i) to the extent that any such representation is made as of a specific date in which case such representation is accurate and complete in all material respects as of such specific date, and (ii) to the extent any such representations require qualification on such date, setting forth such qualifications in reasonable detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date that is within thirty (30) days of the Securitization.

5.1.19 Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any of its Affiliates, shall be in material compliance with all Environmental Laws and permits issued pursuant thereto except to the extent that (A) any Environmental Law or order or directive of a Governmental Authority with respect thereto is being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect on the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property or (B) Borrower has determined in good faith that contesting the same is not in the best interests of Borrower and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect on the condition (financial or otherwise) or business of Borrower or the condition or ownership of the Property; (ii) Borrower shall not cause, and shall use commercially reasonable efforts to ensure that no Person causes any Releases of Hazardous Substances in, on, under or from the Property, except those that are (1) both (A) in compliance with all applicable Environmental Laws and with permits issues pursuant thereto and (B) fully disclosed to Lender in writing or (2) de minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which would not reasonably be expected to result in an environmental condition in, or under the Property and which are otherwise permitted under and used in compliance with Environmental Law; (iii) Borrower shall not place and shall use commercially reasonable efforts to ensure no other Person places Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all applicable Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by applicable Environmental Law), (B) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which would not reasonably be expected to result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law or (C) fully disclosed to Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any applicable Environmental Law due to any act or omission of Borrower (the “Environmental Liens”) and shall use commercially reasonable efforts to keep the Property free and clear from any Environmental Liens due to any act or omission of any other Person; (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews at reasonable times upon reasonable notice; (vi) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property to (A) reasonably effectuate Remediation of any Release of a Hazardous Substance in, on, under or from the Property to the extent required under Environmental Law; (B) comply with any applicable Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (vii) Borrower shall not do and shall use commercially reasonable efforts not to allow any Tenant or other user of the Property to do any act relating to environmental matters that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (viii) Borrower shall notify Lender in writing promptly upon

Borrower obtaining knowledge of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice to Borrower from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 5.1.19.

(b) In the event that Lender has a reasonable basis to believe that an environmental hazard exists on the Property that, in Lender’s sole discretion, endangers any Tenants or other occupants of the Property or their guests or the general public or materially and adversely affects the value of the Property, upon reasonable notice from Lender, (i) Borrower shall (subject to the rights of Tenants under Leases, guests, and patrons), at Borrower’s expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver to Lender the results of any such assessment, audit, sampling or other testing and (ii) after Lender shall have delivered the notice referenced above, provided, however, if such results are not delivered to the Lender within a reasonable period or if the Lender has a reasonable basis upon which to believe that an environmental hazard exists on the Property that imminently endangers any tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times, and upon reasonable prior notice to Borrower, to assess any and all aspects of the environmental condition of the Property and its use with respect to such environmental hazard, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property. Notwithstanding the foregoing, Borrower shall have no liability for any Losses (as defined below) imposed upon or incurred by or asserted against any Indemnified Persons and described in this Section 5.1.19(b) to the extent that such Losses arose solely by actions, conditions or events relating to the Hazardous Substances placed in, on, above or under the Property after the date that Lender (or any purchaser at a foreclosure sale, deed in lieu of foreclosure or assignment in lieu of foreclosure) actually acquired title to the Property or Control of Borrower and were not caused by the direct or indirect actions of Borrower or any officer or director of Borrower, or any employee, agent, contractor or Affiliate of Borrower.

5.1.20 Leasing Matters. (a) Subject to subsections (b), (c), (d) and (e) of this Section 5.1.20, provided an Event of Default is not continuing, Borrower may enter into any lease or other rental arrangement, exercise all extensions and renewals and enter into any modification, amendments and supplements to any Leases without the prior approval of Lender or Mezzanine Lender (other than a Major Lease), provided that, any new Lease entered into after the date hereof shall (i) have rental rates comparable to existing local market rates in all material respects (provided, so long as a Cash Trap Period does not exist, the rent payable under any Lease that (x) is for a term (including any renewals) of no more than five (5) years and (y) demises no more than 5,000 square feet may be less than a market rate if Borrower reasonably determines in its prudent business judgment that such Lease shall provide additional incremental revenue to the Property in excess of the stated rent payable thereunder), (ii) be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents and (iii) be subordinate to the Mortgage and shall provide that the Tenant agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale; provided, that Lender shall, upon written request of Borrower and Lender’s review of the applicable Lease and at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees), enter into a subordination, non-disturbance and attornment agreement with a Tenant entering into such Lease (including that certain Tenant under that certain contemplated Lease set forth on Schedule 5.1.20(f) attached hereto) on Lender’s then standard form of subordination, non-disturbance and attornment agreement, subject to such commercially reasonable changes thereto as such Tenant and Lender shall mutually agree upon.

(c) Any Major Leases with respect to the Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon the written request of Lender, Borrower shall furnish Lender with executed copies of all Leases; provided, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times per calendar year and, where Leases have been previously delivered to Lender, Borrower may, in lieu of delivering new copies thereof to Lender, deliver an Officer’s Certificate stating that such Leases remain unchanged (or, if terminated or expired, that such Leases have been terminated or expired, or, where Leases have been modified, supplemented or extended, deliver copies of the documents modifying, supplementing or extending the Leases without delivering copies of the documents previously provided). All renewals of Leases (other than with respect to renewal or extension rights set forth in the Lease in effect as of the Closing Date) and all proposed Leases shall provide for rental rates comparable to existing local market rates in all material respects.

(d) All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale, provided, upon request Lender shall enter into a subordination, non-disturbance agreement in accordance with the terms hereunder. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Major Leases without the consent of Lender shall be permitted unless (A) by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property or (B) the exercise by a

Tenant of any termination right expressly provided in any existing Major Lease or any Major Lease entered into in compliance with this Section 5.1.20; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits, payments of the first month’s rent upon signing of the Lease and rent for providing rooms, banquet and meeting space and services in the ordinary course of business); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(e) With respect to those portions of the Hotel Component that are operated as the Chelsea and the Convention and Banquet Rooms as of the Closing Date (collectively, the “Venue Leased Space”), Borrower shall have the right to enter into, terminate, amend or modify any Lease demising all or any portion of the Venue Leased Space and the related management agreement (each, a “Venue Management Agreement”), without the prior written consent of Lender, provided, that (i) any such replacement Lease and/or Venue Management Agreement shall satisfy the conditions set forth in Section 5.1.20(a) and shall be for a term (including any renewal terms) of no greater than five (5) years, (ii) no Event of Default has occurred and is continuing, (iii) no amendment or modification shall (x) decrease the amount of rent or fees payable under such Lease, (y) increase the amount of fees payable under a Venue Management Agreement, or (z) modify, change, supplement, alter or amend, or waive or release any of Borrower’s rights and remedies under, the Lease or Venue Management Agreement in any material respect, (iv) any termination of a Venue Management Agreement shall be subject to Borrower entering one or more replacement Venue Management Agreements under which Borrower shall receive not less than 95% of the Net Operating Income received under the Venue Management Agreement to be terminated and which otherwise comply with the terms of this Section 5.1.20(d). With respect to those portions of the Hotel Component that are operated as of the Closing Date as the Marquee Night Club & Day Club (the “Marquee Leased Space”) and Rose.Rabbit.Lie (the “Rose.Rabbit.Lie Space”), Borrower shall have the right to enter into, terminate, amend or modify any Lease demising all or any portion of the Marquee Leased Space and the related management agreement (each, a “Marquee Management Agreement”) and/or any Lease demising all or any portion of the Rose.Rabbit.Lie Space and any related management agreement (each a “Rose.Rabbit.Lie Agreement”), in each case, without the prior written consent of Lender, provided, that (i) any replacement Lease, Marquee Management Agreement and/or Rose.Rabbit.Lie Agreement shall be entered into on an arms’ length basis and on commercially reasonable and market terms, (ii) no Event of Default has occurred and is continuing, and (iii) any amendment or modification shall be entered into on an arms’ length basis and on commercially reasonable and market terms.

(f) Upon the request of Borrower, Lender shall enter into a subordination, attornment and non-disturbance agreement in form and substance reasonably satisfactory to Lender with any Tenant entering into a Major Lease (other than a Lease to an Affiliate of Borrower), after the Closing Date. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent.

(g) Lender shall grant or deny with a reasonable explanation any consent required hereunder within ten (10) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said ten (10) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within ten (10) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations. (a) Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that would be reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a Material Adverse Effect and do not exceed $25,000,000 or are made pursuant to the Approved Annual Budget, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (d) alterations set forth on Schedule 5.1.21 hereto (the “Pre-Approved Alterations”), (e) Reserved or (f) Replacements if there are sufficient reserves on deposit in the Replacement Reserve Fund to pay for such obligations. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than (I) such amounts to be paid or reimbursed by Tenants under the Leases, (II) costs incurred in connection with the Restoration of the Property, (III) such amounts for which sufficient reserves are on deposit in the Replacement Reserve Fund or (IV) the Pre-Approved Alterations shall at any time, exceed Twenty-Five Million and No/100 Dollars ($25,000,000.00) for any individual Alteration and Fifty Million and No/100 Dollars ($50,000,000.00), in the aggregate for all Alterations (each, a “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (the “Alterations Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

(b) Each such Alterations Deposit shall be disbursed from time to time by Lender to Borrower for completion of the Alterations at the Property upon the satisfaction of the following conditions: (i) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (iii) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid or will have been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (i) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (ii) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full or will have been paid in full upon such disbursement.

5.1.22 Operation of Property. (a) Borrower shall, and shall cause Operating Borrower to operate the Property, in all material respects, in accordance with the Operating Lease and in accordance with all applicable Legal Requirements, including Gaming Laws, and all Gaming Licenses and other Operating Permits and in a manner consistent with their respective use as of the Closing Date. In the event that Borrower shall enter into a Management Agreement in accordance with the terms hereunder, (i) Borrower shall, and shall cause Manager to operate the Property, in all material respects, in accordance with the Management Agreement and in accordance with all applicable Legal Requirements, including Gaming Laws, and all Gaming Licenses and other Operating Permits and in a manner consistent with their respective use as of the Closing Date and (ii) if such Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall post all required bonds, if any, with any Gaming Authority as and in the amounts required under all applicable Legal Requirements (and shall, if Lender makes a request therefor, promptly provide Lender with copies of all such bonds).

(c) Borrower shall make all filings required under the Gaming Laws, or in connection with any Gaming Licenses or Operating Permits, including in connection with the origination of the Loan and the Mezzanine Loan, and shall deliver copies of such filings as Lender shall reasonably request to Lender, promptly upon request. Borrower will timely pay all fees, investigative fees and costs required by the Gaming Authorities with respect to any such approvals and licenses. Borrower will diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.

(d) Upon the written request of Lender, Borrower shall deliver to Lender such evidence of compliance (by Borrower and the Property) with all Legal Requirements, including Gaming Laws as shall be reasonably requested by Lender. Borrower shall promptly deliver to Lender any notice of material non-compliance or material violation of any Legal Requirement, or of any material inquiry or investigation commenced by the Gaming Authorities in connection with the Property. Borrower shall promptly notify Lender if it believes that any material license, including any Gaming License, is being or could be revoked or suspended, or that any action is pending, being considered or being, or could be, taken to revoke or suspend any Individual Borrower’s material licenses, including the Gaming Licenses, or to fine, penalize or impose remedies upon any Individual Borrower, or that any action is pending, being considered, or being, or could be, taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower, in each case if same might reasonably be expected to have a Material Adverse Effect.

(e) Borrower shall cause the Hotel Components to be at all times open for business as a hotel and the Casino Components to be open for business as a casino, except to the extent necessary to undertake any alterations or repairs (subject to the provisions of this Agreement with respect to the performance of any such alterations or repairs). Borrower shall cause the Property to be at all times operated, managed and maintained, at all times and in the manner and accordance with the standards required pursuant to the Operating Lease and all applicable Legal Requirements, including Gaming Laws in all material respects.

(f) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Operating Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under the Operating Lease; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, written notice, written report and written estimate received by it under the Operating Lease; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Operating Borrower under the Operating Lease in a commercially reasonable manner.

(g) In the event that Borrower shall enter into a Management Agreement in accordance with the terms hereunder, Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under the Management Agreement; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, written notice, written report and written estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(h) In the event that Borrower shall enter into a Management Agreement with respect to the Property, such Management Agreement, shall (i) be with a Qualified Manager, (ii) be entered into on an arms’ length basis and on commercially reasonable and market terms and (y) in form and substance reasonably acceptable to Lender (provided that, except with respect to any management agreement with an Affiliate of Borrower (which for purposes hereof, shall include Hilton Worldwide, Inc. and its Affiliates) the failure of Lender or Mezzanine Lender to have the right to terminate the management agreement following a foreclosure or transfer-in-lieu of foreclosure of the Mezzanine Loan shall not constitute the sole grounds for Lender to withhold its approval or assert that such management agreement is not on commercially reasonable and market terms) or (z) entered into without the consent of Lender, provided that Mezzanine Lender has the right to terminate the management agreement following a foreclosure or transfer-in-lieu of foreclosure of a Mezzanine Loan without payment of any termination fee, unamortized key money or similar amounts, and (iii) be subject to an assignment of management agreement and subordination of fees and non-disturbance agreement substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed by Borrower, Lender and such Qualified Manager at Borrower’s expense.

(i) Upon the occurrence of an Event of Default under the Loan Documents, Operating Borrower shall, at the request of Lender, continue to perform all of Operating Borrower’s obligations under the terms of the Operating Lease. Further, upon and after foreclosure, deed in lieu of foreclosure or other similar transfer of any of the Property to Lender, its designee or nominee, for a period of time not to exceed twenty-four (24) months after such date of foreclosure or transfer (such period, the “Transition Period”), Operating Borrower shall not exercise any right to terminate the Operating Lease other than due to any default or breach by Lender, its designee or nominee first occurring thereafter pursuant to the terms of the Operating Lease and, at the request of Lender, shall continue to operate and manage the Property and maintain all applicable Gaming Approvals with respect thereto, either in accordance with the terms of the Operating Lease or pursuant to a replacement operating lease (or, to the extent permitted by applicable Legal Requirements, a management agreement) in form and substance reasonably acceptable to Lender provided that (i) to the extent such continued operation is conducted pursuant to the Operating Lease, Operating Borrower shall be obligated to pay the rental rate specified therein, (ii) to the extent such continued operation is conducted pursuant to a management agreement or the Operating Lease in accordance with applicable Legal Requirements, Lender, its designee or nominee shall pay to Operating Borrower a then market rate management fee and payment of other expenses required by Operating Borrower for the operation of the Property and maintenance of the applicable Gaming Approvals, in each case, which are reasonable and customary for similar properties in similar locations as the Property, and (iii) all other terms and arrangements shall be usual and customary for similar properties in similar locations as the Property and, to the extent required under applicable Gaming Laws, subject to the prior review and/or approval of the Gaming Authorities. In addition, following the occurrence and during the continuation of an Event of Default under the Loan Documents, and promptly upon receipt of a written request therefor, Operating Borrower shall deliver to Lender (i) copies of all customer lists in Operating Borrower’s possession (relating to the Casino Component and Hotel Component), (ii) all contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories (including salary and employment), preferences, and all other information in the possession of Operating Borrower, whether private or public (including social security numbers, bank account and any other financial information), obtained by Operating Borrower in the ordinary course of business from or about any individuals employed from time to time as the general manager as well as the controller, and the directors of human resources, rooms, casino, internal audit, food and beverage and sales and marketing of the Property, or serving such functions, regardless of the specific titles given to such individuals (collectively, the “Executive Personnel”) and all individuals performing services at the Property in the name of Operating Borrower or its Affiliates, whether such individuals are employed by Operating Borrower or its Affiliates (collectively, “Operating Personnel”) and pertaining to all such Executive Personnel and Operating Personnel that shall, following termination of the Operating Lease, continue to be employed by or are reasonably expected to become employees at the Property, including any copyrights related to the foregoing or to compilations or derivative works thereof (collectively, “Employee Data”), (iii) (A) certain proprietary information, techniques and methods of operating gaming, hotel and related businesses; (B) certain proprietary information, techniques and methods of designing games used in gaming and related businesses; (C) certain proprietary information, techniques and methods of training employees in the gaming, hotel and related businesses; and (D) certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems, in the case of (A) through (D), which have been developed and/or acquired over the years through the expenditure of time, money and effort and which Operating Borrower and its Affiliates maintain as confidential and as a trade secret(s) and to the extent prepared, designed, created or collected for the use and benefit of the Property (collectively, “Lessee Proprietary Information and Systems”, and (iv) any and all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Operating Borrower or its Affiliates, whether obtained or derived by Operating Borrower or its Affiliates from: (x) guests or customers of the Property (including any condominium or interval ownership properties and including restaurants and spas); or (y) any other sources and databases, including any player loyalty program, in each case, whether private or public (including credit card and other financial information), that is obtained by Operating Borrower in the ordinary course of business from or about such guests and/or customers from any source whatsoever and concerning, related to, or arising from (1) the transient occupancy aspects of the Property during such guests’ and customers’ stay or visit at the Property or such guests’ and customers’ visits to, use of, or participation in any websites, databases, or programs from which information is collected and (2) the Casino Component, including such guests’ or customers’ gambling activity and history in the Casino Component, including any copyrights related to the foregoing or to compilations or derivative works thereof

(collectively, the “Guest Data”). During the Transition Period, Operating Borrower shall provide cooperation and transition assistance to Lender, any successor owner of the Property and/or any replacement manager identified by Lender, in connection with the Lessee Proprietary Information and Systems, Employee Data and Guest Data and at the end of the Transition Period, Operating Borrower shall transfer and assign the Lessee Proprietary Information and Systems, Employee Data and Guest Data to Lender or Lender’s designee, provided that such transferred and assigned Guest Data and Employee Data will be subject to compliance with Legal Requirements.

5.1.23 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure. Borrower shall maintain and comply with the anti-money laundering policies and procedures customary for hotel casino properties and otherwise in accordance with all applicable Legal Requirements.

5.1.24 Operating Lease. Borrower represents, covenants and warrants that it is the express intent of Propco Borrower and Operating Borrower that the Operating Lease constitute a true lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the sole interest of Operating Borrower in the Property is as tenant under the Operating Lease. In the event that it shall be determined that the Operating Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of Operating Borrower in the Property is other than that of tenant under an Operating Lease, Borrower hereby covenants and agrees that it shall cause Operating Borrower’s interest in the Property, however characterized, to continue to be subject and subordinate to the lien of the Mortgage, or Propco Borrower’s fee interest in the Property, on all the same terms and conditions as contained in the Operating Lease and the Mortgage.

5.1.25 IP Owner Activities. (a) Borrower agrees that it will not do any act, or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act), whereby any material IP Collateral may become invalidated, abandoned or dedicated to the public.

(b) Borrower (either through itself or its licensees or sublicensees) will, as to each material Trademark included in the IP Collateral, reasonably maintain the quality of the products and services offered under such Trademark.

(c) If Borrower shall, at any time after the date hereof, obtain any additional Intellectual Property or rights under any IP Licenses, then the provisions of this Agreement shall automatically apply (to the extent permitted under the terms of any such IP License) thereto and any such Intellectual Property and/or IP Licenses shall automatically constitute IP Collateral and shall be subject to the lien and security interest created by the IP Security Agreement, or any other Loan Document without further action by any party.

(d) Borrower shall promptly notify Lender if it knows or has reason to know that any IP Collateral that is material to the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property may become inadvertently abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office, or any court or similar office of any other country, but excluding any determinations of Intellectual Property Offices issued in the ordinary course of prosecuting an Intellectual Property application) regarding IP Owner’s ownership of such IP Collateral or, its right to register or maintain the same.

(e) If Borrower knows that any IP Collateral has been or is being misappropriated, diluted, infringed, or otherwise violated by a third party in such a manner that would reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise) or business of Borrower or the condition or ownership of the IP Collateral, then Borrower shall promptly notify Lender and shall take all reasonable and appropriate actions to protect its rights in such IP Collateral, such actions to be determined in Borrower’s reasonable business judgment.

(f) Upon the occurrence and during the continuance of any Event of Default, Borrower shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each IP License to, if necessary, and if permissible under the terms of such IP License, effect the assignment of the relevant IP Owner’s right, title, and interest thereunder to Lender.

(g) There shall be no Liens with respect to, or upon, or no restrictions on the transferability of the IP Collateral, other than the Permitted Encumbrances and as set forth in the IP Licenses.

5.1.26 Reserved.

5.1.27 Property Agreements. (a) Provided that an Event of Default is not continuing, Borrower shall have the right, to enter into (i) without the consent of Lender or any Mezzanine Lender, a management agreement on market terms, in form and substance reasonably acceptable to Lender, with respect to the management and operation of the Property’s Casino Component (each, a “Casino Management Agreement”) with a Qualified Casino Operator, provided, that (x) the rights of the Qualified Casino Operator under such Casino Management Agreement, including any right to fees thereunder, shall be subordinate to Lender’s lien on the Property and Mezzanine Lender’s lien on the applicable Collateral and to the terms and conditions of the Loan Documents and the Mezzanine Loan Documents, and (y) such Qualified Casino Operator and Lender shall execute an assignment and subordination and non-disturbance agreement in form and substance reasonably acceptable to Lender in all respects or (ii) a lease with a third party operator on market terms in form and substance reasonably acceptable to Lender (each, a “Casino Operating Lease” and together with the Casino Management Agreement, collectively, each, a “Casino Agreement”)), provided, that with respect to such Casino Operating Lease, (x) such third party operator shall have obtained all necessary approvals, consents and licenses required to operate the Casino Component required under Legal Requirements, (y) Lender shall have received a Rating Agency Confirmation from the Approved Rating Agencies with respect to such casino operator and (z) each Mezzanine Lender shall have consented to such casino operator.

(b) In the event that Borrower shall enter into a Casino Management Agreement or a Casino Operating Lease, Borrower shall notify Lender promptly in writing following the receipt by Borrower of any written notice from any party under a Casino Management Agreement or a Casino Operating Lease noting or claiming the occurrence of any default by Borrower under the a Casino Management Agreement or a Casino Operating Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Casino Management Agreement or a Casino Operating Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(c) Borrower shall not assign (other than to Lender) or encumber its rights under any Casino Agreement without the prior written consent of Lender.

5.1.28 Special Purpose Entity Covenants. (a) Each Individual Borrower shall not engage in any business other than (i) acquiring, owning, holding, leasing, financing, operating and managing the Property, (ii) entering into financings and refinancings of the Property as permitted by this Agreement and (iii) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing.

(b) Each Individual Borrower shall not have any Indebtedness other than (i) the Loan, (ii) Permitted Debt, and (iii) such other liabilities that are permitted pursuant to the terms of the Loan Documents; provided, however, that this covenant shall not require any shareholder, partner or member of Borrower to make additional capital contributions to any such entity.

(c) Other than with respect to another Individual Borrower as expressly permitted pursuant to the Loan Documents, each Individual Borrower shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person.

(d) Until the Debt has been paid in full, each Individual Borrower shall remain a Special Purpose Entity.

(e) Borrower will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or any Additional Insolvency Opinion. Each Affiliate of Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(f) Borrower shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower and no Independent Director shall be removed other than for Cause.

(g) Borrower shall not permit (x) Voteco to (i) engage in any business other than owning and holding its voting shares in Operating Borrower or (ii) incur any Indebtedness, other than Voteco Permitted Debt or (y) any shareholder of Voteco as of the Closing Date to resign, transfer or assign their equity interests in Voteco, except in accordance with the terms of this Agreement and any Mezzanine Lender Voteco Transfer Restriction Agreement.

5.1.29 Taxes. Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower will timely file or cause to be filed all federal income and other material Section 2.7 Tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material Section 2.7 Taxes and related liabilities required to be paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.30 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.31 Reserved.

5.1.32 Payment of Obligations. Borrower will pay its obligations, including tax liabilities and any obligations under any employment, incentive, retention, exit or similar agreement, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, and provided that the foregoing shall not require any partners, members, shareholders or other owners of Borrower to make additional capital contributions to Borrower. Borrower shall (i) at all times maintain in one or more accounts of Borrower (collectively, the “Borrower Account”), amounts sufficient to pay, in Borrower’s good faith business judgment, all amounts remaining to be paid under the Exit Award Agreements and Retention Awards Agreements by Borrower and (ii) maintain in the Borrower Account an amount sufficient in Borrower’s good faith business judgment as of the date hereof to resolve (including through settlement) the actions, suits or proceedings set forth on Schedule 4.1.4 hereto (the “Scheduled Actions”) until such Scheduled Actions are dismissed with prejudice or otherwise resolved. Borrower shall not make any distributions to Mezzanine A Borrower (other than distributions to the Mezzanine Borrower to pay amounts due and payable under the Mezzanine Loans in accordance with Section 2.6.5) if such distribution shall cause the balance in the Borrower Account, in Borrower’s good faith business judgment at the time of the distribution, to be insufficient to pay any amounts in connection with the Exit Award Agreements, Retention Awards Agreements or Scheduled Actions when due and payable.

5.1.33 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.34 Declaration. The Borrower hereby covenants and agrees with Lender with respect to each Declaration as follows:

(a) Borrower shall not, without Lender’s prior written consent, materially amend, modify or supplement, or exercise its consent rights under any Declaration (subject to the limitations of Borrower’s rights to withhold consent under the Declaration) with respect to the material amendment, modification or supplementation of any Declaration except that Lender shall not unreasonably withhold its consent to any amendment or modification which will not be deemed to have a Material Adverse Effect or Borrower’s ability to pay the Monthly Debt Service Payment Amount including the payment due on the Maturity Date;

(b) Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of the Declaration as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any charges required to be paid by Borrower pursuant to the Declaration, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the Declaration and any other instrument to which Borrower is subject or by which the Property is bound and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Property and no part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency of any such dispute; (iv) the Declaration will not be in danger of being terminated; (v) Borrower shall promptly upon final determination thereof pay the amount of any such charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of such charges from Borrower and the Property during the pendency thereof; and (vii) Borrower shall furnish such security as may be required in the proceeding or, during a Cash Trap Period, in the event the amount of such charges shall exceed $500,000, as may be reasonably requested by Lender, to insure the payment of any such charges, together with all interest and penalties thereon;

(c) Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on the Borrower’s part to be complied with pursuant to terms of the Declaration;

(d) Borrower shall take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Declaration in accordance with applicable laws, rules and regulations;

(e) Borrower shall not, without the prior written consent of Lender, as determined in its sole discretion, take (and hereby assigns to Lender any right it may have to take during the continuation of an Event of Default) any action to terminate, surrender, or accept any termination or surrender of, the Declaration;

(f) Borrower shall enforce, in a commercially reasonably manner, the obligations to be performed by the parties to the Declaration (other than Borrower);

(g) Borrower shall promptly furnish to Lender any notice of default or other communication delivered in connection with the Declaration by any party to the Declaration or any third-party other than routine correspondence and invoices;

(h) Borrower shall not assign (other than to Lender) or encumber its rights under the Declaration; and

(i) At such time as Lender shall request in writing, Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that if Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Declaration by reason of foreclosure of the Mortgage, deed-in-lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Declaration, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Declaration.

5.1.35 REOA. Borrower hereby covenants and agrees with Lender with respect to the REOA as follows:

(a) Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of the REOA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any charges required to be paid by Borrower pursuant to the REOA, provided, that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the REOA and any other instrument to which Borrower is subject or by which the Property is bound and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Property and no part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) the REOA will not be in danger of being terminated; (v) Borrower shall promptly upon final determination thereof pay the amount of any such charges, together with all costs, interest and penalties which may be payable in connection therewith; and (vi) Borrower shall furnish such security as may be required in the proceeding to insure the payment of any such charges, together with all interest and penalties thereon;

(b) Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on the Borrower’s part to be complied with pursuant to terms of the REOA;

(c) Borrower shall take commercially reasonable actions as may be necessary from time to time to preserve and maintain the REOA in accordance with applicable laws, rules and regulations;

(d) To the extent Borrower has the rights under the applicable REOA, Borrower shall enforce, in a commercially reasonably manner, the material obligations to be performed by the parties to the REOA (other than Borrower);

(e) Borrower shall promptly furnish to Lender any notice of default or other communication delivered in connection with the REOA by any party to the REOA or any third-party other than routine correspondence and invoices;

(f) Borrower shall not assign (other than to Lender) or encumber its rights under the REOA; and

(g) If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the REOA by reason of foreclosure of the related Mortgage, deed-in-lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the REOA, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the REOA. At such time as Lender shall reasonably request, Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

5.1.36 Condominium. (a) Borrower hereby covenants and agrees with respect to each Condominium that:

(i) it will not, without Lender’s prior written consent, vote to amend, modify, supplement or terminate, or consent to (1) the termination of any of the Condominium Documents or (2) the amendment, modification or supplementation of any of the Condominium Documents, in each case, in any material respect which would reasonably be expected to result in a Material Adverse Effect to the Borrower, the Property or Lender’s rights under the Condominium Documents (including amendments reasonably necessary to effectuate the release of a Release Parcel or an Outparcel in accordance with the terms of Section 2.5.2 and Section 2.5.3, as applicable);

(ii) it will pay all assessments for common charges and expenses made against those condominium units then owned by it pursuant to the applicable Condominium Documents prior to delinquency, other than assessments or common charges that are being contested in good faith pursuant to the applicable Condominium Documents;

(iii) it will comply in all material respects with all of the terms, covenants and conditions on its part to be complied with, pursuant to the applicable Condominium Documents and any rules and regulations that may be adopted for the Condominium, as applicable, as the same shall be in force and effect from time to time;

(iv) it will take all commercially reasonable actions as may be necessary from time to time to preserve and maintain the Condominium in accordance with the applicable Condominium Law;

(v) it will not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from the Condominium Law, or cause a partition of the Condominium;

(vi) it will not, without Lender’s prior written consent, which shall not be unreasonably conditioned, withheld or delayed, exercise any right it may have to vote for, (A) any additions or improvements to the Common Elements of the Condominium, except as such additions or improvements are completed in accordance hereof, (B) any borrowing on behalf of the Condominium or (C) the expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the related Improvements other than in accordance with Article VI hereof;

(vii) it will deliver copies of any notice of any special assessment relating to the Condominium received by Borrower, promptly after receipt;

(viii) it will not take any action, including any Transfer, that shall result in Borrower no longer having the right to appoint all members of the Condominium Board under the Condominium Documents; and

(ix) it will not, without Lender’s and each Mezzanine Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed), take any action or exercise any right to (i) create any new Condominium Units; (ii) subdivide any Condominium Unit into two (2) or more Condominium Units or (iii) convert any Condominium Unit or Shared Components (as defined in the Declaration) to Common Elements (as defined in the Declaration) or convert any portion of the Shared Components into a Residential Unit (as defined in the Declaration), except in each case, to effectuate the release of a Release Parcel or an Outparcel in accordance with the terms of Section 2.5.2 and Section 2.5.3, respectively.

(b) The provisions of Article VI hereof shall apply to the entirety of the Property that is a Condominium as provided herein, notwithstanding the submission of any portion of the Property to the Condominium Law. Without limiting the generality of the foregoing, Borrower, for and on behalf of itself and its direct and indirect successors and assigns as owner(s) of condominium units in the Condominium or any of them, (i) irrevocably waives, to the extent permitted by law, any applicable law which grants to the trustees of the Condominium and/or the owners of the condominium units rights in the event of a Casualty or a Condemnation which are inconsistent with the provisions of Article VI hereof and (ii) expressly agrees to the application of the Insurance Proceeds and Awards in accordance with Article VI hereof to the extent permitted by applicable law.

(c) Lender shall have the right, subject to any required consent of the unit owners, at reasonable times and upon reasonable notice, to inspect the records of the Condominium as provided in the Condominium Documents until such time as the Debt is paid in full.

(d) Upon written request from Lender, Borrower will use commercially reasonable efforts to obtain and deliver to the Lender, a true and correct copy of: (A) each notice of any meeting of the association of owners of the Condominium; (B) the minutes of any such meeting; (C) any statement of financial condition of said association, audited or otherwise, furnished to or available to an owner; (D) any statement showing the allocation of expenses and any other assessments against the owners; (E) any statements issued to Borrower calling for payment of expenses other than the regular monthly maintenance statements; and (F) any notice of default given to Borrower in respect of the observance of any Condominium Document.

(e) In the event there is a resignation by any of the directors appointed by Borrower to the Condominium Board during the term of the Loan, Borrower shall cause the applicable Condominium Board to appoint a representative of Borrower as a replacement director and Borrower shall cause a copy of the resignation and appointment documents to be delivered to Lender and Borrower shall cause any such replacement director(s) to deliver a new resignation to Lender substantially in the form delivered to Lender on the Closing Date (each, a “Resignation and Appointment to Board”) and attached hereto as Exhibit D. Further, during the term of the Loan, Borrower shall cause representatives of Borrower to run for election of the Condominium Board to the extent that Borrower owns a majority of the units subject to the applicable Condominium.

(f) Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may exercise its right to cause the resignation of the directors appointed by Borrower to any Condominium Board and Borrower shall (i) elect new directors approved by Lender to such Condominium Board and (ii) cause such replacement directors to deliver new resignations to Lender substantially in the form delivered to Lender on the Closing Date.

5.1.37 ERISA. (a) As soon as practicable, and in any event within 10 days after the occurrence thereof, (i) Borrower shall provide Lender with notice of the occurrence of any ERISA Event (or, to Borrower’s knowledge, the occurrence with respect to a unaffiliated third-party property manager engaged by Borrower of an event that would constitute an ERISA Event if it occurred to an Employee Plan, provided that Borrower has an obligation to indemnify such manager in respect of such event) that would reasonably be expected to have a Material Adverse Effect and (ii) if the employees at the Premises are employed by a manager other than the Borrower or an ERISA Affiliate, Borrower shall provide Lender with notice of any event, relating to any Multiemployer Plan or plan subject to Title IV of ERISA, of which it knows or should have known, which could reasonably be expected to result in a Material Adverse Effect including by reason of indemnification or other contractual agreement with such manager.

Borrower shall not (i) permit any ERISA Event to occur and (ii) if the employees at the Premises are employed by a manager other than the Borrower or an ERISA Affiliate, incur any liability or obligation with respect to withdrawal or partial withdrawal from a Multiemployer Plan or termination of a plan subject to Title IV of ERISA, whether by reason of indemnification or other contractual agreement with such manager, if in the case of (i) and (ii) above such event could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Borrower, the Property or the ability to repay the Debt.

5.1.38 Multiemployer Plan Statements. (a) With respect to each multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA (each, a “Multiemployer Plan”), for which Borrower or any ERISA Affiliate has an obligation to make contributions, within the meaning of Section 101(l) of ERISA (a “Contributing Employer”), within 30 days following the applicable Multiemployer Plan’s year end, if Agent so requests Borrower to do so, Borrower shall request, or cause to be requested, in accordance with Section 101(1)(1) of ERISA, that the plan sponsor or administrator of the applicable Multiemployer Plan provide: (i) an estimate of the amount of the Contributing Employer’s withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if the Contributing Employer were to have completely withdrawn from the applicable Multiemployer Plan on the last day of the plan year preceding the date of the request; and (ii) an explanation of how such estimated withdrawal liability amount was determined, including the actuarial assumptions and methods used to determine the value of the Multiemployer Plan’s liabilities and assets, the data regarding employer contributions, unfunded vested benefits, annual changes in the Multiemployer Plan’s unfunded vested benefits and the application of any relevant limitations on the estimated withdrawal liability amount. As soon as available, and in any event within 10 days after the receipt from the plan sponsor or administrator of the applicable Multiemployer Plan, Borrower shall provide Lender with the information received from the Multiemployer Plan pursuant to the estimated withdrawal liability request described in the preceding sentence.

(b) As reasonably requested by Agent, Borrower shall promptly provide Lender with a copy of the most recent plan funding notice (if any) issued to each Contributing Employer pursuant to Section 101(f) of ERISA by a plan sponsor or administrator of a Multiemployer Plan.

(c) To the extent that a member of Borrower holds an equity interest in Borrower with Plan Assets, Borrower will use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary to ensure that it will not be deemed to hold Plan Assets at any time; provided, that if on any date Borrower determines that it is deemed to hold Plan Assets, as promptly as practicable following the event but no later than five (5) Business Days after the date of such event. Borrower shall notify Lender in writing of such event.

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all Obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Mortgage in accordance with the terms of this

Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that it will not do or permit to be done, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Operating Lease; (ii) surrender, terminate or cancel any material IP License set forth on the IP Schedule or any other material IP License entered into after the Closing Date to which any IP Owner is a party, (iii) reduce or consent to the reduction of the term of the Operating Lease; (iv) increase or consent to the increase of the amount of any charges or fees under the Operating Lease (except with respect to any increases in rent, charges and fees expressly provided for under and in accordance with the terms of the Operating Lease) or any material IP License set forth on the IP Schedule or entered into after the Closing Date, (v) surrender, terminate, cancel, amend or modify the Retail Lease or Restaurant Leases or (vi) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Operating Lease, any material IP License set forth on the IP Schedule or entered into after the Closing Date, the Retail Lease or Restaurant Lease in any material respect.

(b) In the event that Borrower shall enter into a Management Agreement with respect to the Hotel Component in accordance with the terms hereunder, Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and there is a liquor license issued by the applicable Governmental Authority to sell and dispense beer, wine and distilled spirits at the Property in the name of such Qualified Manager or Borrower; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. Following the occurrence and during the continuance of an Event of Default (other than an Event of Default pursuant to Section 8.1(a)), Borrower shall not exercise any rights, make any material decisions, grant any material approvals or otherwise take any material action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

(c) Following the occurrence and during the continuance of an Event of Default (other than an Event of Default pursuant to Section 8.1(a)), Borrower shall not exercise any rights, make any material decisions, grant any material approvals or otherwise take any material action under the Operating Lease or any material IP License without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

(d) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld) (except as may be permitted pursuant to and in accordance with Section 5.1.20 hereof): (i) surrender, terminate or cancel a Restaurant Management Agreement; (ii) reduce or consent to the reduction of the term of a Restaurant Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under a Restaurant Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, a Restaurant Management Agreement in any material respect.

(e) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel the Parking Lease; (ii) reduce or consent to the reduction of the term of the Parking Lease; (iii) increase or consent to the increase of the amount of any charges or fees under the Parking Lease (except as provided below); or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Parking Lease in any material adverse respect, provided, that Borrower shall have the right to enter into an extension or renewal of the Parking Lease on an arms’ length basis and on commercially reasonable and market terms without Lender’s consent.

5.2.2 Liens. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for (a) Permitted Encumbrances; (b) Liens created by or permitted pursuant to the Loan Documents; (c) Liens for Section 2.7 Taxes or Other Charges not yet due and payable or which are contested in good faith by appropriate proceedings for which Borrower has set aside adequate reserves on its books; and (d) easements and other similar encumbrances entered into by Borrower in the ordinary course of business for use, maintenance, access, parking, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property or Borrower’s condition (financial or otherwise) or business.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, leasing, financing, management and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify or amend in any material respect, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership, leasing, management maintenance and operation of the Property (or any ancillary business related to such ownership, leasing, management, maintenance and operation), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business (other than (i) termination of Leases in accordance herewith or the forgiveness in the ordinary course of Borrower’s business of Rent obligations in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of two (2) months’ basic Rent under such Major Lease, (ii) negotiated settlements or write-offs of past-due guest obligations of non-Affiliates in the ordinary course of Borrower’s business and (iii) the cancellation or forgiveness of indebtedness or Permitted Casino Markers of casino patrons that are non-Affiliates in the ordinary course of Borrower’s business in the operation of the Casino Component.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Assuming compliance by the Lender with paragraph (b) of this Section 5.2.9, Borrower shall not engage in any transactions contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code.

(b) Lender represents and warrants, that as of the date hereof and for so long as any Lender is a holder of all or any part of the Loan, no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes (i) Plan Assets, unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and will continue to be satisfied for the duration of the Loan or (ii) the assets of any governmental plan (as defined in Section 3(32) of ERISA) which is subject to any provision which is substantially similar to the fiduciary responsibility or prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law.

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10 or the release of a Release Parcel in accordance with Section 2.5.2 or the release of an Outparcel in accordance with Section 2.5.3, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party or any assignment or termination of the Operating Lease in violation of this Agreement, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers and Permitted Debt.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents (other than the Operating Lease in accordance with the Loan Documents); (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of this Section 5.2.10, the following shall not be deemed to be a Transfer:

(i) The Sale or Pledge in one or a series of transactions, of the direct or indirect equity interests in Borrower or direct or indirect interests in any Restricted Party (excluding the direct interests in any Mezzanine Borrower); provided, that, (A) after giving effect to such Sale or Pledge, (x) BREP shall own not less than fifty and one-tenth of one percent (50.1%) of the economic and direct or indirect legal and beneficial interests in Borrower and Mezzanine Borrower (on an unencumbered and look-through basis) and Controls each Mezzanine Borrower and Propco Borrower, (y) Voteco Controls Operating Borrower, Restaurant Borrower and Retail Borrower and (z) Jonathan D. Gray, William Stein, Tyler Henritze or any other Guarantor Related Voteco Owner, shall individually or in the aggregate, collectively, continue to Control and own 100% of the economic and direct legal and beneficial interests in Voteco, (B) upon the written request of Lender, Borrower shall deliver to Lender notice of each Sale or Pledge described in this Section 5.2.10(d)(i) not less than ten (10) days following such request, (C) for so long as the Mezzanine A Loan remains outstanding, no Sale or Pledge of any direct interests in any Borrower shall be permitted and for so long as the Mezzanine B Loan remains outstanding, no Sale or Pledge of any direct interest in Mezzanine A Borrower shall be permitted, (D) neither Borrower nor Mezzanine Borrower shall fail to be a Special Purpose Entity by reason of such Sale and (E) for so long as the Loan or any Mezzanine Loan shall remain outstanding (I) no pledge of any direct interests in any Restricted Pledge Party shall be permitted (other than Pledges securing the Loan, Mezzanine A Loan or Mezzanine B Loan) and except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Property and the IP Collateral and (II) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, pledged ownership interests as security, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment). If after giving effect to any such Sale or Pledge, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party (excluding any Restricted Party that no longer owns a direct or indirect interest in Borrower or Mezzanine Borrower following such Transfer) are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, (x) no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge (including as a result of a merger or issuance of shares) of direct or indirect interests in any Excluded Entity or by and among any Excluded Entity and (y) no Restricted Pledge Party (other than Borrower or any Mezzanine Borrower) shall be restricted from any Sale or Pledge of its direct or indirect assets; provided such assets are not encumbered (or required to be encumbered) by the Loan or any Mezzanine Loan. In connection with a Sale or Pledge resulting in Guarantor no longer owning direct or indirect interests in Borrower or the Property, Guarantor shall be released as a guarantor under the Guaranty for any acts occurring after such Sale or Pledge; provided that Borrower delivers or causes to be delivered a guaranty in form and substance the same as the Guaranty (or in such other form as reasonably approved by Lender) from a Replacement Guarantor that Controls Borrower or is under Common Control with Borrower. Notwithstanding anything to the contrary contained in this Agreement, in the event of any Foreclosure by a Mezzanine Lender of the Pledge made by Mezzanine Borrower with respect to the equity interests in Propco Borrower, Guarantor shall not be released from liability under the Guaranty for any actions or omissions by Operating Borrower, Retail Borrower, and Restaurant Borrower until the consummation of any remedial or enforcement action by Lender or any Mezzanine Lender with respect to Operating Borrower (or the direct or indirect equity interests in Operating Borrower), including, without limitation, any foreclosure, deed-in-lieu or assignment-in-lieu of foreclosure or any other exercise by Lender or any Mezzanine Lender of its rights under the Loan Documents or Mezzanine Loan Documents that in each case, results in Operating Borrower or any of the Mezzanine Borrowers that own a direct or indirect equity interest in Operating Borrower, as applicable, not being under the Control of Guarantor or BRE Spade Voteco LLC.

(ii) A Public Sale; provided that (A) if after giving effect to any such Public Sale, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Approved Rating Agencies, (B) Lender shall have received a Rating Agency Confirmation from the Approved Rating Agencies with respect to any Public Sale, (C) Borrower shall not fail to be a Special Purpose Entity by reason of such Public Sale, (D) the Property shall be managed by either (i) a Qualified Property Manager or (ii) substantially the same management team in place at the Property immediately prior to such Transfer, (E) no Transfer of any direct interest in Borrower, or for so long as any Mezzanine Loan remains outstanding, any Mezzanine Borrower shall be permitted and (F) Borrower shall deliver evidence that all necessary consents, approvals and licenses required to be obtained from the Gaming Authorities in connection with such Public Sale and necessary to continue the operation of the hotel and casino at the Property have been obtained. Upon completion of any such Public Sale subject to and in accordance with the provisions of this Section 5.2.10(d)(ii), Guarantor shall be released as a guarantor under the Guaranty for any acts occurring after such Public Sale; provided that, the Borrower delivers a guaranty in form and substance the same as the Guaranty (or in such other form as reasonably approved by Lender) from a Replacement Guarantor. Following any Transfer in accordance with this Section 5.2.10(d)(ii), the Public Vehicle shall be deemed to be an Excluded Entity.

(iii) Any Transfer (however structured) of any direct or indirect legal or beneficial interests in any Public Vehicle, including a Public Vehicle that exists on the date hereof or a Public Vehicle which acquires a direct or indirect legal or beneficial interest in Borrower after the Closing Date in accordance with the terms of this Section 5.2.10.

(iv) Any Transfer (however structured) of any legal or beneficial interests in any Guarantor or any constituent member of any Guarantor.

(v) A Pledge made by Mezzanine Borrower to secure the Mezzanine Loans in accordance with the Mezzanine Loan Documents or any Foreclosure.

Notwithstanding the foregoing or anything else that may be construed to the contrary and as may be required in connection with any Transfer hereunder, including a Permitted Assumption, (a) in no event may Borrower effect a Transfer, or permit or suffer any Transfer, that would result in a Gaming License Default, (b) Mezzanine A Operating Borrower and Mezzanine B Operating Borrower shall not exercise its option under the Borrower Transfer Restriction Agreement to purchase the Class A Voting Interests (as defined therein) except in connection with a Transfer made in accordance with the terms hereunder, (c) in the event that, in connection with a Transfer made in accordance with the terms hereunder, Mezzanine A Operating Borrower or Mezzanine B

Operating Borrower shall exercise its option under the Borrower Transfer Restriction Agreement to purchase the Class A Voting Interests, Borrower shall either (x) cause the Mezzanine A Operating Borrower, Mezzanine B Operating Borrower or any other holder of such Class A Voting Interests (the “Voteco Transferee”), and its applicable Affiliates that own an interest in Voteco Transferee to deliver a transfer restriction agreement to each Mezzanine Lender with respect to the Class A Voting Interests, in form and substance substantially similar to the Mezzanine Lender Voteco Transfer Restriction Agreements then in effect, simultaneous with such Transfer and (d) in the event that, in connection with a Transfer made in accordance with the terms hereunder, Voteco shall no longer own the Class A Voting Interests and/or Control Operating Borrower, if applicable, Borrower shall cause the owner of the Class A Voting Interests and/or any other voting equity interests in Operating Borrower to deliver a transfer restriction agreement to each Mezzanine Lender with respect to the Class A Voting Interests, in form and substance substantially similar to the Mezzanine Lender Voteco Transfer Restriction Agreements then in effect, simultaneous with such Transfer.

(e) No Transfer of the Property and assumption of the Loan shall occur during the period that is forty-five (45) days prior to and sixty (60) days after a Securitization, so long as such Securitization occurs within four (4) months from the date hereof. A Transfer of the Property or 100% of the legal or beneficial ownership interests therein or in Borrower and assumption of the entire Loan to a Person (a “Transferee Borrower”) not otherwise permitted by Section 5.2.10(d) to a Qualified Transferee (or a Person controlled by a Qualified Transferee) shall be permitted without Lender’s consent (a “Permitted Assumption”); provided that Lender receives thirty (30) days prior written notice of such Permitted Assumption and no Event of Default has occurred and is continuing at the time such Permitted Assumption is consummated, and further provided that the following additional requirements are satisfied:

(i) Borrower shall pay Lender a transfer fee equal to Lender’s Allocation of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);

(iii) Transferee Borrower must be (A) a Qualified Transferee or (B) owned (directly or indirectly) and Controlled by a Qualified Transferee;

(iv) Borrower shall deliver evidence that each Mezzanine Lender has consented to such Permitted Assumption;

(v) Qualified Transferee and Qualified Transferee’s Principals must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer;

(vi) With respect to a Transfer of the Property, if applicable, a Transferee Borrower shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all material respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) There shall be no material litigation relating to the creditworthiness of Transferee Borrower or any Related Entities or any regulatory action pending against Transferee Borrower or any Related Entities in each case, which could be reasonably expected to have a Material Adverse Effect on the financial condition of such Transferee Borrower or Related Entity;

(viii) Transferee Borrower and any Qualified Transferee that Controls Transferee Borrower (“Related Entities”) must be able to satisfy all the representations and covenants set forth in Sections 4.1.35, 5.1.25 and 5.1.29 of this Agreement, and Transferee Borrower and the Related Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies (B) all certificates, agreements necessary to evidence the Permitted Assumption and an Additional Insolvency Opinion and a due authority, execution and enforceability opinion reasonably acceptable to Lender;

(ix) If required by Lender following or in connection with a Securitization, Transferee Borrower and Qualified Transferee shall be approved by the Approved Rating Agencies, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such Permitted Assumption; provided that a written waiver or acknowledgment from the Approved Rating Agencies indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation;

(x) a Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in the same form and substantially similar to the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Replacement Guarantor agrees to be liable under such guaranty of recourse obligations from and after the date of such Permitted Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Permitted Assumption and such Replacement Guarantor shall be the “Guarantor” for all purposes set forth in this Agreement);

(xi) If the Permitted Assumption is accomplished by deed or conveyance of the Property rather than by assignment of all of Guarantor’s or a Restricted Party’s interests in Borrower, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee Borrower as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances;

(xii) The Hotel Component of the Property shall be managed (a) by a Qualified Manager or (b) by substantially the same management team in place with respect to the Hotel Component on the date of such Permitted Assumption, in each case, pursuant to the Management Agreement or a Replacement Management Agreement if the manager is not a Transferee Borrower;

(xiii) The Casino Component of the Property shall be managed (a) by a Qualified Casino Operator or (b) by substantially the same management team in place with respect to the Casino Component on the date of such Permitted Assumption, in each case, pursuant to a Casino Management Agreement or Casino Operating Lease if the operator is not a Transferee Borrower;

(xiv) Borrower or Transferee Borrower, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer reasonably satisfactory in form and substance to Lender; and

(xv) Borrower shall deliver evidence that all necessary consents, approvals and licenses required to be obtained from the Gaming Authorities in connection with such Permitted Assumption and necessary to continue the operation of the hotel and casino at the Property have been obtained.

Immediately upon a Transfer to such Transferee Borrower and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents for acts or omissions occurring after such Transfer. The foregoing release shall be effective upon the date such Permitted Assumption is consummated, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent, if such consent is required hereunder. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

5.2.11 Operating Lease. (a) Borrower shall not, nor shall it permit Operating Borrower to, as applicable (i) breach beyond applicable notice and cure period, any material covenants, agreements and obligations required to be performed and observed by Operating Borrower under the Operating Lease, (ii) enter into an assignment of Operating Borrower’s interest in the Operating Lease without Lender’s prior written consent, (iii) enter into a sublease of Operating Borrower’s interest in the Operating Lease without Lender’s prior written consent (except as otherwise expressly permitted hereunder), or (iv) without Lender’s prior written consent, (A) reduce or consent to the reduction of the term of the Operating Lease; (B) increase or consent to the increase of the amount of any fees or charges under the Operating Lease; (C) modify, change, supplement, alter or amend the Operating Lease in any material respect or waive or release any of Borrower’s rights and remedies under the Operating Lease without Lender’s prior written consent; or (D) waive, excuse, permit or in any way release or discharge Operating Borrower of or from Operating Borrower’s material obligations, covenants and/or conditions under the Operating Lease without Lender’s prior written consent.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not, nor shall it permit Operating Borrower to, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Operating Lease without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.12 License Agreement.

(a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the Marriott License Agreement, provided, that so long as an Event of Default is not continuing, Borrower may, without Lender’s consent, (x) terminate the Marriott License Agreement and (y) at Borrower’s option, enter into a Replacement License Agreement with a Qualified Licensor, (ii) materially modify, change, supplement, alter or amend the Marriott License Agreement in a manner that could be reasonably expected to have a Material Adverse Effect or waive or release any of Borrower’s rights and remedies under the Marriott License Agreement to the extent the same could be reasonably expected to have a Material Adverse Effect or (iii) waive, excuse, condone or in any way release or discharge any other party of or from such party’s material obligations, covenants and/or conditions under the Marriott License Agreement in a manner that could be reasonably expected to have a Material Adverse Effect. Borrower shall not enter into any license agreement to rebrand the Property to a lower category based on the annual chain scale published by Smith Travel Reports without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, except for any Replacement License Agreement with a Qualified Licensor entered into in accordance with the terms hereunder.

(b) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) enter into any franchise agreement (including any franchise or license agreement included in a management agreement) to flag and brand the Property, provided, that this Section 5.2.12(b) shall not restrict Borrower’s ability to enter into a Replacement License Agreement in accordance with the terms hereunder, so long as such Replacement License Agreement shall not include an agreement to flag and brand the Property (provided that, for the avoidance of doubt, recognition of affiliation with a Qualified Licensor or as part of a collection of hotels of such Qualified Licensor shall not constitute a brand or flag).

5.2.13 Casino Agreements. In the event that Borrower shall enter into any Casino Agreement in accordance with the terms hereunder, Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) surrender, terminate or cancel the Casino Agreement, (b) modify, change, supplement, alter or amend the Casino Agreement or waive or release any of Borrower’s rights and remedies under the Casino Agreement or (c) waive, excuse, condone or in any way release or discharge any other party of or from such party’s material obligations, covenants and/or conditions under the Casino Agreement.

5.2.14 Condominium Documents. Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), vote to amend, modify, supplement or terminate, or consent to (a) the termination of any of the Condominium Documents, (b) the amendment, modification or supplementation of any of the Condominium Documents in any material respect which would reasonably be expected to have a Material Adverse Effect on the Borrower, the Property or Lender’s rights under the Condominium Documents or (c) vote to approve any of the following matters in connection with any Condominium (unless expressly required under the Condominium Documents): (i) any material and adverse change in the nature and amount of any insurance covering all or a part of the Condominium and the disposition of any proceeds thereof, but only to the extent any of the foregoing violates the Loan Documents; (ii) the manner in which any Condemnation or threat of Condemnation of all or a part of the Property shall be defended or settled and the disposition of any award or settlement in connection therewith, but only to the extent the foregoing violates the Loan Documents; (iii) any amendment to the Condominium Documents which by its terms requires the consent of Lender and any removal of any portion of the Property from the provisions of the Condominium Law; (iv) the creation of, or any change in, any private restrictive covenant, zoning ordinance, or other public or private restrictions, now or hereafter limiting or defining the uses which may be made of the Property or any part thereof or (v) any material relocation of the boundaries of the Property.

5.2.15 REOA. (a) The Borrower hereby covenants and agrees with Lender with respect to the REOA as follows:

(b) Borrower shall not, without Lender’s prior written consent, vote to materially and adversely amend, modify or supplement, or consent to the material and adverse amendment, modification or supplementation of, the REOA except that Lender shall not unreasonably withhold or delay its consent to any amendment or modification which is not reasonably likely to have a material adverse effect upon the Borrower, the Property or Gross Income from Operations;

(c) Borrower shall not, without the prior written consent of Lender, as determined in its reasonable discretion, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, vote to accept any termination or surrender of, the REOA; and

(d) Borrower shall not assign (other than to Lender) or encumber its rights under the REOA.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION2

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, subject to a loss limit of $2,000,000,000 inclusive of business income/rental loss coverage; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $500,000.00 for the Improvements and Personal Property for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Property (“the Base Deductible”); provided, however, that Borrower shall be permitted to maintain a maximum deductible of fifteen percent (15%) of the total insurable value of any Individual Property (the “Increased Deductible”) if Guarantor delivers the Deductible Guaranty acceptable to Lender and the Rating Agencies, guaranteeing any failure by Borrower to pay its obligations (the “Guaranteed Excess Deductible Obligations”) actually incurred with respect to that portion of the Increased Deductible which exceeds the Base Deductible and not otherwise insured by a third-party provider (such difference, the “Excess Deductible”); provided the amount of such Excess Deductible shall be capped at $150,000,000 and Borrower shall deliver an Additional Insolvency Opinion with respect to such Deductible Guaranty; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss to the undamaged portion in an amount equal to the full Replacement Cost for the undamaged portion, and for coverage for demolition costs and coverage for increased costs of construction provide a combined minimum limit of $25,000,000. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require, and (z) earthquake insurance in an amount equal to a seismic risk analysis for a 475-year event Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) (such analysis to be approved by Lender and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Borrower); provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

[2]	Under review by insurance consultant.

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months or in an amount sufficient to cover the entire period of restoration; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property (as reduced to reflect expenses not incurred during a period of Restoration) for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, (or an equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender or a minimum of $100,000,000 on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(vi) if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella and excess liability insurance in an amount not less than $100,000,000.00 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix) the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan. If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand alone basis (exclusive of the cost of terrorism, wind, flood and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount;

(x) environmental insurance against claims for pollution and remediation legal liability related to the Property (“PLL Policy”), such insurance: (A) to be a claims made and reported policy for an initial term of seven years and options for extended reporting periods; (B) with limits of liability of Five Million dollars ($5,000,000) for each Pollution Condition and in the aggregate; (C) with self-insured retention amount of fifty thousand dollars ($50,000.00) for each Pollution Condition; (D) shall name the Lender as an additional named insured per Mortgagee Assignment endorsements providing automatic rights of assignment in the event of default; (E) shall be dedicated solely to the Property and Borrower shall not be permitted to add any additional locations during the PLL

Policy term; and (F) shall, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Lender) as the PLL Policy approved at Closing; and

(xi) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A” or better by S&P provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P. All Policies of insurance required herein this Section 6.1 shall be issued by insurance companies satisfying the rating requirements set forth hereinabove. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof shall name Borrower as the insured and, in the case of liability policies, except for the Policy referenced in Sections 6.1(a)(vi) and (vii) of this Agreement, shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender and guaranteeing thirty (30) days’ notice of cancellation to the Lender, except ten (10) days’ notice for non-payment of premium.

(e) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or foreclosure or similar action, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, as set forth in the non-contributory mortgagee clause required herein;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured, except ten (10) days’ notice for non-payment of premium or, if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;

(iii) the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers of such Policy elect not to renew the Policy prior to its expiration or, if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.]

Section 6.2 Casualty. If, following the Closing Date the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender (provided that no notice shall be required in connection with a Casualty that is de minimis) and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property (other than an immaterial temporary taking) and shall deliver to Lender copies of any and all papers served in connection with such proceedings (other than a de minimis taking). Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof; provided, that, Borrower shall not be obligated to pursue completion of the Restoration if Lender is obligated to disburse Net Proceeds pursuant to Section 6.4 hereof with respect thereto (and Borrower has satisfied all applicable conditions to such disbursement) and Lender fails to disburse such proceeds and (b) if Restoration of the Property is not considered feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, then Lender shall apply the Net Proceeds of such Condemnation to the principal of the Loan in accordance with Section 2.4.2 hereof. If the Property is sold, through foreclosure or otherwise through the remedies available to Lender under the Loan Documents, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of the Property (but taking into account any proposed Restoration on the remaining portion of the Property) (based solely on real property and excluding any personal property or going concern value), the Loan-to-Value Ratio (such value to be determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust) is greater than 125%, the principal balance of the Loan must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as determined in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender).

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the estimated costs of completing the Restoration shall be less than Casualty/Condemnation Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt or shall be directed by Lender to be disbursed directly to Borrower, provided that Borrower certifies to Lender (A) that no Event of Default shall have occurred and be continuing at the time of the disbursement and (B) Borrower provides an Officer’s Certificate confirming that Borrower will complete the Restoration in compliance with all of the conditions set forth in Section 6.4(b)(i)(A), (C), (F), (G) and (H) hereof are met and Borrower shall expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. Borrower shall thereafter commence and complete such Restoration with due diligence in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the estimated costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (xi) as a result of such damage or destruction, after deduction of Lender’s and Borrower’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), provided, that such costs and expenses of Borrower shall only be reimbursed if Lender is reasonably certain that there will be sufficient Net Proceeds to complete the Restoration (it being understood that to the extent Net Proceeds exceed the Adjusted Release Amount for the Property and such Net Proceeds are not being made available for Restoration, the foregoing proviso shall not apply), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount, the Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than thirty percent (30%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) Intentionally Omitted.

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than one-hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion; provided, that for purposes of this clause the filing of an application for a building permit for the Restoration shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(E) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be reasonably satisfied, subject to force majeure delay, that the Restoration will be completed on or before the earliest to occur of (1) one hundred twenty (120) days prior to the Maturity Date (or with respect to any Extension Term, sixty (60) days prior to the applicable Extended Maturity Date), (2) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Property and the use thereof after the Restoration will be in compliance, in all material respects, with and permitted under all applicable Legal Requirements (including as a legal non-conforming use);

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J) the pro forma Debt Yield after such Restoration and stabilization of the Property shall be equal to or greater than the Required Debt Yield;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably approved by Lender in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Trap Period; and

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration or a Letter of Credit reasonably satisfactory to Lender is delivered to Lender.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant. All actual, reasonable, out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fourteen (14) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fourteen (14) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FOURTEEN (14) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fourteen (14) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered to Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (the “Excess Net Proceeds”), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents and no Mezzanine Loan Default shall have occurred and be continuing. If one or more Mezzanine Loan Defaults shall have occurred and be continuing, the Excess Net Proceeds shall be distributed to the senior Mezzanine Lender with respect to which such Mezzanine Loan Default shall have occurred and be continuing to be applied in accordance with the Mezzanine Loan Documents.

(c) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole and absolute discretion). All Net Proceeds not required (i) to be made available for the Restoration in accordance with Section 6.4(a) or Section 6.4(b) or (ii) to be distributed in accordance with Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof.

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII – RESERVE FUNDS

Section 7.1 Reserved.

Section 7.2 Tax and Insurance Escrow Fund. (a) Borrower shall pay to Lender on each Payment Date during a Cash Trap Period, (A) one-twelfth (1/12) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (B) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”); and the account in which the Tax and Insurance Escrow Funds are held shall hereinafter be referred to as the

“Tax and Insurance Reserve Account”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Provided that sufficient amounts are on deposit in the Tax and Insurance Escrow Fund and Borrower continues to be an Affiliate of BREP or a Pubic Vehicle, Lender (or Servicer) shall within five (5) Business Days after receipt of Borrower’s written request, disburse funds from the Tax and Insurance Escrow Fund to Borrower to timely pay all Taxes payable by Borrower, or to reimburse Borrower for Taxes actually paid by Borrower so long Borrower’s written request is submitted prior to Lender (or Servicer) having already paid such Taxes. Any such request for disbursement shall include an Officer’s Certificate setting forth the tax payments and jurisdictions in which such payments will be made by such disbursement. Upon the written request of Lender, Borrower shall deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that such Taxes have been paid. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall provide written notice to Borrower of such determination and Borrower shall, commencing with the first Payment Date following Borrower’s receipt of such written notice, increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and thirty (30) days prior to expiration of the Policies, as the case may be. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall promptly be returned to Borrower.

(b) Notwithstanding anything herein to the contrary, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably acceptable to Lender insuring substantially all of the real property owned, directly or indirectly, by Guarantor, Borrower shall not be required to make deposits pursuant to the foregoing with respect to Insurance Premiums.

(c) Upon the occurrence of a Cash Trap Event Cure, and provided that a Cash Trap Period is not in effect, amounts in the Tax and Insurance Reserve Fund shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. Borrower shall pay to Lender (a) on each Payment Date during a Cash Trap Period, an amount equal to the Replacement Reserve Monthly Deposit to fund the cost of Replacements and Capital Expenditures (collectively, “Replacement Reserve

Expenditures”) or (b) provided a Cash Trap Period does not exist, on the first Payment Date of each calendar quarter, an amount equal to the positive difference between (i) the aggregate Replacement Reserve Monthly Deposits during such calendar year to date and (ii) the aggregate amount expended on Replacement Reserve Expenditures during such calendar year to date; provided, however, that Replacements shall not include expense items that otherwise would be expensed in the operating statements of the Property pursuant to the Uniform System of Accounts. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements and Capital Expenditures upon satisfaction of the requirements set forth in this Section 7.3.2.

(b) Lender shall disburse to Borrower the Replacement Reserve Funds from the Replacement Reserve Account from time to time promptly upon satisfaction by Borrower of each of the following conditions (and shall endeavor to disburse such amounts within five (5) days of satisfaction of such conditions): (i) Borrower shall submit a written request for payment to Lender at least five (5) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid, (ii) on the date such payment is to be made, no Event of Default shall exist and remain uncured and (iii) Lender shall have received an Officer’s Certificate: (A) stating that, to Borrower’s knowledge, all Replacements to be funded by the requested disbursement have been or will be performed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, in all material respects, (B) identifying each Person that supplied materials or labor in connection with such Replacements to be funded by the requested disbursement, and (C) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the Replacements with the proceeds of such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to the Property unless such requested disbursement is in an amount greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00) (or a lesser amount if the total amount in the Replacement Reserve Account is less than $25,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.3.2. In no event shall Lender be obligated to disburse funds to Borrower from the Replacement Reserve Account if an Event of Default exists.

7.3.3 Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep the Property in good condition and repair and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) During a Cash Trap Period, to the extent Borrower seeks disbursement of funds from the Replacement Reserve Account, Lender reserves the right, at its option, to approve all contracts or work orders for amounts in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (such approval not to be unreasonably withheld, delayed or conditioned) with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements or Capital Expenditures. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender that is in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

(c) During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement or Capital Expenditure is not being performed in a workmanlike or timely manner or that any Replacement or Capital Expenditure has not been completed in a workmanlike or timely manner, upon three (3) Business Days written notice to Borrower, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement or Capital Expenditure and to proceed under existing contracts or to contract with third parties to complete such Replacement or Capital Expenditure and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement or Capital Expenditure, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements or Capital Expenditures pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements, Capital Expenditures and/or employ watchmen to protect the Property from damage (subject to the rights of Tenants). All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements or Capital Expenditure in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements or Capital Expenditure; (ii) to make such additions, changes and corrections to such Replacements or Capital Expenditure as shall be necessary or desirable to complete such Replacements or Capital Expenditure, as applicable; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements or Capital Expenditure, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every reasonable act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements or Capital Expenditures; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement or Capital Expenditure; (iii) obligate Lender to proceed with any Replacements or Capital Expenditure; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement or Capital Expenditure.

(f) If reasonably determined to be necessary and upon reasonable prior notice, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements or Capital Expenditures pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements or Capital Expenditures, as applicable, and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and, during the continuation of an Event of Default, to complete any Replacements or Capital Expenditures, as applicable made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements or Capital Expenditures pursuant to this Section 7.3.3. Notwithstanding the foregoing, unless a Cash Trap Period exists, such inspections shall not take place more than once per year and the cost to Borrower in connection with each such inspection shall not exceed $5,000.

(g) During a Cash Trap Period, in connection with any single Replacement or Capital Expenditure in excess of Twenty Five Million and No/100 Dollars ($25,000,000.00), Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements or Capital Expenditures for which reimbursement is sought (or portion thereof in the case of periodic payments). Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and reasonably approved by Borrower and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the actual out-of-pocket reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements, Capital Expenditures and all materials, equipment, fixtures, or any other item comprising a part of any Replacement or Capital Expenditure shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender and Permitted Debt).

(i) All Replacements and Capital Expenditures shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4 Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after Borrower’s receipt of written notice from Lender. Upon the occurrence and during the continuance of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements or Capital Expenditures as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4 Intentionally Omitted.

Section 7.5 Intentionally Omitted.

Section 7.6 Excess Cash Flow Reserve Fund.

7.6.1 Deposits to the Excess Cash Flow Reserve Account. During a Cash Trap Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.6.2 Release of Excess Cash Flow Reserve Funds. (a) During a Debt Yield Trigger Period, so long as no Event of Default has occurred and is continuing and no Bankruptcy Action of Borrower has occurred, upon written request of Borrower, Lender shall disburse within five (5) Business Days of Borrower’s request and no more frequently than bimonthly, Excess Cash Flow Reserve Funds for (i) payment of any Operating Expenses and for deposits of any amounts required to comply with the Gaming Liquidity Requirement into the Casino Account, (ii) emergency repairs and/or life safety items (including any Capital Expenditures) at the Property, (iii) Capital Expenditures set forth in the Approved Annual Budget or otherwise reasonably approved by Lender (after application of amounts then on deposit in the Replacement Reserve Account) (after application of amounts then on deposit in the Replacement Reserve Account), (iv) Hotel Taxes and Custodial Funds, (v) payment of the cost of Replacements not otherwise paid for under Section 7.3 hereof which are set forth in the Approved Annual Budget or are otherwise reasonably approved by Lender, (vi) costs incurred in connection with the purchase of any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement required under the Loan Documents or the Mezzanine Loan Documents, (vii) any fees and costs payable by Borrower or any Mezzanine Borrower subject to and in compliance with the Loan Documents and the Mezzanine Loan Documents, (viii) costs associated with existing Leases or any new Leases entered into in accordance with the terms of this Agreement, including costs related to tenant improvement allowances, leasing commissions and Tenant-related Capital Expenditures (after application of amounts then on deposit in the Replacement Reserve Fund), (ix) payments required under the Operating Lease, (x) legal fees arising in connection with the Property or the Borrower’s ownership and operation of the Property; provided that Excess Cash Flow shall not be used for legal fees in connection with (i) the enforcement of Borrower’s or Mezzanine Borrower’s rights under the Loan Documents or Mezzanine Loan Documents, as applicable or (ii) any defense of any enforcement by Lender or Mezzanine Lender of its rights under the Loan Documents or Mezzanine Loan Documents, as applicable, (xi) audit, accounting and tax expenses arising in connection with the Property or Borrower’s ownership and operation of the Property, (xii) payment of shortfalls in the payment of Debt Service and Mezzanine Debt Service and any other amounts due and owing to Lender under the Loan Documents or the Mezzanine Lenders under the Mezzanine Loan Documents, (xiii) voluntary prepayments of the Loan and any Mezzanine Loan provided that such prepayments are made on a pro rata basis among the Mezzanine Loans, (xiv) pro rata principal prepayments of the Loan and each Mezzanine Loan in the amount necessary to effectuate a Debt Yield Cure, (xvi) costs of Restoration in excess of available Net Proceeds, (xv) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in the Loan Agreement, the Mezzanine Loan Agreements and the Cash Management Agreement), (xvi) reserved, and (xvii) such other items as reasonably approved by Lender. Upon the occurrence of a Cash Trap Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full or the Loan has been defeased shall be paid to Borrower.

(a) Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account upon the occurrence of a Cash Trap Event Cure shall be paid (i) provided a Cash Trap Period under the Mezzanine Loans is then continuing or any amounts are then due and payable to Mezzanine Lenders, to Mezzanine Lenders to be held by Mezzanine Lenders pursuant to the Mezzanine Loan Agreements for the purposes described therein, or (ii) if the Mezzanine Loans are no longer outstanding or if there does not then exist a Cash Trap Period under the Mezzanine Loans and all amounts due and payable to Mezzanine Lenders have been paid, to Borrower. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account after the Debt and all amounts due to Lender have been paid in full shall promptly be paid (y) to the most senior Mezzanine Lender to be held by such Mezzanine Lender pursuant to the applicable Mezzanine Loan Agreement for the same purposes as those described therein or (z) if the Mezzanine Loans are no longer outstanding, to Borrower.

Section 7.7 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Subject to Priority Waterfall Payments, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account and shall only be invested in Permitted Investments in accordance with the Cash Management Agreement. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds, provided such Reserve Funds are held in an Eligible Account and invested only in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable, actual, out-of-pocket costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent any of the foregoing results from Agent’s or Lender’s or Servicer’s gross negligence or willful misconduct Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned (A) if any portion of the Mezzanine A Loan Debt is then outstanding, to Mezzanine A Lender to be held by the Mezzanine A Lender pursuant to the Mezzanine A Loan Agreement for the same purposes as those described therein, (B) if no portion of the Mezzanine A Loan Debt is then outstanding, but any portion of the Mezzanine B Loan Debt is then outstanding, to Mezzanine B Lender to be held by the Mezzanine B Lender pursuant to the Mezzanine B Loan Agreement for the same purposes as those described therein, (C) if neither a the Mezzanine A Loan Debt nor the Mezzanine B Loan Debt is then outstanding, to Borrower.

ARTICLE VIII – DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date, or (C) any other portion of the Debt (including any deposits to the Reserve Funds) not specified in the foregoing clause (A) or (B) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after Lender delivers notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid prior to the date upon which such payment becomes delinquent, other than those Taxes or Other Charges being contested by Borrower in accordance with Section 5.1.2 hereof (provided, it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of such Taxes hereunder and Servicer or Lender fails to make such payment in accordance with the Loan Documents);

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement;

(iv) if Borrower consummates a Transfer or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of Section 5.2.10 hereof or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document (other than the representations and warranties contained in Section 4.1.30 of this Agreement), or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of Borrower shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made; provided, that if such untrue representation or warranty is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

(vi) if Borrower shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if a Guarantor Bankruptcy Event occurs with respect to Guarantor, provided, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x) if Borrower breaches any representation or warranty contained in Section 4.1.30 or any covenant contained in Section 5.1.28 hereof, provided however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xi) if Borrower is in default of any of its material obligations under any IP License set forth on Schedule 8.1(a)(xi) beyond any applicable notice and cure periods contained therein and such default permits the licensor under such IP License to terminate or cancel such IP License; or if such IP License shall be surrendered, terminated or canceled by Borrower or any of its Affiliates for any reason or under any circumstances whatsoever, except with the consent of Lender;

(xii) if, with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions related to the Borrower contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xiv) if a material default by Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) or the term of any Management Agreement (or Replacement Management Agreement) expires unless Borrower engages a Qualified Manager in accordance with the terms of Section 5.1.23 within thirty (30) days’ notice of such default (subject to the applicable cure period) or the date of such expiration;

(xv) if (A) any material term of the Marriott License Agreement (or a Replacement License Agreement) is amended without the prior written consent of Lender in violation of Section 5.2.12 of this Agreement, or (B) the Marriott License Agreement (or a Replacement License Agreement) is voluntarily terminated or cancelled by Borrower in violation of this Agreement (except in accordance with Section 5.2.12 or unless Borrower shall enter into a Replacement License Agreement in accordance with the terms of this Agreement);

(xvi) if (A) any material term of a Casino Agreement is amended without the prior written consent of Lender as required pursuant to this Agreement, (B) a Casino Agreement is voluntarily terminated or cancelled by Borrower in violation of this Agreement or (C) if Borrower is in default under a Casino Agreement and if such default permits the Casino Operator thereunder to terminate or cancel the Casino Agreement or the term of the Casino Agreement expires, unless Borrower engages a Qualified Casino Operator in accordance with the terms of Section 5.1.27 within thirty (30) days’ notice of such default (subject to the applicable cure period) or the date of such expiration and the Casino Component shall remain in operation in compliance with all Legal Requirements during such thirty (30) day period;

(xvii) if Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xviii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xix) (x) any Gaming License required for the operation of the Casino Component as a casino shall be refused, suspended, revoked, modified in a materially adverse manner or canceled or allowed to lapse (any default under clause (x), a “Gaming License Default”) or (y) any proceeding is formally commenced by any Governmental Authority for the purpose of suspending, revoking or canceling any Gaming License, or any Governmental Authority shall have appointed a conservator, supervisor or trustee to or for any of the Casino Components (any default under clause (y), a “Gaming Proceeding Default”), provided, however, that (i) any such Gaming Proceeding Default or (ii) any Gaming License Default or Gaming Proceeding Default with respect to an individual Person that does not impair the continued operation of the Casino Component in the usual course of business and in substantially the same manner and to at least the same standard as was maintained prior to such action, shall not constitute an Event of Default if Borrower (1) with respect to any Gaming Proceeding Default, causes the proceeding which is the subject of the Gaming Proceeding Default to be terminated or resolved prior to it becoming a Gaming License Default, (2) enters into a Casino Agreement (or replacement Casino Management Agreement) with a Casino Operator in accordance with the terms of Section 5.1.27(a) hereof within sixty (60) days of any such Gaming License Default or (3) with respect to clause (ii), the Gaming License that is the subject of such Gaming License Default or Gaming Proceeding Default shall not be required under Legal Requirements for the operation of the Casino Component in the usual course of business and in substantially the same manner and substantially the same standard as was maintained prior to such action, and in each case, without the loss of any Gaming License required for the continued operation of the Casino Component in the usual course of business and in substantially the same manner and substantially the same standard as was maintained prior to such action;

(xx) if (A) any material term of the Operating Lease is amended without the prior written consent of Lender as required pursuant to this Agreement, or (B) if the Operating Lease is terminated or cancelled by Borrower without the prior written consent of Lender; or

(xxi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xx) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b) Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, to the extent permitted by applicable law, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, including without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain, to the extent not sold at the foreclosure sales, subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in a manner consistent with

Section 9.1.2 hereof (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its respective true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may otherwise be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents following an Event of Default and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender and at its sole cost and expense, and to the extent not already provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information in the possession or control of Borrower or its Affiliates and not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information;

(b) review, and comment on the Disclosure Documents delivered to Borrower in accordance with the terms of Section 9.1, which Disclosure Documents shall be delivered to Borrower for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents;

(c) deliver an updated Insolvency Opinion;

(d) deliver an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any Securitization, which counsel opinions shall be reasonably satisfactory to Lender and the Approved Rating Agencies;

(e) subject to Section 9.3 hereof, confirm that the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Securitization with respect to the Property, the IP Collateral, Borrower and the Loan Documents (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower shall provide an updated representation or warranty);

(f) if requested by Lender, review the sections of the Disclosure Document entitled “Risk Factors” (solely to the extent “Risk Factors” relate to Borrower, Voteco, Guarantor, the Marriott License Agreement, the Operating Lease, the IP Collateral, any Mezzanine Borrower and the Property), “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “Description of the Borrower,” “Description of the Operating Lease and Operating Lessee,” “Description of the Marriott License Agreement”, “Description of the Intellectual Property,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers”(or sections similarly titled or covering similar subject matters) (in each case, solely to the extent each of the foregoing relate to the Borrower, Voteco, Guarantor, the Marriott License Agreement, the Operating Lease, the Collateral, any Mezzanine Borrower and the Property);

(g) execute such amendments to the Loan Documents as may be reasonably necessary to reflect structural changes to the Loan that are requested in writing from Lender, from time to time, prior to a Securitization; provided that any such amendments (i) shall not increase (x) any monetary obligation of Borrower or any Guarantor, or (y) any other obligation or liability of Borrower under the Loan Documents in any material respect or (z) any other obligation or liability of Guarantor in any respect, (ii) shall not change the dates of the Interest Period, the Maturity Date or the Payment Date, (ii) shall not change the weighted average spread of the Loan in place immediately prior to such amendment (except following and during the continuance of an Event of Default or any prepayment of the Loan pursuant to Section 2.4.2 hereof or to the extent that the application of a prepayment of the Loan pursuant to Section 2.4.1 results in “rate creep”), (iii) shall not affect the aggregate amortization of the Loan, (iv) shall not change the dates of the Interest Period, the Maturity Date or the Payment Date, (v) shall not affect the time periods during which Borrower is permitted to perform any obligations under the Loan Documents, (vi) shall not decrease any of Borrower’s or Guarantor’s rights or remedies under the Loan Documents in any respect, (vii) any such amendments shall be in substantially the same form as the Loan Agreement and (viii) shall not violate any Gaming Laws; and

(h) if reasonably requested by Lender, Borrower shall provide Lender, within a reasonable period of time following Lender’s request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender so long as providing such statements or information would not cause Borrower or its Affiliates to be in violation of applicable securities laws.

9.1.2 Loan Components; Mezzanine Loans. (a) Borrower covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among any new components in Lender’s sole discretion, provided, (1) such new or modified note shall at all times have the same weighted average spread of the original Note (except following an Event of Default or any prepayment of the Loan pursuant to Sections 2.4.1 or 2.4.2 hereof) and (2) no amortization of principal of the Loan will be required and (ii) modify the Cash Management Agreement to reflect such new components; and further provided, that none of the foregoing actions shall have a material adverse effect on Borrower or affect any of the rights or obligations of Borrower under the Loan Documents in any materially adverse respect.

(b) Borrower covenants and agrees that after the Closing Date, but prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the principal balances of the Loan and the Mezzanine Loans amongst each other; provided, that (i) in no event shall the weighted average spread of the Loan and the Mezzanine Loans following any such reallocation or modification change from the initial weighted average spread in effect immediately preceding such reallocation or modification (except in connection with a prepayment of the Loan in accordance with Sections 2.4.1 or 2.4.2 hereof or a Mezzanine Prepayment Event or following an Event of Default or a Mezzanine Loan Default) and (ii) no such modification shall materially and adversely affect Borrower and any Mezzanine Borrower’s rights to prepay all or any portion of the Loan or any Mezzanine Loan.

(c) Borrower shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) days following such request by Lender. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to promptly comply in all material respects with any of the terms, covenants or conditions of this Section 9.1.2. Notwithstanding anything to the contrary herein, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.1.2 (including, without limitation, any documentary stamp taxes, intangible taxes and other recording taxes) to be paid by Lender.

(d) Borrower covenants and agrees that after the Closing Date Lender shall have the right, subject to the last sentence of this Section 9.1.2(d), at Lender’s sole cost and expense, to create one or more additional Mezzanine Loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the amortization, interest rate and principal balances of each of the Loan, the Mezzanine Loans and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan, the Mezzanine Loans and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (1) the Loan and the Mezzanine Loans and any New Mezzanine Loan(s) shall at all times have the same weighted average spread of the Loan and the Mezzanine Loans on the Closing Date (except in connection with a prepayment of the Loan in accordance with Sections 2.4.1 or 2.4.2 hereof or a Mezzanine Prepayment Event or following an Event of Default or a Mezzanine Loan Default), (2) no such reallocation shall modify the aggregate amortization of principal of the Loan and the Mezzanine Loans and (3) upon the creation of such New Mezzanine Loan, only the most junior mezzanine lender shall have the right to approve the Annual Budget during a Debt Yield Trap Period under Section 5.1.11(d) and to approve alterations as set forth under Section 5.1.22 and to approve the Annual Budget and any operating budgets pursuant to Section 5.1.11. At Lender’s sole cost and expense, Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.2(d), all in form and substance reasonably satisfactory to Lender and the Approved Rating Agencies, including, without limitation, a promissory note and loan documents necessary to evidence such New Mezzanine Loan (subject to the receipt of any consent or approval of the Gaming Authorities required for such documents, if any) and Borrower shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan, including to provide that (a) only the most junior mezzanine lender shall have the right to approve the Annual Budget during a Debt Yield Trap Period under Section 5.1.11(d) and (b) to provide that only the most junior mezzanine lender shall have the right to approve alterations as set forth under Section 5.1.22 and the Annual Budget and any operating budgets pursuant to Section 5.1.11 (collectively, the “Mezzanine Modifications”); provided, that no such amendments or other documents shall modify any provisions of the Loan Documents or the Mezzanine Loan Documents other than to effectuate such reallocation, to incorporate the Mezzanine Modifications and as otherwise necessary to accurately reflect such New Mezzanine Loan. If Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan or, if available, utilize an upper-tier special purpose vehicle in its structure as such borrower (each, a “New Mezzanine Borrower”). The applicable organizational documents of Borrower and Mezzanine Borrowers shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower, but subject to the other terms of this Section 9.1.2(d) and subject to the receipt of any consent or approval of the Gaming Authorities, if any, required for such amendments. Further, in connection with any New Mezzanine Loan, Borrower shall, at Lender’s sole cost and expense, deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and Mezzanine Loan Documents, as amended, in substantially the same form as the opinion delivered on the Closing Date, and an updated Insolvency Opinion for the Loan and the Mezzanine Loans delivered on the Closing Date and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender and/or the Approved Rating Agencies. Notwithstanding the foregoing, (i) in no event shall there be more than two (2) Mezzanine Loans and New Mezzanine Loans, in the aggregate and (ii) no New Mezzanine Loan shall have an initial principal balance that is less than Twenty Five Million and No/100 Dollars ($25,000,000.00).

9.1.3 Securitization Costs. All reasonable third party out of pocket costs and expenses incurred by Lender, Borrower and Guarantor in connection with a Securitization (including, without limitation, the fees and expenses of the Rating Agencies and Lender’s legal fees) shall be paid by Borrower.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act, or Exchange Act or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Covered Disclosure Information by providing all current information necessary to keep the Covered Disclosure Information accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Risk Factors” (solely to the extent the “Risk Factors” relate to Borrower, Guarantor, Voteco, Marriott, the Marriott License Agreement, the Operating Lease, any Mezzanine Borrower, the Collateral and the Property), “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “Description of the Borrower,” “Description of the Operating Lease and Operating Lessee,” “Description of Marriott and the Marriott License Agreement”, “Description of the Intellectual Property,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers”, in each case, solely to the extent each of the foregoing relate to Borrower, Guarantor, Voteco, Marriott, the Marriott License Agreement, the Operating Lease, any Mezzanine Borrower, the Collateral and the Property (collectively with the Provided Information, the “Covered Disclosure Information”) and (ii) the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading,

(B) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided. Notwithstanding anything to the contrary contained herein, Covered Disclosure Information shall not include (i) any information (including financial information or forecasted information) solely obtained from any third party report commissioned by or on behalf of Lender, including, without limitation, the appraisals, property condition reports or environmental reports, (ii) any underwritten financial information except to the extent such information is provided by or at the request of Borrower or such information has been confirmed or acknowledged by Borrower as accurate, complete or correct at the time the Securitization and (iii) financial projections (except to the extent (A) such projections are provided by or on behalf of Borrower or (B) the information, data or assumptions upon which such financial projections are based on and are provided by or on behalf of Borrower (but only to the extent of the information, data or assumptions so provided by or on behalf of Borrower)).

(c) In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other out-of-pocket expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, that, notwithstanding anything to the contrary contained herein, (A) the Indemnifying Persons shall not be responsible for (x) any liabilities relating to untrue statements or omissions in any Covered Disclosure Information which Borrower provided notice to Lender in writing prior to the applicable filings under the

Exchange Act, or (y) any liabilities relating to any filings under the Exchange Act (or the applicable provisions thereof) that Borrower is not first provided an opportunity to review; and (ii) the Indemnifying Persons shall not be liable for any misstatements or omissions in the applicable filings under the Exchange Act relating to Covered Disclosure Information resulting from Lender’s failure to accurately transcribe written information by or on behalf of the Indemnifying Persons to Lender unless Borrower was provided a reasonable opportunity to review such filings under the Exchange Act with respect to the Covered Disclosure Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding)

unless the Indemnifying Person shall have given Lender or its designee reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan and Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Exculpation. (a) Subject to the qualifications set forth in this Section 9.3, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the IP Collateral, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents, in the IP Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage or the IP Security Agreement; (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Mortgage; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or the IP Security Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property or IP Collateral; (b) Nothing contained herein shall in any manner or way release, affect or impair any right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation to the extent actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or incurred in connection with the following actions or omissions: (i) fraud or material and willful misrepresentation by any Individual Borrower, Guarantor, Voteco, or any Affiliate of Borrower Voteco, or Guarantor Controlled by BREP or Guarantor in connection with the Loan;

(ii) willful misconduct of any Individual Borrower, Guarantor, Voteco, or any Affiliate of Voteco or any Affiliate of Borrower or Guarantor Controlled by BREP or Guarantor that results in physical damage or waste to the Property;

(iii) intentionally omitted;

(iv) the misappropriation or conversion by any Individual Borrower, Voteco, Guarantor, or any Affiliate of Voteco or any Affiliate of Borrower or Guarantor Controlled by BREP or Guarantor of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;

(v) a material breach of any covenant set forth in Section 5.1.28(a), (b) or (c) hereof, including without limitation, if Borrower incurs Indebtedness other than Permitted Debt in violation of Section 5.1.28(b);

(vi) if Borrower fails to obtain Lender’s prior written consent to any financing or other voluntary Lien encumbering the Property, if such consent is required in accordance with the applicable provisions of the Loan Documents;

(vii) [intentionally omitted;] and

(viii) if Borrower fails to obtain Lender’s prior written consent to any Sale, Pledge or Transfer of the Property or the IP Collateral or a Transfer of the ownership interests in Borrower, in each case as required by Section 5.2.10 hereof, and in each case, excluding Permitted Transfers, Permitted Encumbrances and any other Lien expressly permitted under the Loan Documents. For the avoidance of doubt, a Transfer resulting from the exercise of Lender’s rights under the Loan Documents, any Mezzanine Lender’s rights under any Mezzanine Loan Documents or the consummation of any remedial or enforcement action by the Lender or any holder of any Mezzanine Loan of the collateral for the Loan or any Mezzanine Loan, including, without limitation, any foreclosure, deed-in-lieu or assignment in lieu of foreclosure and the exercise of any rights of Lender or Mezzanine Lender under the Mortgages or any Pledge Agreement or any Mezzanine Lender Voteco Transfer Restriction Agreement, including, without limitation, any right to vote any pledged securities or any right to replace officers and directors of any Person (collectively, a “Foreclosure”), shall not be a Transfer in violation of Section 5.2.10 hereof.

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (I) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (II) the Debt shall be fully recourse to Borrower in the event of: (A) any Individual Borrower or Voteco filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition by any Person against any Individual Borrower or Voteco under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which any Individual Borrower, Voteco or Guarantor or any Affiliate of Voteco or any Affiliate of Borrower or Guarantor Controlled by BREP or Guarantor colludes with, or otherwise assists, such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Individual Borrower, by any Person; (C) any Individual Borrower, Voteco or Guarantor or any Affiliate of Voteco or any Affiliate of Borrower or Guarantor Controlled by BREP or Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against any Individual Borrower, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law or (D) any Individual Borrower, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Individual Borrower, or any portion of the Property or the IP Collateral.

Section 9.4 Matters Concerning Manager. If Borrower shall enter into a Management Agreement in accordance with the terms hereunder, if (a) during the continuance of an Event of Default hereunder an event of default occurs under the Management Agreement that would give Borrower the right to terminate the Manager, (b) with respect to an Affiliated Manager, an Event of Default shall be continuing or (c) Manager shall become subject to a

Bankruptcy Action, Borrower shall, at the request of Lender, subject to Applicable Law, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates; provided, that so long as Manager is not an Affiliate of Borrower, Manager shall be given thirty (30) days’ prior written notice prior to a termination pursuant to clause (a) above.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as servicer (“Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement and Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer or the trustee under the Servicing Agreement or any fees or expenses required to be borne by Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following: all actual out of pocket reasonable costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees, certificate administrator fees or any other similar fees and to the extent charges pursuant to Section 2.3.4 hereof and interest at the Default Rate actually paid by Borrower is insufficient to pay for same, interest payable on advances made by the Servicer or the trustee with respect to (a) delinquent Debt Service payments or expenses of curing Borrower’s defaults under the Loan Documents, payable by Lender to Servicer or a trustee and provided for under the Servicing Agreement or actual out of pocket reasonable expenses paid by Servicer or a trustee in respect of the protection and preservation of the Property and the IP Collateral (including, without limitation, payments of Taxes and Insurance Premiums), (b) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding of Borrower or (c) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement) such appraisals (or updates to existing appraisals) not to be required unless an Event of Default is continuing under the Loan or the Loan is specially serviced or unless otherwise required hereunder. Additionally, Borrower shall pay the customary and reasonable servicing fees in connection with any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days (or such shorter period as provided in this Agreement) after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period (or such shorter period as provided in this Agreement), such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS (OR SUCH SHORTER PERIOD AS PROVIDED IN THIS AGREEMENT) FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days (or such shorter period as provided in this Agreement) from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

Section 9.6 Register. (a) The Servicer, or if no Servicer has been engaged, Lender, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Register and Participant Register shall be conclusive absent manifest error. The Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and the Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower and Lender acknowledge that the Note is in registered form and may not be transferred except by register.

(b) Borrower agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.2.3(f) and (h) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Section 2.7(h) as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

Section 9.7 Matters Concerning Casino Agreements. (a) If Borrower shall enter into a Casino Agreement in accordance with the terms hereunder, if (a) during the continuance of an Event of Default hereunder an event of default occurs under a Casino Agreement that would give Borrower the right to terminate the Casino Operator or (b) Casino Operator shall become subject to a Bankruptcy Action, Borrower shall, at the request of Lender, subject to Applicable Law, terminate the Casino Agreement and replace the Casino Operator with a Qualified Casino Operator pursuant to a Replacement Casino Agreement, it being understood and agreed that the management fee for such Qualified Casino Operator shall not exceed then prevailing market rates; provided, that so long as Casino Operator is not an Affiliate of Borrower, the Casino Operator shall be given thirty (30) days’ prior written notice prior to a termination pursuant to clause (a) above.

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT

ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

80 State Street

Albany, New York 12207

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY

DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. To the extent required by any Gaming Law, Borrower shall notify all relevant Gaming Authorities of any amendment to this Agreement or any Loan Document.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Joseph E. Geoghan

Facsimile No.: (212) 834-6029

with a copy to:

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Nancy Alto

Facsimile No.: (917) 546-2564

and

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

Facsimile No.: (212) 504-6666

If to Borrower:

c/o Blackstone Real Estate Advisors

345 Park Avenue

New York, New York 10154

Attention: William J. Stein and Judy Turchin

Facsimile No.: (212) 583-5712

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory J. Ressa and Erik G. Quarfordt

Facsimile No.: 212-455-2502

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Each Individual Borrower hereby appoints Nevada Property 1 LLC (the “Representative Borrower”) to serve as agent on behalf of all Individual Borrowers to receive any notices required to be delivered to any or all of Individual Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers. The Individual Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder in accordance with the Loan Documents. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to

Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (other than a Securitization) and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property and the IP Collateral), subject to the terms and provisions of Section 9.1.3 hereof; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental, gaming and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement (other than a Securitization); (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents (other than a Securitization); (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, the IP Collateral or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or the IP Collateral (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5 hereof, provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party; provided, further, that this Section 10.13(b) shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby (other than a Securitization) or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d) Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party; Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or its Affiliates shall be subject to the prior written approval of Lender in its sole discretion.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24 Intentionally Omitted.

Section 10.25 Certain Additional Rights of Lender. Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than two(2) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of Borrower and the operation of the Property and IP Collateral regarding such significant business activities and business and financial developments of Borrower as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice no more than four (4) times during any calendar year, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, guests or any Tenants, or other occupants of the Property.

The rights described above in this Section 10.25 may be exercised by Lender on behalf of any Person which Controls Lender.

Section 10.26 Discounted Payoff. (a) Notwithstanding anything to the contrary contained in this Agreement and without any obligation on the part of Borrower or any Mezzanine Borrower to make, or any Lender or Mezzanine Lender to accept a Discounted Payoff under this Loan Agreement or any Mezzanine Loan Agreement, as applicable, each Mezzanine Borrower shall be permitted to prepay at a discount all or any portion of the related Mezzanine Loan (each a “Discounted Payoff”); provided that, no Event of Default is continuing and, and provided further that the applicable Mezzanine Lender receiving such Discounted Payoff has consented to such prepayment. Notwithstanding anything to the contrary contained in this Agreement, any prepayments made by a Mezzanine Borrower in connection with a Discounted Payoff pursuant to Section 10.26 of the applicable Mezzanine Loan Agreement shall be applied solely to reduce the portion of the related Mezzanine Loan, as applicable, held by the Mezzanine Lender or participant in such Mezzanine Loan accepting such Discounted Payoff by an amount equal to the Face Amount of such Discounted Payoff. For purposes of calculating Debt Yield, any portion of a Mezzanine Loan deemed outstanding upon such Discounted Payoff shall be reduced by the Face Amounts retired in connection with such Discounted Payoff.

(b) Borrower acknowledges and agrees that any Discounted Payoff of any Mezzanine Loan shall in no event be characterized by Borrower as a purchase of an interest in the related Mezzanine Loan.

(c) Lender acknowledges that any intercreditor or co-lender arrangements among the Lender and/or the Mezzanine Lenders shall permit Discounted Payoffs of a portion of each Mezzanine Loan without requiring the consent of Lender, any other Mezzanine Lenders or any participants or holders of any other Mezzanine Loan.

Section 10.27 Use of Borrower Provided Information. Lender agrees that is shall use commercially reasonable efforts to use Provided Information solely for purposes of the ownership and sale of its interest in the Loan (including, without limitation, the administration of the Loan and any Securitization). Notwithstanding the foregoing, nothing in this Section 10.27 shall prevent any Lender from: (i) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 9.1 and Section 9.2 of this Agreement, (ii) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan, (iii) disclosing Provided Information subject to an instruction to comply with the provisions of this Section 10.27, to any prospective participant or other transferee of an interest in the Loan, (iv) disclosing Provided Information to its employees, directors, agents, attorneys, accountants, investors, potential investors, finance providers, tax consultants, tax preparers, financial consultants and other professional advisors or those of any of its affiliates, (v) disclosing Provided Information upon the request or demand of any Governmental Authority, (vi) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (vii) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (viii) disclosing or otherwise using any Provided Information that has been publicly disclosed, or (ix) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.28 Borrower Affiliate Lender. Lender agrees that the Lender Documents shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning (a) the beneficial interests in the Loan as may be evidenced by any single or multi-class non-voting Securities in respect of any private or public securitization of the Loan or (b) any direct or indirect interests in any of the Mezzanine Loans (or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower), provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under the Loan and the Mezzanine Loans including, without limitation, (i) restrictions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan or any Mezzanine Loan, (ii) restrictions on any such Affiliate’s approval and consent rights under any intercreditor agreement, (iii) restrictions on such Affiliate’s initiation of enforcement actions against equity collateral or such collection of default interest, late payment charges or other fees and expenses, (iv) restrictions on the making of protective advances, (v) restrictions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan or any Mezzanine Loan, against Lender, any Mezzanine Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Loan Documents, any Mezzanine Loan Documents, any intercreditor agreement or any applicable co-lender agreement and (vi) restrictions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lender and the Mezzanine Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lender and the Mezzanine Lenders, any of their respective co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan or the Mezzanine Loans, other than in its capacity as Borrower or a Mezzanine Borrower to the extent discussions and negotiations are being conducted with Borrower or such Mezzanine Borrower (as distinct from internal discussions and negotiations among the various creditors).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

NEVADA PROPERTY 1 LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director, Vice President, Treasurer and Secretary

NEVADA RESTAURANT VENTURE 1 LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director, Vice President, Treasurer and Secretary

NEVADA RETAIL VENTURE 1 LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director, Vice President, Treasurer and Secretary

TCOLV PROPCO LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director, Vice President, Treasurer and Secretary

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Joseph E. Geoghan
Name:	Joseph E. Geoghan
Title:	Managing Director

EXHIBIT A

(OUTPARCELS)

Floors 47, 48, 49, or 50 of that condominium established pursuant to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas East Tower, by Nevada Property 1 LLC, dated January 10, 2011 and recorded January 13, 2011 as Instrument No. 201101130002555 of Official Records, as assigned pursuant to that certain Assignment and Assumption of Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas East Tower, by and among Operating Borrower, as assignor, and Propco Borrower, as assignee, dated as of the date hereof.

EXHIBIT A-1

EXHIBIT B-1

(U.S. TAX COMPLIANCE CERTIFICATE)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of December 19, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMorgan Chase Bank, National Association, as Lender, and TCOLV PROPCO LLC, NEVADA PROPERTY 1 LLC, NEVADA RESTAURANT VENTURE 1 LLC and NEVADA RETAIL VENTURE 1 LLC, collectively, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the

United States of America

By:
Name:
Title:

Exhibit B-1-1

EXHIBIT B-2

(U.S. TAX COMPLIANCE CERTIFICATE)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of December 19, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between JPMorgan Chase Bank, National Association, as Lender, and TCOLV PROPCO LLC, NEVADA PROPERTY 1 LLC, NEVADA RESTAURANT VENTURE 1 LLC and NEVADA RETAIL VENTURE 1 LLC, collectively, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the

United States of America

By:
Name:
Title:

Exhibit B-2

EXHIBIT B-3

(U.S. TAX COMPLIANCE CERTIFICATE)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of December 19, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMorgan Chase Bank, National Association, as Lender, and TCOLV PROPCO LLC, NEVADA PROPERTY 1 LLC, NEVADA RESTAURANT VENTURE 1 LLC and NEVADA RETAIL VENTURE 1 LLC, collectively, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the

United States of America

By:
Name:
Title:

Exhibit B-3-1

EXHIBIT B-4

(U.S. TAX COMPLIANCE CERTIFICATE)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of December 19, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMorgan Chase Bank, National Association, as Lender, and TCOLV PROPCO LLC, NEVADA PROPERTY 1 LLC, NEVADA RESTAURANT VENTURE 1 LLC and NEVADA RETAIL VENTURE 1 LLC, collectively, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower (or, if Borrower is a disregarded entity, of Borrower’s sole beneficial owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

a banking association chartered under the laws of the

United States of America

By:
Name:
Title

EXHIBIT B-4

EXHIBIT D

(FORM OF RESIGNATION OF CONDOMINIUM BOARD)

Dated:             , 20

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Joseph E. Geoghan

Facsimile No.: (212) 834-6029

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Nancy Alto

Facsimile No.: (917) 546-2564

Re: The Cosmopolitan of Las Vegas [East/West] Tower Unit Owners Association (the “Association”), which Association was established pursuant to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas [East/West] Tower (the “Condominium”), dated January 10, 2011 and recorded on January 13, 2011 as Instrument No. [201101130002555/201101130002556] of Official Records (the “Declaration”). All capitalized terms not defined herein shall have the meaning set forth in the Declaration.

Ladies and Gentlemen:

The undersigned, being the members of the Board appointed by the Condominium unit owners hereby each tenders his or her resignation from the Board. Such resignations may not be rescinded or revoked by the undersigned so long as JPMorgan Chase Bank, National Association (together with its successors and assigns, “Lender”), is the beneficiary of the Mortgage (as defined in that certain Loan Agreement) dated as of December     , 2014 (as amended, assigned, restated, modified or supplemented, the “Loan Agreement”) among TCOLV PROPCO LLC, Nevada Property 1 LLC, Nevada Restaurant Venture 1 LLC and Nevada Retail Venture 1 LLC, each a Delaware limited liability company as borrower, (individually or collectively, as the context may require, as “Borrower”) and Lender, encumbering the Condominium (or, in the alternative, a custodian is holding the Mortgage encumbering the Condominium for the benefit of Lender). This resignation shall be returned to you upon payment in full of all principal, interest and other sums owing pursuant to the Loan Agreement. Such resignation shall be effective upon your acceptance thereof, without notice to the undersigned, which acceptance may be made at any time during the existence of a monetary Event of Default (as defined in the Loan Agreement) or other material Event of Default under the Loan Agreement, but not otherwise. In

EXHIBIT D-0

the event Lender has accepted such resignation and thereafter such monetary Event of Default or other material Event of Default is cured in accordance with the Loan Agreement and the Loan (as defined in the Loan Agreement) has not been accelerated, the undersigned members of the Board shall be reinstated.

This instrument may be executed in more than one counterpart, and, as so executed, shall constitute one instrument.

[Signature Page Follows]

EXHIBIT D-1

        Sincerely,

Name:

This is to certify that this conditional resignation was executed in my presence on the date hereof by                      whose signature appears above in the capacity indicated.

Notary Public

EXHIBIT D-2